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As filed with the Securities and Exchange Commission on July 22, 2003

Registration No. 333-[    •    ]

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

WELLS FARGO & COMPANY
(Exact name of registrant as specified in charter)

Delaware	6712	41-0449260
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

420 Montgomery Street
San Francisco, California 94163
(800) 411-4932
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Stanley S. Stroup
Executive Vice President and General Counsel
Wells Fargo & Company
420 Montgomery Street
San Francisco, California 94163
415-396-6019
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

Copies to:

Robert J. Kaukol Wells Fargo & Company MAC C7300-126 1740 Broadway Denver, Colorado 80274 (303) 863-2731	Glen P. Garrison, Esq. Thomas A. Sterken, Esq. Keller Rohrback L.L.P. 1201 Third Avenue, Suite 3200 Seattle, Washington 98101-3052 (206) 623-1900

        Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

CALCULATION OF REGISTRATION FEE

Title Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount Of Registration Fee(3)

Common Stock, $1 2/3 Par Value	15,120,000	N/A	$649,629,915	$52,555.06

(1)
Represents the maximum number of shares of common stock estimated to be issuable by the registrant in the transaction described herein. Pursuant to Rule 416, this registration statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)
Based on the market value of the maximum number of shares of common stock of Pacific Northwest Bancorp ("Pacific") estimated to be received by the registrant in the transaction described herein, based on the average of the high and low sale prices of Pacific common stock as reported on the Nasdaq National Market on July 17, 2003.

(3)
Based on .0000809 of the proposed maximum aggregate offering price.

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement-prospectus is not complete and may change. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary proxy statement-prospectus is not an offer to sell and it is not solciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Copy—Subject to Completion, dated July 22, 2003

Merger Proposal—Your Vote is Very Important

Dear Pacific shareholder:

        On May 19, 2003, we entered into an agreement with Wells Fargo & Company for the merger of Pacific Northwest Bancorp with a Wells Fargo subsidiary. In the merger, Wells Fargo will acquire Pacific. We are asking Pacific shareholders to approve the merger agreement at a special meeting of shareholders to be held:

[    •    ], 2003
[    •    ], local time
[    •    ]
Seattle, Washington

        If the merger is completed, Pacific shareholders will receive $35 in value of Wells Fargo common stock for each share of Pacific common stock they own, based on the average closing price of Wells Fargo common stock for the 20-trading day period immediately before the special meeting of shareholders. On May 16, 2003, the last trading day before announcement of the proposed merger, Pacific common stock closed on the Nasdaq National Market at $29.18 a share.

        The share exchange ratio will determine the number of Wells Fargo shares you will receive in the merger. We will calculate the share exchange ratio by dividing $35 by the average closing price of Wells Fargo common stock for the 20-trading day period immediately before the special meeting of shareholders. If the total number of Wells Fargo shares you are to receive in the merger does not equal a whole number, you will receive cash instead of the partial Wells Fargo share.

        Wells Fargo common stock trades on the New York and Chicago Stock Exchanges under the symbol "WFC." On [    •    ], 2003, Wells Fargo common stock closed on the NYSE at $[    •    ] a share. The price of Wells Fargo common stock fluctuates, and we cannot predict the price at which the stock will trade before or after the special meeting of shareholders.

        We expect the exchange of Wells Fargo shares for Pacific shares to be generally tax free to Pacific shareholders for U.S. federal income tax purposes, except for cash received instead of partial Wells Fargo shares.

        If the merger is completed, Pacific shareholders will own approximately 1% of the outstanding common stock of Wells Fargo.

        This proxy statement-prospectus provides important information about the proposed merger. Please read it, including the appendices, carefully and completely.

        Before deciding how to vote, you should consider the "Risk Factors" beginning on page [    •    ] of this proxy statement-prospectus.

        We cannot complete the merger unless the holders of at least two-thirds of the outstanding shares of Pacific common stock approve the merger agreement. As a result, your vote is very important. Whether or not you plan to attend the special meeting, please vote promptly by internet, telephone or returning your signed proxy card in the enclosed return envelope. This will ensure your vote is received. You can still vote in person at the meeting even if you have previously voted by proxy. Not voting, or submitting your proxy but abstaining from voting, will have the same effect as voting against the merger agreement.

        No vote of Wells Fargo stockholders is required to complete the merger.

        Your board of directors believes the merger agreement and the merger are fair and in the best interests of Pacific shareholders and has adopted the merger agreement and unanimously recommends that Pacific shareholders vote "FOR" approval of the merger agreement.

        Sincerely,

        [specimen signature]

  Patrick M. Fahey
  Chairman and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This proxy statement-prospectus is dated [    •    ], 2003
and was first mailed to Pacific shareholders on or about [    •    ], 2003.

REFERENCES TO ADDITIONAL INFORMATION

        This proxy statement-prospectus incorporates important business and financial information about Wells Fargo and Pacific from other documents that are not included in or delivered with this proxy statement-prospectus. This information is available to you without charge upon your written or oral request from the appropriate company:

Wells Fargo & Company MAC N9305-173 Sixth and Marquette Minneapolis, Minnesota 55479 Attn: Laurel Holschuh, Corporate Secretary (612) 667-8655	Pacific Northwest Bancorp 1111 Third Avenue, Suite 250 Seattle, Washington 98101 Attn: Cynthia Mason, Corporate Secretary (360) 279-4516

        To obtain information in time for the special meeting of shareholders, your request should be received by [    •    ], 2003.

        See "Where You Can Find More Information" on page [    •    ] of this proxy statement-prospectus.

VOTING BY INTERNET, TELPHONE OR MAIL

        If you are a shareholder of record, you can vote your shares in person at the special meeting of shareholders. You can also vote by proxy by:

  •
  internet, by going to the website listed on the enclosed proxy card;

  •
  telephone, by calling the toll-free number listed on the enclosed proxy card; or

  •
  mail, by signing and dating the enclosed proxy card, marking your vote and returning the proxy card in the prepaid envelope which accompanied the proxy card.

        If your shares are voted by proxy, your shares will be voted as you instruct. If you vote by returning your signed proxy card, but do not give any voting instructions on your proxy card, your shares will be voted by the persons named in the proxy card "FOR" the proposal to approve the merger agreement.

        If you hold shares through a bank, broker, custodian or other recordholder, refer to your proxy card or the information forwarded to you by the recordholder for instructions on how to vote those shares.

        If you are a shareholder of record, you can revoke your proxy any time before it is voted. See "Information About the Special Meeting of Shareholders—Voting and Revocation of Proxies" on page [    •    ] of this proxy statement-prospectus. If your shares are held through a bank, broker, custodian or other recordholder, please check with the recordholder to determine how to revoke your proxy.

PACIFIC NORTHWEST BANCORP

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

Time and Date	[•], local time, on [•], 2003
Place	[•] [•] Seattle, Washington
Purpose	1. To vote on a proposal to approve the agreement and plan of reorganization, dated as of May 19, 2003, between Pacific Northwest Bancorp and Wells Fargo & Company, including the form of related agreement and plan of merger to be entered into between Pacific and Wells Fargo PNWB Merger Co., a newly formed wholly owned subsidiary of Wells Fargo, pursuant to which Wells Fargo PNWB Merger Co. will merge with and into Pacific. A copy of the agreement and plan of reorganization is included as Appendix A in the accompanying proxy statement-prospectus, and includes the form of agreement and plan of merger as Exhibit A.
2. To act on any other matters that may properly come before the meeting.
Record Date	The record date for the special meeting is [•], 2003. You can vote at the special meeting if you were a Pacific shareholder of record as of the close of business on that date.
Voting by Proxy	You can vote your shares by internet, telephone or mail. To vote by internet or telephone, follow the instructions on the proxy card provided to you. To vote by mail, complete the enclosed proxy card, sign and date it and return it in the prepaid envelope which accompanied the proxy card.
Board Recommendation	Your board of directors has determined that the merger agreement and the merger are fair and in the best interests of Pacific shareholders and has adopted the merger agreement and unanimously recommends that Pacific shareholders vote "FOR" approval of the merger agreement.
Dissenters' Rights	Pacific shareholders have the right to dissent from the merger and obtain the fair value of their Pacific shares under Washington law. A copy of the applicable Washington statutory provisions regarding dissenters' rights is included in this proxy statement-prospectus as Appendix C. See "The Proposed Merger—Dissenters' Rights" beginning on page [•] of this proxy statement-prospectus.
By Order of the Board of Directors,
[specimen signature]
Cynthia Mason Secretary

[    •    ], 2003

Your vote is important, so please act today!

        The merger cannot be completed unless the merger agreement is approved by the holders of at least two-thirds of the shares of Pacific common stock outstanding at the record date for the special meeting of shareholders. No matter how many shares you own, please promptly mark, date, sign and return your proxy card, or follow the internet or telephone voting instructions on the proxy card, so that your shares are voted. Your prompt action will aid Pacific in reducing the expense of proxy solicitation.

QUESTIONS AND ANSWERS
ABOUT VOTING AT THE SPECIAL MEETING

Q:
What do I need to do now?

A:
First, carefully read this proxy statement-prospectus in its entirety. Then, as soon as possible, mail your signed proxy card in the enclosed return envelope, or vote your proxy by internet or telephone following the instructions on the proxy card, so that your shares are represented at the meeting. To ensure your vote is received, please vote by proxy even if you plan to attend the meeting in person.

Q:
Why is my vote important?

A:
You are being asked to approve the merger agreement and thereby authorize the proposed merger. The merger agreement must be approved by the holders of at least two-thirds of the Pacific shares outstanding at the record date for the special meeting of shareholders. If you do not vote in person or submit your proxy, it will be more difficult for Pacific to obtain the necessary quorum to hold the special meeting. Also, your failure to vote in person or by proxy will have the same effect as a vote against approval of the merger agreement.

Q:
Can I vote in person?

A:
Yes. If you were a Pacific shareholder of record as of [    •    ], 2003, you can attend the special meeting and vote your shares in person.

Q:
What happens if I return my proxy but do not indicate how to vote my shares?

A:
If you sign and return your proxy card, but do not provide any instructions on how to vote your shares, your shares will be voted "FOR" approval of the merger agreement.

Q:
If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:
No. If your shares are held in "street name" by your broker and you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote them on the merger proposal. You should therefore instruct your broker how to vote your shares. Please check the voting form used by your broker to see if it offers internet or telephone voting.

  If you fail to instruct your broker how to vote your shares, you will, in effect, be voting against the merger.

Q:
How do I vote my shares held in the Pacific ESOP/MPP Plan or in the Pacific 401(k) Plan?

A:
If you hold Pacific shares in either the Pacific ESOP/MPP Plan or the Pacific 401(k) Plan, you will receive a voting instruction form covering your plan shares. If you fail to properly instruct the plan trustee how to vote your plan shares, the trustee will vote your shares in the same proportion as the plan shares of other participants for which voting instructions have been received.

Q:
What does it mean if I receive more than one set of materials?

A:
It means you own shares of Pacific that are registered under different names. For example, you might own shares directly as a shareholder of record and other shares through a broker. In these situations you will receive multiple sets of proxy materials. Please vote, sign and return all of the proxy cards or follow the instructions for alternative voting procedures on each of the proxy cards you receive to vote all shares you own. If you vote by mail, please return each proxy card in the return envelope which accompanied that proxy card.

Q:
Can I revoke my proxy and change my vote?

A:
Yes. If you are a shareholder of record (that is, you do not hold your shares through a bank, broker, custodian or other recordholder), you can revoke your signed proxy at any time before it is voted—either by signing and timely returning a proxy card

i

  with a later date, by attending the special meeting in person and voting your shares by ballot at the meeting, or by sending a written notice of revocation to Pacific's corporate secretary. If you have voted your shares by internet or by telephone, you can revoke your prior internet or telephone vote by timely recording a different vote, or by signing and timely returning a proxy card dated as of a date later than your last internet or telephone vote.

  If you voted your shares through a bank, broker, custodian or other recordholder, you must follow the directions you receive from the recordholder to change your vote.

Q:
Who can vote at the special meeting?

A:
Shareholders of record at the close of business on [    •    ], 2003, can vote at the special meeting of shareholders.

Q:
Should I send in my stock certificates now?

A:
No. After we complete the merger, Wells Fargo will send instructions to you explaining how to exchange your Pacific shares for a certificate or direct registration statement for your Wells Fargo shares.

Q:
Who can answer any questions I may have about the special meeting or the proposed merger?

A:
You can call Bette J. Floray, Pacific's chief financial officer, or Eric D. Jensen, Pacific's chief accounting officer, at (206) 624-0600.

TABLE OF CONTENTS

SUMMARY
The Proposed Merger
The Companies
What Pacific Shareholders Will Receive in the Merger
Impact of Merger on Dividends
Merger Generally Tax Free to Pacific Shareholders
Pacific's Board Recommends Approval of the Merger
Reasons of Pacific for the Merger
Pacific's Financial Advisor Believes the Merger is Fair
Additional Merger Benefits to Pacific's Management
Dissenters' Rights
Surrender of Pacific Shares
Restrictions on the Ability to Sell Wells Fargo Shares Received in the Merger
Pacific Special Meeting
Vote Required to Approve Merger
Regulatory Approval Required
Other Conditions to Completing the Merger
Termination of the Merger Agreement
Termination Fee
Effect of Merger on Rights of Pacific Shareholders
Wells Fargo Will Control Pacific After the Merger
Treatment of Pacific Stock Options and Warrants
The Merger is Expected to be Completed by the Fourth Quarter of 2003
Market Prices
Listing of Wells Fargo Shares
Wells Fargo to Use Purchase Accounting
Selected Financial Data and Market Price Information
Comparative Per Common Share Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
INFORMATION ABOUT THE SPECIAL MEETING OF SHAREHOLDERS
Matters Relating to the Special Meeting
Voting and Revocation of Proxies
Solicitation of Proxies
Voting by Participants in the Pacific ESOP/MPP Plan
Voting by Participants in the Pacific 401(k) Plan

THE PROPOSED MERGER
General
Background of the Merger
Reasons of Pacific for the Merger
Reasons of Wells Fargo for the Merger
Opinion of Pacific's Financial Advisor
Additional Interests of Pacific Management
Material U.S. Federal Income Tax Consequences of the Merger
Dissenters' Rights
Regulatory Approvals
Employee Benefit Plans
Exchange of Certificates
Sale of Wells Fargo Common Stock Issued in the Merger
Stock Exchange Listing
Accounting Treatment
THE MERGER AGREEMENT
General
Closing Matters
Consideration to be Received in the Merger; Treatment of Stock Options and Warrants
Representations and Warranties
Covenants
Conditions to the Merger
Termination of the Merger Agreement
Waiver and Amendment
Expenses
THE COMPANIES
Wells Fargo
Pacific
VOTING SECURITIES OF PACIFIC AND PRINCIPAL HOLDERS
WELLS FARGO CAPITAL STOCK
General
Restrictions on Payment of Dividends
Restrictions on Ownership of Wells Fargo Common Stock
Anti-takeover Provisions in the Restated Certificate of Incorporation and Bylaws
Preferred Stock

COMPARISON OF STOCKHOLDER RIGHTS
Authorized Capital Stock
Board of Directors
Classes of Directors
Removal of Directors
Nomination of Directors and Submission of Stockholder Proposals
Calling Special Meetings of Stockholders
Stockholder Action Without a Meeting
Anti-Takeover Statutes
Stockholder Vote Required for Mergers, Sales of Assets and Other Transactions
Consideration of Other Constituencies
Transactions with Officers and Directors
Dividends
Dissenters' Rights
Indemnification
Limitations on Directors' Liability
Amendment of Articles of Incorporation or Certificate of Incorporation
Amendment of Bylaws
EXPERTS
LEGAL OPINIONS
FUTURE PACIFIC SHAREHOLDER PROPOSALS
OTHER MATTERS
WHERE YOU CAN FIND MORE INFORMATION
Registration Statement
Pacific and Wells Fargo SEC Filings
Documents Incorporated by Reference
Documents Available Without Charge
APPENDIX A	Agreement and Plan of Reorganization (including as Exhibit A the form of related Agreement and Plan of Merger)
APPENDIX B	Opinion of Keefe, Bruyette & Woods, Inc.
APPENDIX C	Chapter 13 of the Washington Business Corporation Act (Dissenters' Rights)

v

SUMMARY

        This summary highlights selected information from this proxy statement-prospectus and might not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement-prospectus and the documents to which it refers you. See "Where You Can Find More Information" on page [    •    ] of this proxy statement-prospectus.

The Proposed Merger (see page [    •    ])

        In the proposed merger, a wholly owned subsidiary of Wells Fargo, formed for the purpose of the merger, will merge with and into Pacific. Pacific will survive the merger and become a wholly owned subsidiary of Wells Fargo. Pacific shareholders will receive shares of Wells Fargo common stock for their shares of Pacific common stock. See "What Pacific Shareholders Will Receive in the Merger" below.

        The merger agreement between Wells Fargo and Pacific governs the merger. A copy of the merger agreement is included in this proxy statement-prospectus as Appendix A and is incorporated by reference into this proxy statement-prospectus. All descriptions in this Summary and elsewhere in this proxy statement-prospectus of the terms and conditions of the merger are qualified by reference to the merger agreement.

The Companies (see pages [    •    ] and [    •    ])

Wells Fargo & Company 420 Montgomery Street San Francisco, California 94163 (800) 411-4932	Wells Fargo & Company is a Delaware corporation registered as a financial and bank holding company under the Bank Holding Company Act of 1956. Wells Fargo subsidiaries provide banking, insurance, investments, mortgage and consumer finance through stores, the internet and other distribution channels throughout North America and elsewhere internationally.
At March 31, 2003, Wells Fargo had assets of $370 billion, loans of $206 billion, deposits of $236 billion and stockholders' equity of $31 billion.
Wells Fargo common stock trades on the New York and Chicago Stock Exchanges under the symbol "WFC."
Pacific Northwest Bancorp 1111 Third Avenue, Suite 250 Seattle, Washington 98101 (206) 624-9761
Pacific Northwest Bancorp is a Washington corporation registered as a bank holding company under the Bank Holding Company Act. Pacific's primary operating subsidiary, Pacific Northwest Bank, offers a full range of financial services to commercial and individual customers through 58 financial centers located in the Pacific Northwest, including deposit, loan, mortgage, investment and insurance services.
At March 31, 2003, Pacific had assets of $3.1 billion, loans of $2.0 billion, deposits of $2.1 billion and shareholders' equity of $266 million.
Pacific common stock trades on the Nasdaq National Market under the symbol "PNWB."

What Pacific Shareholders Will Receive in the Merger (see page [    •    ])

        Wells Fargo Shares.    In the merger, each share of Pacific common stock outstanding immediately before the merger (other than shares as to which dissenters' rights have been exercised) will be converted into the right to receive the number of shares (or fraction of a share) of Wells Fargo common stock determined by dividing $35 by the average of the closing prices of a share of Wells Fargo common stock on the New York Stock Exchange only (as reported by Bloomberg LP) for the 20 consecutive trading days ending on the day immediately before the special meeting of Pacific shareholders, rounded to the nearest ten-thousandth. In this proxy statement-prospectus we sometimes refer to this average as the "Wells Fargo measurement price."

        Cash Instead of Partial Wells Fargo Shares.    If the total number of Wells Fargo shares you are to receive in the merger does not equal a whole number, you will receive cash instead of the partial share. The amount of cash will equal the partial share amount multiplied by the average of the closing prices of Wells Fargo common stock on the New York Stock Exchange only (as reported by Bloomberg LP) for the five consecutive trading days ending the day immediately before the special meeting.

Example

        The following table shows, based on five different assumed Wells Fargo measurement prices:

  (1)
  how many full shares of Wells Fargo common stock you would receive if you owned 1,000 shares of Pacific common stock at the time of the merger; and

  (2)
  the amount of cash you would receive instead of any partial Wells Fargo share if the average of the closing prices of Wells Fargo common stock on the New York Stock Exchange for the five consecutive trading days ending the day immediately before the special meeting were the same as the assumed Wells Fargo measurement price.

        In each case the share exchange ratio is determined by dividing $35 by the assumed Wells Fargo measurement price and the cash instead of partial Wells Fargo share is determined by multiplying the partial share amount by the Wells Fargo measurement price. The actual measurement price—and thus the actual share exchange ratio—will not be known until immediately before the special meeting.

Wells Fargo Measurement Price	Share Exchange Ratio	Full Wells Fargo Shares for 1,000 Pacific Shares	Partial Wells Fargo Share	Cash Instead of Partial Wells Fargo Share
$45.00	0.7778	777	0.8	$36.00
47.50	0.7368	736	0.8	38.00
50.00	0.7000	700	—	35.00
52.50	0.6667	666	0.7	36.75
55.00	0.6364	636	0.4	22.00

Impact of Merger on Dividends (see page [    •    ])

        The following table shows the cash dividends per share of Wells Fargo common stock and per share of Pacific common stock for the periods shown. The table also shows the value of the Wells Fargo dividend as if each Pacific share had been exchanged for 0.7 of a Wells Fargo share. This is the share exchange ratio that would result if the Wells Fargo measurement price were $50. See "What Pacific Shareholders will Receive in the Merger" above. The actual Wells Fargo measurement price—

and thus the actual share exchange ratio—will not be known until immediately before the special meeting of Pacific shareholders.

Quarter Ended	Wells Fargo Common Stock	Pacific Common Stock	Pacific Common Stock per Share Equivalent
June 30, 2002	$0.28	$0.14	$0.196
September 30, 2002	0.28	0.14	0.196
December 31, 2002	0.30	0.14	0.210
March 31, 2003	0.30	0.14	0.210

        The amount and timing of future dividends, if any, on Wells Fargo common stock will depend on the earnings, cash requirements and financial condition of Wells Fargo and its subsidiaries, government regulations and other factors deemed relevant by Wells Fargo's board of directors.

Merger Generally Tax Free to Pacific Shareholders (see page [    •    ])

        Holders of Pacific common stock generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange in the merger of their Pacific shares for full Wells Fargo shares. They will be taxed on the cash they receive instead of partial Wells Fargo shares.

        The U.S. federal income tax treatment described above might not apply to every Pacific shareholder, including the types of holders identified on page [    •    ] of this proxy statement-prospectus. The tax consequences to Pacific shareholders will depend on their own specific situations. As a result, you should consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

Pacific's Board Recommends Approval of the Merger (see page [    •    ])

        Pacific's board of directors believes that the merger agreement and the merger are fair and in the best interests of Pacific shareholders and has adopted the merger agreement and unanimously recommends that Pacific shareholders vote "FOR" approval of the merger agreement.

Reasons of Pacific for the Merger (see page [    •    ])

        In reaching its determination to approve the merger agreement, the Pacific board of directors consulted with Pacific's management and Pacific's financial and legal advisors, and considered a number of factors including:

  •
  the value to be received by holders of Pacific common stock pursuant to the merger agreement;

  •
  the Pacific board's knowledge of Pacific's business, operations, financial condition, earnings, asset quality and prospects;

  •
  the historical stock price performance and liquidity of both Pacific and Wells Fargo common stock;

  •
  the potential for Wells Fargo stock price appreciation;

  •
  the financial and growth prospects for Pacific and its shareholders of a business combination with Wells Fargo as compared to continuing to operate as a stand-alone entity or in combination with other financial institutions;

  •
  the opportunity to merge with a leading financial institution and work within a combined company that will have significantly greater financial strength and earnings power than Pacific would have on its own, as well as the added resources necessary to establish leadership positions in key business lines in the Pacific Northwest, including commercial and corporate lending and investment products;

  •
  the opinion of Pacific's financial advisor that the merger consideration was fair to the holders of Pacific common stock from a financial point of view;

  •
  the benefits to Pacific and its customers of operating as part of a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

  •
  the expected increase over Pacific's current dividend yield;

  •
  the current and prospective economic and competitive environment facing the financial services industry generally, and Pacific in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Pacific;

  •
  the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competitive conditions;

  •
  the expected impact of the merger on the constituencies served by Pacific, including its customers, employees and communities;

  •
  the fact that Wells Fargo has agreed to employ Patrick M. Fahey and David H. Straus, presently Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively, of Pacific, as Chairman of Washington Regional Banking and President-Business Banking, respectively, of Wells Fargo Bank Northwest, N.A., which together with Wells Fargo's retention of several other executive officers of Pacific is expected to provide a degree of continuity and involvement by Pacific constituencies following the merger, in furtherance of the interests of Pacific's shareholders, customers, employees and communities; and

  •
  the employee and severance benefits to be provided to Pacific employees and career opportunities in a larger organization.

Additional factors are discussed under the heading "The Merger—Reasons of Pacific for the Merger" beginning on page [    •    ] of this proxy statement-prospectus.

Pacific's Financial Advisor Believes the Merger is Fair (page see [    •    ])

        Pacific's financial advisor for the merger is Keefe, Bruyette & Woods, Inc., or "KBW." KBW has given an opinion to the board of directors of Pacific that the consideration to be received by Pacific shareholders pursuant to the merger is fair from a financial point of view. A copy of the fairness opinion is included in this proxy statement-prospectus as Appendix B. Please read the opinion for the assumptions made, matters considered and the limitations of the review undertaken by KBW in giving the opinion.

        Pacific has agreed to pay KBW a fee for its services of .70% of the market value of all consideration paid by Wells Fargo to Pacific shareholders (for a total fee of approximately $4,320,000 based on the transaction's value on May 19, 2003, the date the proposed merger was publicly announced).

        KBW's opinion is not a recommendation to Pacific shareholders on how to vote on the proposal to approve the merger agreement.

Additional Merger Benefits to Pacific's Management (see page [    •    ])

        When Pacific shareholders consider their board of directors' recommendation to approve the merger agreement and thereby approve the merger, they should be aware that Pacific's directors and executive officers might have interests in the merger that are different from, or in addition to, shareholders' interests generally. These interests arise from, among other things:

  •
  the potential receipt by several executive officers of severance, termination and change of control payments and bonuses pursuant to their agreements with Pacific:

  •
  the execution of employment agreements between Wells Fargo and several executive officers of Pacific;

  •
  stock options and warrants held by Pacific's directors and officers, as well as other employees of Pacific, will be converted into options to acquire Wells Fargo common stock; and

  •
  Wells Fargo will indemnify and maintain directors and officers liability insurance covering Pacific's directors and officers for a period of three years following the merger.

        Pacific's board of directors was aware of these interests and considered them when it adopted the merger agreement.

Dissenters' Rights (see page [    •    ])

        Pacific shareholders have the right under Washington law to dissent from the merger, obtain an appraisal of the fair value of their Pacific shares and receive cash equal to the appraised fair value of their Pacific shares instead of receiving the merger consideration. To exercise dissenters' rights, among other things, a Pacific shareholder must (a) notify Pacific of the shareholder's intent to demand payment for the shareholder's shares, and (b) not vote in favor of the merger agreement. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Pacific common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder's statutory dissenters' rights.

        A shareholder electing to dissent from the merger must strictly comply with all procedures required under Washington law. These procedures are described more fully beginning on page [    •    ] of this proxy statement-prospectus, and a copy of the relevant Washington statutory provisions regarding dissenters' rights is included in this proxy statement-prospectus as Appendix C.

Surrender of Pacific Shares (see page [    •    ])

        To receive certificates or direct registration statements for your shares of Wells Fargo common stock, you will need to surrender your Pacific share certificates. If the merger is completed, Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates. Please do not send in your certificates until you receive these instructions.

Restrictions on the Ability to Sell Wells Fargo Shares Received in the Merger (see page [    •    ])

        Unless you are considered to be an affiliate of Pacific under federal securities laws, the Wells Fargo shares you receive in the merger will be freely transferable. If you are considered to be an affiliate, you can sell the Wells Fargo shares you receive in the merger only pursuant to a registration statement or an exemption from registration under the Securities Act of 1933 or as permitted under the rules of that Act (including Rule 145). Generally, you are considered an affiliate if you are an officer, director or 10% shareholder of Pacific. As a practical matter, the rules of the Securities Act would generally permit an affiliate to sell the Wells Fargo shares received in the merger if the shares are sold through a broker or dealer. This proxy statement-prospectus does not cover resales of Wells Fargo common stock received in the merger by affiliates of Pacific.

Pacific Special Meeting (see page [    •    ])

        Pacific will hold the special meeting of shareholders at [    •    ], local time, on [    •    ], 2003, at [    •    ], Seattle, Washington. You can vote at the special meeting if you owned Pacific common stock at the close of business on [    •    ], 2003, the record date for the meeting. At the meeting you will be asked to vote on a proposal to approve the merger agreement and on any other matters as may properly come before the meeting or any adjournment of the meeting.

Vote Required to Approve Merger (see page [    •    ])

        To complete the merger, the holders of at least two-thirds of the shares of Pacific common stock outstanding at the record date must approve the merger agreement. No vote of Wells Fargo stockholders is required to complete the merger.

        At the record date:

  •
  there were [    •    ] shares of Pacific common stock issued and outstanding and entitled to vote at the special meeting.

  •
  Pacific's directors and executive officers and their affiliates beneficially owned a total of [    •    ] shares of Pacific common stock (excluding shares issuable upon exercise of outstanding options and warrants), representing approximately [    •    ]% of the shares of Pacific common stock outstanding. The directors of Pacific have agreed, and to Pacific's knowledge the executive officers of Pacific and their affiliates intend, to vote their shares "FOR" approval of the merger agreement.

  •
  Wells Fargo and its subsidiaries beneficially owned in fiduciary or advisor capacities less than [    •    ]% of the outstanding shares of Pacific common stock. [Wells Fargo directors and executive officers and their affiliates owned less than [    •    ]% of the outstanding shares of Pacific common stock.]

Regulatory Approval Required (see page [    •    ])

        The Board of Governors of the Federal Reserve System must approve the merger before the merger can be completed. On June 23, 2003, Wells Fargo filed an application with the Federal Reserve Board requesting approval of the merger. The Federal Reserve Board could require that, as a condition to its approval of the merger, Pacific and Wells Fargo agree to divest one or more Pacific bank branches. Wells Fargo can elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo.

        The Washington Department of Financial Institutions must be notified at least 30 days prior to the completion of the merger and provided with a copy of the application to the Federal Reserve Board and certain other information, as a result of the change of control of Pacific's banking subsidiary, Pacific Northwest Bank. The Department of Financial Institutions may disapprove a change of control of a state bank within 30 days of the filing of a complete application (or an extended period not exceeding an additional 15 days) if it determines that the transaction is not in the public interest and for other reasons specified under Washington law.

Other Conditions to Completing the Merger (see page [    •    ])

        In addition to shareholder and regulatory approval, a number of other conditions must be met before the merger can be completed. These conditions include:

  •
  receipt by Pacific of an opinion of counsel that the merger will constitute a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code;

  •
  receipt by Pacific and its board of directors of an opinion of its financial advisor for the merger, Keefe, Bruyette & Woods, Inc., that the consideration to be received by Pacific shareholders pursuant to the merger is fair from a financial point of view;

  •
  authorization for listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued to Pacific shareholders pursuant to the merger agreement;

  •
  absence of any court or governmental authority order prohibiting the merger;

  •
  accuracy in all material respects of the representations and warranties in the merger agreement;

  •
  compliance in all material respects with the covenants, agreements and conditions of the merger agreement;

  •
  absence since December 31, 2002, of any change or circumstance which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Pacific and its subsidiaries as a whole or Wells Fargo and its subsidiaries as a whole, other than those changes specifically allowed by the merger agreement;

  •
  resignation of each member of Pacific's board of directors; and

  •
  prepayment by Pacific of its obligations under certain consulting agreements between Pacific and/or Pacific Northwest Bank and any employee or former employee of Bank of the Northwest, and the termination of those agreements without further obligation to Pacific.

        Wells Fargo or Pacific can waive a condition it is entitled to assert as long as the law does not require the condition to be met.

Termination of the Merger Agreement (see page [    •    ])

        Wells Fargo and Pacific can mutually agree to terminate the merger agreement and abandon the merger at any time prior to completion of the merger, even if Pacific shareholders have voted to approve the merger agreement.

        Also, either company can terminate the merger agreement without the consent of the other if:

  •
  a court or other governmental authority prohibits the merger;

  •
  the merger is not completed by March 31, 2004, unless the failure to complete the merger on or before that date is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be performed or observed by that party; or

  •
  Pacific receives a competing acquisition or combination proposal that its board of directors determines in good faith to be a superior proposal to the proposed merger, except that Pacific cannot terminate the merger agreement under this provision unless it has not breached its covenant not to solicit a competing transaction and it pays Wells Fargo a termination fee of $30,000,000.

        Wells Fargo can terminate the merger agreement at any time before the merger is completed if:

  •
  Pacific's board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo, its approval or recommendation of the merger agreement;

  •
  after Pacific has either (a) entered into an agreement with a third party regarding the acquisition of, or a combination with, Pacific, or (b) received an acquisition or combination proposal from a third party, Pacific shareholders do not approve the merger agreement at the special meeting; or

  •
  the special meeting of Pacific shareholders is not held prior to December 15, 2003, as a result of the failure of Pacific's board of directors to call the meeting to vote on the merger agreement as required by the merger agreement.

Termination Fee (see page [    •    ])

        Pacific must pay Wells Fargo a termination fee of $30,000,000 if the merger agreement is terminated because Pacific receives a superior competing proposal and prior to termination or within 12 months after termination:

  •
  Pacific enters into an agreement with a third party for the sale or merger of Pacific or for a similar transaction, or a sale or merger of Pacific or similar transaction occurs; or

  •
  Pacific's board of directors approves or recommends the sale or merger of Pacific or a similar transaction, or publicly announces its intention to seek the sale or merger of Pacific or a similar transaction, or recommends that Pacific shareholders approve the sale or merger of Pacific or a similar transaction;

        Pacific must also pay a termination fee of $30,000,000 to Wells Fargo if Wells Fargo terminates the merger agreement because:

  •
  Pacific's board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of the merger agreement;

  •
  after Pacific has either (a) entered into an agreement with a third party regarding the acquisition of, or a combination with, Pacific, or (b) received an acquisition or combination proposal from a third party, Pacific shareholders do not approve the merger agreement at the special meeting; or

  •
  the special meeting of Pacific shareholders is not held prior to December 15, 2003, as a result of the failure to Pacific's board of directors to call the meeting to vote on the merger agreement as required by the merger agreement.

        Pacific agreed to pay a termination fee under the circumstances described above in order to induce Wells Fargo to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire Pacific.

Effect of Merger on Rights of Pacific Shareholders (see page [    •    ]).

        The rights of Pacific shareholders are governed by Washington law, as well as Pacific's restated articles of incorporation and bylaws. After completion of the merger, however, the rights of the former Pacific shareholders who receive Wells Fargo common stock in the merger will be governed by Delaware law, as well as Wells Fargo's restated certificate of incorporation and bylaws. Although Delaware law and Wells Fargo's restated certificate of incorporation and bylaws are similar in many ways to Washington law and Pacific's restated articles of incorporation and bylaws, there are some substantive and procedural differences that will affect the rights of Pacific shareholders.

Wells Fargo Will Control Pacific After the Merger (see page [    •    ])

        After the merger, Pacific will be a wholly owned subsidiary of Wells Fargo. Under the merger agreement, the directors of Pacific are required to resign effective at the time of the merger, and Wells Fargo will be able to elect or appoint all of the directors of Pacific.

Treatment of Pacific Stock Options and Warrants (see page [    •    ])

        At the time of the merger, each option or warrant to purchase Pacific common stock granted by Pacific (or assumed by Pacific in the case of acquired entities) that is then outstanding and unexercised will be converted automatically into an option to buy Wells Fargo shares, exercisable on the same terms that applied to the option or warrant to purchase Pacific common stock except:

  •
  the number of Wells Fargo shares subject to the Wells Fargo option will equal the number of Pacific shares subject to the Pacific option or warrant multiplied by the share exchange ratio, rounded down to the nearest share; and

  •
  the per share exercise price of the Wells Fargo option will equal the per share exercise price of the Pacific option divided by the share exchange ratio, rounded down to the nearest cent.

        Incentive stock options will be converted in a manner which is consistent with Section 424(a) of the Internal Revenue Code.

The Merger is Expected to be Completed by the Fourth Quarter of 2003

        The merger is expected to be completed in [    •    ] 2003, assuming all conditions to the merger have been satisfied, including receipt of all required shareholder and regulatory approvals. If all conditions to the merger have not been satisfied at that time, the merger will be completed as soon as practicable once all the conditions have been satisfied.

Market Prices

        The following table shows the closing prices of Wells Fargo common stock and Pacific common stock as of May 16, 2003, the last full trading day before public announcement of the proposed merger, and as of [    •    ], 2003, the most recent practicable date prior to the mailing of this proxy statement-prospectus. The table also shows the equivalent price per share of Pacific common stock as of those dates. The equivalent price per share of $35 is based on the merger consideration payable to Pacific shareholders under the merger agreement. Pursuant to the merger agreement, each share of Pacific common stock outstanding immediately before the merger (other than shares as to which dissenters' rights have been exercised) will be converted into the number of shares (or fraction of a share) of Wells Fargo common stock determining by dividing $35 by the average closing price of Wells Fargo common stock for the 20-trading day period immediately before the special meeting of shareholders. See "What Pacific Shareholders Will Receive in the Merger" on page [    •    ] of this proxy statement-prospectus.

Date	Wells Fargo Common Stock	Pacific Common Stock	Pacific Common Stock per Share Equivalent
May 16, 2003	$48.39	$29.18	$35.00
[•], 2003	[•]	[•]	$35.00

        The market price of Wells Fargo common stock will fluctuate before and after the merger. You should obtain current market quotations for Wells Fargo common stock.

Listing of Wells Fargo Shares (page [    •    ])

        The Wells Fargo shares to be issued in the merger will be listed on the New York and Chicago Stock Exchanges.

Wells Fargo to Use Purchase Accounting (page [    •    ])

        Wells Fargo will account for the merger under the purchase method of accounting for business combinations under accounting principles generally accepted in the United States of America.

Selected Financial Data and Market Price Information

        The following selected financial information is to aid you in your analysis of the financial aspects of the merger. The annual Wells Fargo historical information is derived from the consolidated financial statements of Wells Fargo as of and for each of the years ended December 31, 1998 through 2002. The annual Pacific historical information is derived from the consolidated financial statements of Pacific as of and for each of the fiscal years ended September 30, 1998 and 1999 and the years ended December 31, 2000 through 2002. The information as of and for the three months ended March 31, 2003 and 2002 is derived from respective unaudited interim financial statements of Wells Fargo and Pacific. The unaudited financial statements include all adjustments, consisting of normal recurring adjustments, which Wells Fargo and Pacific consider necessary for fair presentation of the financial condition and results of operations for such periods. The historical results set forth below and elsewhere in this proxy statement-prospectus are not necessarily indicative of the future performance of Wells Fargo or Pacific.

        The information is only a summary and should be read with each company's historical consolidated financial statements and related notes contained in that company's Annual Report on Form 10-K for the year ended December 31, 2002, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which have been incorporated by reference in this proxy statement-prospectus, as well as other information filed by that company with the Securities and Exchange Commission. See "Where You Can Find More Information" on page [    •    ] of this proxy statement-prospectus. You should not rely on historical results as indicating the future performance of Wells Fargo, Pacific or the combined company. Amounts are in U.S. dollars.

Wells Fargo & Company and Subsidiaries
(dollars in millions, except per share amounts)

	Three Months Ended March 31,		Years Ended December 31,
	2003	2002	2002	2001	2000	1999	1998
For the Period:
Net interest income	$3,927	$3,655	$14,855	$12,460	$10,865	$10,116	$9,673
Provision for loan losses	425	490	1,733	1,780	1,329	1,104	1,617
Noninterest income	2,582	2,301	9,641	7,690	8,843	7,975	6,920
Noninterest expense	3,770	3,328	13,909	12,891	11,830	10,637	11,311
Before effect of change in accounting principle
Net income	1,492	1,379	5,710	3,423	4,026	4,012	2,191
Basic earnings per common share	.89	.81	3.35	1.99	2.36	2.32	1.28
Diluted earnings per common share	.88	.80	3.32	1.97	2.33	2.29	1.26
After effect of change in accounting principle
Net income	1,492	1,103	5,434	3,423	4,026	4,012	2,191
Basic earnings per common share	.89	.65	3.19	1.99	2.36	2.32	1.28
Diluted earnings per common share	.88	.64	3.16	1.97	2.33	2.29	1.26
Dividends declared per share	..30	..26	1.10	1.00	..900	..785	..700

At Period End:
Securities available for sale	$26,168	$40,085	$27,947	$40,308	$38,655	$43,911	$36,660
Loans	205,954	178,447	196,634	172,499	161,124	133,004	119,662
Allowance for loan losses	3,887	3,842	3,862	3,761	3,719	3,344	3,307
Goodwill	9,799	9,733	9,753	9,527	9,303	8,046	7,889
Assets	369,669	311,509	349,259	307,569	272,426	241,053	224,135
Deposits	235,874	189,568	216,916	187,266	169,559	145,918	149,446
Long-term debt	46,982	40,839	47,320	36,095	32,046	26,866	22,662
Guaranteed preferred beneficial interests in subordinated debt	2,885	2,885	2,885	2,435	935	935	935
Common stockholders' equity	30,723	28,276	30,297	27,150	26,221	23,600	21,869
Stockholders' equity	30,771	28,327	30,358	27,214	26,488	23,871	22,332
Book value per share	18.34	16.55	17.97	16.01	15.29	13.91	12.79
Common Stock Price:
High	$49.13	$50.75	$54.84	$54.81	$56.38	$49.94	$43.88
Low	43.27	42.90	38.10	38.25	31.00	32.13	27.50
Period End	44.99	49.40	46.87	43.47	55.69	40.44	39.94

Pacific Northwest Bancorp and Subsidiaries
(dollars in thousands, except per share amounts)

	Three Months Ended March 31,		Years Ended
			December 31,			September 30,
	2003	2002	2002	2001	2000	1999	1998
For the Period:
Net interest income	$27,322	$27,344	$108,387	$101,812	$89,533	$84,179	$78,796
Provision for loan losses	1,250	1,700	6,350	6,050	4,750	2,000	2,807
Noninterest income	5,510	4,585	19,260	20,685	12,113	28,408	26,473
Noninterest expense	19,017	18,592	77,513	81,152	86,265	68,147	66,972
Net income	8,383	7,564	28,760	22,092	6,269	27,855	22,642
Basic earnings per common share	.50	.49	1.85	1.42	.40	1.78	1.45
Diluted earnings per common share	.48	.48	1.80	1.40	.40	1.74	1.40
Dividends declared per share	.14	.14	.56	.56	.56	.56	.50
At Period End:
Securities available for sale	$787,308	$732,959	$788,546	$757,018	$840,489	$700,550	$574,346
Loans	2,042,069	1,824,264	2,029,753	1,808,555	1,775,075	1,575,707	1,372,274
Allowance for loan losses	27,080	21,099	26,940	20,123	17,561	14,123	13,244
Goodwill	67,732	16,137	67,732	16,137	17,242	9,468	9,344
Assets	3,119,107	2,737,775	3,127,009	2,741,508	2,882,870	2,579,539	2,447,848
Deposits	2,077,093	1,700,871	2,054,310	1,604,855	1,717,108	1,578,949	1,564,825
Long-term debt	551,448	536,421	552,266	370,356	247,000	689,627	599,023
Guaranteed preferred beneficial interests in subordinated debt	52,000	37,500	48,000	37,500	40,000	—	—
Common stockholders' equity	266,458	199,231	261,613	200,486	178,736	165,306	171,652
Stockholders' equity	266,458	199,231	261,613	200,486	178,736	165,306	171,652
Book value per share	15.80	12.89	15.57	12.86	11.54	10.71	10.97
Common Stock Price:
High	$28.80	$26.50	$33.00	$23.71	$19.38	$27.13	$31.50
Low	24.60	20.45	20.45	13.31	10.00	15.75	21.50
Period End	27.75	26.30	25.00	20.46	13.81	20.75	22.87

Comparative Per Common Share Data

        The following table shows selected historical per share information for Wells Fargo common stock on a historical and pro forma combined basis and for Pacific common stock on a historical and pro forma equivalent basis. The pro forma cash dividend declared per share equals the historical Wells Fargo cash dividend declared per share. The pro forma equivalent information for Pacific is as if each share of Pacific common stock had been exchanged for 0.7 of a share of Wells Fargo common stock. This is the share exchange ratio that would result if the Wells Fargo measurement price were $50. The actual Wells Fargo measurement price—and thus the actual share exchange ratio—will not be known until immediately before the special meeting of Pacific shareholders. See "What Pacific Shareholders Will Receive in the Merger" at the beginning of this Summary.

        Except for the historical information as of and for the year ended December 31, 2002, the information in the table is unaudited. You should read the data with each company's historical consolidated financial statements and related notes contained in that company's Annual Report on Form 10-K for the year ended December 31, 2002, and Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which have been incorporated by reference in this proxy statement-prospectus, as well as other information filed by that company with the Securities and Exchange Commission. See "Where You Can Find More Information" on page [    •    ] of this proxy statement-prospectus. Amounts are in U.S. dollars.

	Wells Fargo		Pacific
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent
Earnings Per Share(1)
Basic
Three Months Ended March 31, 2003	$0.89	$0.89	$0.50	$0.62
Year Ended December 31, 2002	3.19	3.19	1.85	2.23
Diluted
Three Months Ended March 31, 2003	$0.88	$0.88	$0.48	$0.62
Year Ended December 31, 2002	3.16	3.15	1.80	2.21
Cash Dividends Declared Per Share
Three Months Ended March 31, 2003	$0.30	$0.30	$0.14	$0.21
Year Ended December 31, 2002	1.10	1.10	0.56	0.77
Book Value Per Share
March 31, 2003	$18.34	$18.37	$15.80	$12.86
December 31, 2002	17.97	18.00	15.57	12.60

(1)
The Wells Fargo historical earnings per share data for the year ended December 31, 2002 are after the effect of a change in accounting principle. Before the effect of the change in accounting principle, the Wells Fargo historical basic and diluted earnings per share for the year ended December 31, 2002 were $3.35 and $3.32, respectively, resulting in pro forma combined and pro forma equivalent basic earnings per share for the year ended December 31, 2002 of $3.35 and $2.34, respectively, and pro forma combined and pro form equivalent diluted earnings per share for the year ended December 31, 2002 of $3.31 and $2.32, respectively.

RISK FACTORS

        Before deciding how to vote on the proposal to approve the merger agreement, Pacific shareholders should carefully consider the following factors, in addition to the factors discussed in the Pacific and Wells Fargo documents filed with the SEC and the other information contained in this proxy statement-prospectus. See, for example, "Factors That May Affect Future Results" in Wells Fargo's quarterly report on Form 10-Q for the quarter ended March 31, 2003, and incorporated by reference into this proxy statement-prospectus. See "Where You Can Find More Information" on page [    •    ] of this proxy statement-prospectus.

Because the market price of Wells Fargo common stock may fluctuate after the special meeting of shareholders, you cannot be sure of the value of the merger consideration that Pacific shareholders will receive upon completion of the merger.

        Upon completion of the merger, each share of Pacific common stock will be converted into merger consideration consisting of shares (or fraction of a share) of Wells Fargo common stock with a value of $35, based on the average closing price of Wells Fargo common stock during the 20-trading day measurement period immediately before the special meeting of Pacific shareholders. Any change in the price of Wells Fargo common stock after the special meeting will affect the value of the merger consideration that you will receive upon completion of the merger. Changes in the price of Wells Fargo common stock could result from a variety of factors, including general market and economic conditions, changes in Wells Fargo's business, operations and prospects, and regulatory considerations. Many of these factors are beyond Wells Fargo's control.

Because completion of the merger is subject to a number of conditions and allows either Pacific or Wells Fargo to abandon the merger in specific instances, there is no assurance when or even if the merger will be completed.

        Completion of the merger is subject to satisfaction or waiver of a number of conditions. See "The Merger Agreement—Conditions to the Merger" on page [    •    ] of this proxy statement-prospectus. There can be no assurance that Pacific and Wells Fargo will be able to satisfy the closing conditions or that closing conditions beyond their control, such as the absence of pending or threatened litigation or events that could reasonably be expected to have a material adverse effect on their respective businesses, will be satisfied or waived.

        Pacific and Wells Fargo can agree at any time to terminate the merger agreement, even if Pacific shareholders have already voted to approve the merger agreement. Also, either Pacific or Wells Fargo can terminate the merger agreement if the merger is not completed by March 31, 2004, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party, or if a court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement.

        The Board of Governors of the Federal Reserve System must approve the merger before it can be completed. There can be no assurance about if, when or on what terms the Federal Reserve Board will approve the merger. Federal Reserve Board approval might not be received until a substantial period of time after the special meeting of shareholders. No adjustment will be made to the number of shares of Wells Fargo common stock you will receive in the merger to reflect changes in the price of Wells Fargo common stock after the special meeting of shareholders.

Failure to complete the merger could negatively impact Pacific's stock price.

        If the merger is not completed for any reason, the price of Pacific's common stock may decline to the extent that the current market price of its common stock reflects a market assumption that the merger will be completed. On May 16, 2003, the last trading day before the merger was announced, Pacific's common stock closed at $29.18 a share.

The merger agreement limits Pacific's ability to pursue alternative transactions to the merger and requires Pacific to pay a termination fee if it does.

        The merger agreement prohibits Pacific and its directors, officers, representatives and agents from soliciting, authorizing the solicitation of or subject to very narrow exceptions, entering into discussions with any third party regarding alternative acquisition proposals. The prohibition limits Pacific's ability to pursue offers that may be superior from a financial point of view from other possible acquirers. If Pacific receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by Wells Fargo and the merger agreement is terminated, Pacific would be required to pay a $30,000,000 termination fee. This fee makes it less likely that a third party will make an alternative acquisition proposal.

Pacific's directors and officers might have additional interests in the merger.

        In deciding how to vote on the proposal to approve the merger agreement, you should be aware that Pacific's directors and officers might have interests in the merger that are different from, or in addition to, the interests of Pacific shareholders generally. See "The Proposed Merger—Additional Interests of Pacific Management." Pacific's board of directors is aware of these interests and considered them when it adopted the merger agreement.

The value of Wells Fargo common stock could be adversely affected to the extent Wells Fargo fails to realize the expected benefits of the merger.

        The merger will involve the integration of the businesses of Pacific and Wells Fargo. It is possible that the integration process could result in the loss of key Pacific employees, the disruption of Pacific's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect Pacific's ability to maintain relationships with customers and employees. As with any bank merger, there also may be disruptions that cause Pacific to lose customers or cause customers to take deposits out of Pacific's banks.

The market price of Wells Fargo common stock may be affected by factors different from those affecting Pacific common stock.

        Upon completion of the merger, holders of Pacific common stock will become holders of Wells Fargo common stock. Some of Wells Fargo's current businesses and markets differ from those of Pacific and, accordingly, the results of operations of Wells Fargo after the merger may be affected by factors different from those currently affecting the results of operations of Pacific. For information about the businesses of Wells Fargo and Pacific and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this proxy statement-prospectus and referred to under "Where You Can Find More Information" on page [    •    ] of this proxy statement-prospectus.

FORWARD-LOOKING STATEMENTS

        This proxy statement-prospectus, including information incorporated by reference in this proxy statement-prospectus, might contain forward-looking statements about Pacific and Wells Fargo. Broadly speaking, forward-looking statements include:

  •
  projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, credit quality or other financial items;

  •
  descriptions of plans or objectives of management for future operations, products or services, including pending acquisitions;

  •
  forecasts of future economic performance;

  •
  descriptions of assumptions underlying or relating to any of the foregoing.

        Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "target," "can," "could," "may," "should," "will" or similar expressions.

        Do not unduly rely on forward-looking statements. They are expectations about the future and are not guarantees. Forward-looking statements speak only as of the date of the document in which they are made. Neither Wells Fargo nor Pacific undertakes any obligation to update forward-looking statements to reflect changes that occur after that date.

        There are several factors—many beyond the control of Wells Fargo and Pacific—that could cause results to differ from expectations. Some of these factors are described in "Risk Factors" beginning on page [    •    ] of this proxy statement-prospectus. Other factors are described in Wells Fargo's and Pacific's reports filed with the SEC, including their Annual Reports on Form 10-K for the year ended December 31, 2002, and Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003, which are incorporated by reference in this proxy statement-prospectus. See "Where You Can Find More Information" on page [    •    ] of this proxy statement- prospectus.

INFORMATION ABOUT THE SPECIAL MEETING OF SHAREHOLDERS

        Pacific's board of directors is using this proxy statement-prospectus to solicit proxies for use at the special meeting of Pacific shareholders and any adjournment or postponement of such meeting. This document, together with the accompanying proxy cards, is expected to be mailed to Pacific shareholders on or about [    •    ], 2003.

Matters Relating to the Special Meeting

Time and Place:	[•], 2003 [•], local time [•] Seattle, Washington [•]
Purpose of the Meeting:
1. To vote on a proposal to approve the agreement and plan of reorganization, dated as of May 19, 2003, between Pacific Northwest Bancorp and Wells Fargo & Company, including the form of related agreement and plan of merger to be entered into between Pacific and Wells Fargo PNWB Merger Co., a newly formed wholly owned subsidiary of Wells Fargo, pursuant to which Wells Fargo PNWB Merger Co. will merge with and into Pacific.
2. To act on any other matters that may properly come before the meeting.
Record Date:
Pacific's board of directors has fixed the close of business on [•], 2003 as the record date for the special meeting. Only shareholders of record on the record date are entitled to notice of and to vote at the special meeting of shareholders.
Outstanding Shares:
At the record date, there were [•] shares of Pacific common stock outstanding and entitled to vote at the special meeting held by approximately [•] shareholders of record. Each share of Pacific common stock will be entitled to one vote.
Quorum Requirement:	A quorum of shareholders is necessary to hold a valid special meeting. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum.

Abstentions and broker "non-votes" will count solely for the purpose of establishing a quorum. A broker non-vote on an item occurs when a broker is not permitted to vote on that item without instruction from the beneficial owner of the shares and no instruction is given.
Vote Required to Approve Merger Agreement:
Approval of the merger agreement requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of Pacific common stock. Abstentions and broker non-votes (described above) have the effect of a vote against approval of the merger agreement. Under the rules of the National Association of Securities Dealers, Inc., if your broker holds your shares in its name, your broker is prohibited from voting your shares on the proposal to approve the merger agreement without instruction from you. Without instruction from you, a broker non-vote will occur.

Recommendation of Board of Directors:
The Pacific board has unanimously adopted the merger agreement, believes that the merger is in the best interests of Pacific and recommends that you vote "FOR" approval of the merger agreement. See "The Proposed Merger—Reasons of Pacific for the Merger" on page [•] of this proxy statement-prospectus.
Shares Beneficially Owned by Pacific Directors and Executive Officers:
At the record date for the special meeting, Pacific's directors and executive officers beneficially owned [•] shares of Pacific common stock, including options and warrants for Pacific common stock exercisable within 60 days. These shares represent in total [•]% of the shares of Pacific common stock entitled to vote at the special meeting. The directors of Pacific have agreed, and to Pacific's knowledge the executive officers of Pacific intend, to vote in favor of approval of the merger agreement.

For more information about the beneficial ownership of Pacific common stock by each current Pacific director, certain Pacific executive officers and all Pacific directors and executive officers as a group, see "Voting Securities of Pacific and Principal Holders" on page [•] of this proxy statement-prospectus.
Other Matters Considered at Meeting:
Pacific's board of directors is not aware of any business to be brought before the special meeting other than the proposal to approve the merger agreement. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Pacific.

Voting and Revocation of Proxies

        Voting in Person.    If you are a shareholder of record, you can vote in person by ballot at the special meeting. Nonetheless, we recommend that you submit your proxy even if you plan to attend the special meeting. This will ensure that your vote is received. If you attend the special meeting, you may vote by ballot, thereby canceling any proxy previously submitted. If your shares are held in the name of your bank, broker, custodian or other recordholder, you cannot vote at the special meeting unless you obtain a proxy, executed in your favor, from the recordholder.

        Voting by Proxy.    Your proxy card includes instructions on how to vote by proxy. If you properly give your proxy and submit it in time to vote, one of the individuals named as your proxy will vote your shares as you directed. You may vote for or against the proposal to approve the merger agreement or abstain from voting.

By Mail:	If you are a shareholder of record and choose to submit your proxy by mail, please mark each proxy card you receive, date and sign it, and return it in the return envelope which accompanied that proxy card.
If you sign and date your proxy without instruction on how to vote on the proposal to approve the merger agreement, your proxy will be voted "FOR" the proposal.
If you are a beneficial owner, please refer to your proxy card or the information provided to you by your bank, broker, custodian or other holder of record.

By Telephone:
If you are a shareholder of record, you can submit your proxy by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day and will be accessible until [•], on [•], 2003. Please follow the voice prompts and confirm that your instructions have been properly recorded. The telephone voting procedures are designed to authenticate shareholders by using individual control numbers.

If you are a beneficial owner, please refer to your proxy card or the other information provided to you by your bank, broker, custodian or other holder of record to see if telephone voting is available.
By Internet:
If you are a shareholder of record, you can submit your proxy by internet by going to the website address on your proxy card. Internet voting is available 24 hours a day and will be accessible until [•], on [•], 2003. Please follow the prompts and confirm that your instructions have been properly recorded. The internet voting procedures are also designed to authenticate shareholders by using individual control numbers.

If you are a beneficial owner, please refer to your proxy card or the other information provided to you by your bank, broker, custodian or other holder of record to see if internet voting is available.

        Revoking Your Proxy.    You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, you can revoke your proxy:

  •
  by internet or telephone by following the instructions on your proxy card;

  •
  by submitting another valid proxy bearing a later date;

  •
  by attending the special meeting and voting your shares in person; or

  •
  by delivering a written notice of revocation to Pacific's corporate secretary.

        If your shares are held in the name of your bank, broker, custodian or other recordholder, you must contact the recordholder to revoke your proxy.

Solicitation of Proxies

        The proxy for the special meeting is being solicited on behalf of the board of directors of Pacific. The expense of soliciting proxies for the special meeting will be borne by Pacific. All other costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby are to be paid by the party incurring such expenses. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers and other employees of Pacific in person or by telephone, facsimile or other means of communication and through the services of [    •    ], a proxy solicitation firm. The estimated cost of the proxy solicitation firm is $[    •    ]. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation. Brokers and others who hold Pacific common stock on behalf of another will be asked to forward proxy material and related documents to the beneficial owners of such stock, and Pacific will reimburse them for their expenses in doing so.

Voting by Participants in the Pacific ESOP/MPP Plan

        Pacific is sending separate voting instruction forms to all plan participants who hold Pacific common stock in their accounts under the ESOP/MPP Plan. These forms instruct the designated independent fiduciary for the ESOP/MPP Plan to direct T. Rowe Price Trust Company, which acts as trustee for the plan, to vote these shares in accordance with instructions from participants, or their beneficiaries in the case of deceased participants. If a participant or a beneficiary fails to give instructions, or for shares held by the plan which have not yet been allocated to participants' accounts, the trustee will vote these shares in the same proportion as the shares in the ESOP/MPP Plan for which voting directions have been received.

        Participants may revoke their voting instructions by executing and timely delivering a duly executed form bearing a later date or by giving advance notice to the ESOP/MPP Plan trustee at [    •    ].

        Under the terms of the ESOP/MPP Plan, only the trustee can vote the shares held under the plan, even if a participant or his or her beneficiaries attend the special meeting in person.

        Pacific has instructed the independent fiduciary to keep voting directions confidential and not to reveal participants' votes to Pacific or to Wells Fargo, except for aggregate voting totals for participants.

Voting by Participants in the Pacific 401(k) Plan

        Pacific is sending separate voting instruction forms to all plan participants who hold Pacific common stock in their accounts under the 401(k) Plan. These forms instruct T. Rowe Price Trust Company, which acts as trustee for the plan, to vote these shares in accordance with instructions from participants, or their beneficiaries, in the case of deceased participants. If a participant or a beneficiary fails to give instructions, the trustee will vote these shares in the same proportion as the shares in the 401(k) Plan for which voting directions have been received.

        Participants may revoke their voting instructions by executing and timely delivering to the trustee a duly executed form bearing a later date or by giving advance written notice to the 401(k) Plan trustee at [    •    ].

        Under the terms of the 401(k) Plan, only the trustee can vote the shares held under the plan, even if a participant or his or her beneficiaries attend the special meeting in person.

        Pacific has instructed the trustee to keep voting directions confidential and not to reveal participants' votes to Pacific or to Wells Fargo, except for the aggregate voting totals for participants.

THE PROPOSED MERGER

General

        Pacific is using this proxy statement-prospectus to solicit proxies from the holders of Pacific common stock for use at the special meeting of Pacific shareholders. At the special meeting, Pacific shareholders will be asked to approve the merger agreement and thereby approve the merger. Wells Fargo is using this proxy statement-prospectus to offer shares of its common stock to Pacific shareholders in exchange for their shares of Pacific common stock if the merger is completed.

Background of the Merger

        Pacific has periodically considered the possibility of various forms of strategic alternatives, including potential business combinations with a variety of financial institutions, as well as various strategies for maximizing its performance as an independent company. Pacific from time to time evaluates the potential benefits of various business combinations and assesses the potential strategic fit with institutions based on, among other things, their lines of business, prospects, management and geographic location.

        Since 1995, Pacific has completed seven acquisitions of smaller commercial banks. See "The Companies—Pacific," at page [    •    ]. As Pacific has grown its commercial banking business and expanded its market area in the Pacific Northwest, Pacific's management has also been contacted from time to time by larger financial institutions, including Wells Fargo, about acquiring Pacific.

        On February 4, 2003, John Stumpf, Wells Fargo's group executive vice president for community banking, met in Seattle with Patrick Fahey, Pacific's president and chief executive officer, to express Wells Fargo's interest in acquiring Pacific. Messrs. Stumpf and Fahey agreed that further discussions regarding a possible business combination involving Pacific and Wells Fargo might be warranted, and on March 21, 2003, they met again in Seattle to discuss the terms of a possible merger.

        At a regularly scheduled meeting of the Pacific board on March 25, 2003, Mr. Fahey briefed the directors on the discussions with Wells Fargo. The executive officers of Pacific also attended this meeting. The Pacific board directed Mr. Fahey and Pacific's chief financial officer, Bette Floray, to clarify certain terms of the proposed merger with representatives of Wells Fargo and to discuss the terms of the proposed merger with Pacific's financial advisor, Keefe, Bruyette & Woods, Inc. ("KBW").

        From late March through mid-April 2003, representatives of Wells Fargo and Pacific continued to negotiate the terms of the proposed merger, including the merger consideration to be paid to shareholders of Pacific. In a non-binding letter of interest dated April 18, 2003, Wells Fargo formalized its offer of $35 in value of Wells Fargo common stock for each share of Pacific common stock, based on certain assumptions about the number of shares of Pacific common stock outstanding at the time of the merger and subject to satisfactory completion of its due diligence, with the share exchange ratio to be determined based on the average closing price of Wells Fargo common stock for the 20-trading day period immediately before the meeting of Pacific shareholders to be held to approve the proposed merger. Pacific entered into a confidentiality agreement with Wells Fargo as of April 18, 2003 to permit the sharing of nonpublic information about Pacific.

        At a special meeting of the Pacific board on April 21, 2003, following review of the directors' fiduciary responsibilities in considering a potential acquisition of Pacific, KBW explained the financial terms of the proposed merger, including the merger consideration to be paid to shareholders of Pacific and the floating exchange ratio. KBW also described the range of opportunities available to Pacific both on a stand-alone basis and as a strategic merger partner. These alternatives included several hypothetical scenarios involving business combinations between Pacific and other banking institutions, as well as potential business strategies including, without limitation, acquisitions of other banking franchises, that Pacific might implement as a stand-alone entity. KBW also addressed other issues including the operating history and market perception of Wells Fargo, integration and cultural fit of the two institutions, their dividends and stock price history and liquidity, and Wells Fargo's value compared to other companies in the financial services industry. Following extensive discussions among the directors concerning the potential benefits and risks of the proposed merger, the Pacific board unanimously authorized management to proceed with due diligence by Wells Fargo and to engage KBW as Pacific's financial advisor in connection with the proposed merger.

        On April 22, 2003, after Pacific's annual meeting of shareholders, Pacific's board of directors and executive officers met informally with Mr. Stumpf and Tim Coughlon, Wells Fargo's regional president for the Pacific Northwest, to discuss the proposed merger.

        On April 23, 2003, Pacific formally retained KBW as its financial advisor in connection with the evaluation of the proposed merger and other strategic alternatives available to Pacific.

        In late April and early May 2003, Wells Fargo conducted its due diligence of Pacific and the senior managements of the two companies discussed various issues relating to the proposed merger, including the integration of operations, conversion of technology systems, personnel and severance issues, and other related matters. On May 14, 2003, Wells Fargo advised Pacific that based on its due diligence to date Wells Fargo wished to proceed with the negotiation and preparation of a definitive merger agreement.

        Pacific's board met on May 15, 2003 to review the definitive merger agreement and the fairness opinion delivered by KBW. KBW and Pacific's legal advisors were present to review, discuss and answer questions relating to the terms of the proposed merger. At the meeting:

  •
  KBW discussed with the board:

  •
  the merger consideration to be paid to shareholders of Pacific, including the formula to be used to determine the share exchange ratio;

  •
  the consideration to be paid to employees who prior to the merger exercise options or warrants for Pacific common stock and employees who at the time of the merger hold options or warrants to purchase Pacific common stock;

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  the right of Pacific under the merger agreement to terminate the merger agreement if specified events were to occur;

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  the $30,000,000 fee payable by Pacific to Wells Fargo if the merger agreement is terminated under specified circumstances; and

  •
  the business opportunities afforded by the proposed merger;

  •
  Mr. Fahey, senior management of Pacific, and KBW again reviewed with the board the reasons for and the potential benefits and risks of a business combination with Wells Fargo;

  •
  KBW presented to the board the financial terms of the proposed merger and its oral opinion that the consideration to be received by Pacific shareholders in the proposed merger was fair from a financial point of view; and

  •
  Pacific's legal counsel updated the board on the status of negotiations and related matters, including a review of the key provisions of the merger agreement and any open issues to be resolved, and reviewed with the directors their fiduciary duties and responsibilities in a transaction of this type.

After discussing and considering in detail the merger agreement and the factors discussed below under "—Reasons of Pacific for the Merger," the Pacific directors, all of whom were present, unanimously adopted the merger and the merger agreement (with certain details unrelated to the merger consideration or other material terms of the merger to be worked out by senior management prior to signing), and voted unanimously to recommend that Pacific shareholders approve the merger agreement.

        During the period from May 9, 2003 to May 19, 2003, counsel for Pacific and Wells Fargo negotiated the precise wording of the terms of the merger agreement, the employment agreements for certain executive officers of Pacific, and other ancillary documents in light of the parties' negotiations. All substantive issues were resolved by May 19, 2003.

        Late in the afternoon of May 19, 2003, the parties executed the merger agreement and certain related agreements, and publicly announced the proposed merger.

Reasons of Pacific for the Merger

        The Pacific board of directors believes the merger presents a unique opportunity to merge with a leading financial institution and work within a combined company that will have significantly greater financial strength and earnings power than Pacific would have on its own, as well as the added resources necessary to establish leadership positions in key business lines in the Pacific Northwest, including commercial and corporate lending and investment products. The Pacific board consulted with management as well as financial and legal advisors and determined that the merger is fair to, and in the best interests of, Pacific and its shareholders. In reaching its conclusion to approve the merger agreement, the Pacific board considered a number of factors. The following is a description of each of the material factors that the Pacific board believes favor the merger:

  •
  the value to be received by holders of Pacific common stock pursuant to the merger agreement in relation to the historical trading prices of Pacific common stock;

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  the Pacific board's knowledge of Pacific's business, operations, financial condition, earnings, asset quality and prospects;

  •
  the historical stock price performance and liquidity of both Pacific and Wells Fargo common stock;

  •
  the potential for Wells Fargo stock price appreciation;

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  the financial and growth prospects for Pacific and its shareholders of a business combination with Wells Fargo as compared to continuing to operate as a stand-alone entity and the associated business risks, including seeking growth through strategic acquisition of one or more smaller financial institutions;

  •
  the information presented by KBW to the Pacific board with respect to the merger and the opinion of KBW that, as of the date of that opinion, the merger consideration was fair to the holders of Pacific common stock from a financial point of view (see "—Opinion of Pacific's Financial Advisor" beginning on page [    •    ] of this proxy statement-prospectus);

  •
  the benefits to Pacific and its customers of operating as part of a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

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  the expected increase over Pacific's current dividend yield (see "Comparative Per Common Share Data" on page [    •    ] of this proxy statement-prospectus);

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  the current and prospective economic and competitive environment facing the financial services industry generally, and Pacific in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Pacific;

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  the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments which significantly impact industry competitive conditions;

  •
  the expected impact of the merger on the constituencies served by Pacific, including its customers, employees and communities;

  •
  the fact that Wells Fargo has agreed to employ Patrick M. Fahey and David H. Straus, presently Chairman and Chief Executive Officer, and President and Chief Operating Officer, respectively, of Pacific, as Chairman of Washington Regional Banking and President—Business Banking, respectively, of Wells Fargo Bank Northwest, N.A., which together with Wells Fargo's retention of several other executive officers of Pacific is expected to provide a degree of continuity and involvement by Pacific constituencies following the merger, in furtherance of the interests of Pacific's shareholders, customers, employees and communities;

  •
  the employee and severance benefits to be provided to Pacific employees and career opportunities in a larger organization;

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  the expectation that the merger will constitute what is commonly referred to as a "tax free" exchange in a reorganization under section 368(a) of the Internal Revenue Code (see "—Material U.S. Federal Income Tax Consequences of the Merger" beginning on page [    •    ] of this proxy statement-prospectus);

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  the experience of the management of the current Wells Fargo, dating back to when the company was known as Norwest Corporation, in successfully integrating over 100 acquired financial institutions since 1987, including the integration of management information systems;

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  the Pacific board's assessment, with the assistance of counsel, concerning the likelihood that Wells Fargo would obtain all regulatory approvals required for the merger; and

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  the Pacific board's observation that, while the merger agreement prohibits Pacific from seeking alternative transactions, it permits Pacific to consider and react appropriately to alternative acquisition proposals made on an unsolicited basis and permits the board to comply with its fiduciary duties if Pacific receives a superior acquisition proposal.

        In the course of its deliberations regarding the merger, the Pacific board also considered the following information which the Pacific board determined did not outweigh the benefits to Pacific and its shareholders expected to be generated by the merger:

  •
  that the directors and officers of Pacific have interests in the merger different from, or in addition to, their interests generally as Pacific shareholders (see "—Additional Interests Pacific Management" on page [    •    ] of this proxy statement-prospectus);

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  the risks associated with possible delays in obtaining necessary regulatory and shareholders approvals and the terms of such regulatory approvals;

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  the challenges of integrating the businesses, customers and personnel of a regional community-based bank like Pacific with a large national financial institution like Wells Fargo and the possible impact on Pacific's businesses, customers and personnel from the integration issues experienced in the Pacific Northwest by the former Wells Fargo when it acquired First Interstate Bancorp in 1996; and

  •
  the effect of the $30,000,000 termination fee in favor of Wells Fargo, including the risk that the termination fee might discourage third parties from offering to acquire Pacific by increasing the cost of a third party acquisition, and recognizing that the termination fee was a condition to Wells Fargo's willingness to enter into the merger agreement.

        The foregoing discussion of the information considered by the Pacific board is not intended to be exhaustive but includes all of the material factors considered by the Pacific board. In the course of its deliberations with respect to the merger, the Pacific board discussed the anticipated impact of the merger on Pacific, its shareholders, and its various other constituencies, and determined that the benefits to Pacific and its constituencies expected to result from the merger would likely outweigh any disadvantages identified during the board's deliberations. In reaching its determination to approve and recommend the merger, the Pacific board did not assign any relative or specific weights to the factors considered in reaching that determination, and individual directors may have given differing weights to different factors.

        The Pacific board unanimously recommends that Pacific shareholders vote "FOR" the approval of the merger agreement and thereby authorize the merger.

Reasons of Wells Fargo for the Merger

        The merger will enable Wells Fargo to expand and strengthen its commercial banking presence in the Pacific Northwest, and is consistent with Wells Fargo's strategy of pursuing fill-in acquisitions to better serve its current banking communities. Pacific is the largest remaining independent commercial bank headquartered in Washington, with 58 banking locations, including 53 along Interstate 5 in western Washington and throughout central Washington, and five in Portland, Oregon. Pacific and Wells Fargo have similar approaches to community banking, emphasizing customer service, local decision-making and community involvement.

        In approving the proposed merger, the Wells Fargo board considered, among other things:

  •
  the extensive commercial banking expertise of Pacific's management, including Patrick M. Fahey, its chairman and chief executive officer;

  •
  the increase in the number of locations from which to offer financial products and services to the combined customer bases of Wells Fargo and Pacific;

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  the ability of the combined company to offer a broader array of products and services to Pacific's customers;

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  the complementary strengths of the two organizations;

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  Wells Fargo management's prior record of successfully integrating acquired financial institutions;

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  the merger consideration relative to various share valuations for Pacific common stock such as price and book value per share and 2002 earnings per share;

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  the formula to be used to determine the number of shares of Wells Fargo common stock to be issued in the merger; and

  •
  information concerning the financial condition and results of operations of Pacific and the projected results and prospects of the combined company.

Opinion of Pacific's Financial Advisor

        Keefe, Bruyette & Woods, Inc., or "KBW," has acted as financial advisor to Pacific in connection with the proposed merger. Pacific selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Pacific and its business. As part of its investment banking business, KBW is continually engaged in the valuation of financial businesses and their securities in connection with mergers and acquisitions.

        At the May 15, 2003 Pacific board of directors meeting, KBW reviewed the financial aspects of the proposed merger with the board of directors and rendered an oral opinion that the consideration to be received by Pacific shareholders in the merger was fair to those shareholders from a financial point of view. KBW subsequently confirmed its May 15, 2003 oral opinion by delivery to the Pacific board of directors of a written opinion dated as of the date of this proxy statement-prospectus. For purposes of both the oral and written opinions, the consideration to be paid in the merger by Wells Fargo for each outstanding share of Pacific common stock is $35 in value of Wells Fargo common stock, with the share exchange ratio to be determined as provided in the merger agreement.

        The full text of KBW's written opinion is included in this proxy statement-prospectus as Appendix B and is incorporated herein by reference. Pacific shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

        KBW's opinion is directed to the Pacific board and addresses only the fairness, from a financial point of view, of the per share merger consideration to Pacific shareholders. It does not address the underlying business decision to proceed with the merger and does not constitute a recommendation to any Pacific shareholder as to how the shareholder should vote at the Pacific special meeting on the merger agreement or any related matter.

        In rendering its opinion, KBW:

  •
  reviewed, among other things:

  •
  the merger agreement,

  •
  annual reports to stockholders and annual reports on Form 10-K of Wells Fargo,

  •
  annual reports to shareholders and annual reports on Form 10-K of Pacific,

  •
  quarterly reports on Form 10-Q of Wells Fargo,

  •
  quarterly reports on Form 10-Q of Pacific, and

  •
  financial information made available by Pacific management, including financial projections;

  •
  held discussions with members of senior management of Pacific and Wells Fargo regarding:

  •
  past, present and future operations and financial condition of the respective companies,

  •
  future prospects of the respective companies, and

  •
  the strategic objective of the merger and certain other benefits of the merger;

  •
  reviewed the market prices, valuation multiples, publicly reported financial conditions and results of operations for Pacific and Wells Fargo and compared them with those of certain publicly traded companies that KBW deemed to be relevant; and

  •
  compared the financial terms of the proposed merger with the financial terms of certain other transactions that KBW deemed to be relevant; and

  •
  performed such other analyses that it considered appropriate.

        In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or otherwise made available to KBW or that was discussed with, or reviewed by or for KBW, or that was publicly available. KBW did not assume any responsibility to verify such information independently. KBW assumed that the financial and operating forecasts for Pacific provided by management of Pacific have been reasonably prepared and reflect the best currently available estimates and judgments of senior management of Pacific as to the future financial and operating performance of Pacific. KBW assumed, without independent verification, that the aggregate allowances for loan and lease losses for Wells Fargo and Pacific are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of any assets or liabilities of Wells Fargo or Pacific, and KBW did not examine any books and records or review individual credit files.

        For purposes of rendering its opinion, KBW assumed that, in all respects material to its analyses:

  •
  the merger will be completed substantially in accordance with the terms set forth in the merger agreement;

  •
  the representations and warranties of each party in the merger agreement and in all related documents and instruments referred to in the merger agreement are true and correct;

  •
  each party to the merger agreement and all related documents will perform all of the covenants and agreements required to be performed by such party under such documents;

  •
  all conditions to the completion of the merger will be satisfied without any waivers; and

  •
  in the course of obtaining the necessary regulatory, contractual, or other consents or approvals for the merger, no restrictions, including any divestiture requirements or amendments or modifications will be imposed that will have a material adverse effect on the future results of operations or financial condition of the combined entity or the contemplated benefits of the merger.

        KBW further assumed that the merger will be accounted for as a purchase under generally accepted accounting principles, and that the merger will qualify as a tax-free reorganization for U.S. federal income tax purposes. KBW's opinion is not an expression of an opinion as to the prices at which shares of Pacific common stock or Wells Fargo common stock will trade following the announcement of the merger or the actual value of the Wells Fargo common stock when issued pursuant to the merger, or the prices at which the Wells Fargo common stock will trade following the completion of the merger.

        In performing its analyses, KBW made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of KBW, Pacific and Wells Fargo. Any estimates contained in the analyses performed by KBW are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, the KBW opinion was among several factors taken into consideration by the Pacific board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as solely determinative of the decision of the Pacific board or Pacific management with respect to the fairness of the merger consideration.

        The following is a summary of the material analyses presented by KBW to the Pacific board on May 15, 2003, in connection with its oral opinion. The summary is not a complete description of the analyses underlying the KBW opinion or the presentation made by KBW to the Pacific board, but summarizes the material analyses performed and presented in connection with such opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, KBW did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. The financial analyses summarized below include information presented in tabular format. Accordingly, KBW believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. The tables alone are not a complete description of the financial analyses.

        Contribution Analysis.    KBW analyzed the relative contribution of each of Pacific and Wells Fargo to certain pro forma balance sheet and income statement items of the combined entity, including assets, tangible equity, deposits, loans and estimated 2003 net income. KBW compared the relative contribution of balance sheet and income statement items with the estimated pro forma ownership for Pacific assuming that Wells Fargo were to issue 100% stock in the transaction. The results of KBW's analysis are set forth in the following table.

Category	Wells Fargo Pro Forma	Pacific Pro Forma
2003 Estimated Net Income	99.42%	.58%
Stockholder's Equity	99.15%	.85%
Tangible Equity	99.07%	.93%
Assets	99.11%	.89%
Deposits	99.06%	.94%
Loans	99.20%	.80%
Market Capitalization	99.38%	.62%

        Selected Transaction Analysis.    KBW reviewed certain financial data related to nationwide bank and thrift transactions announced after July 1, 2001 to May 9, 2003 with aggregate transaction values between $250 million and $1 billion. Those transactions were as follows:

Acquiror	Acquiree
Cathay Bancorp, Inc.	GBC Bancorp
Royal Bank of Scotland Group, Plc.	Port Financial Corp.
Mercantile Bankshares Corp.	F&M Bancorp
BB&T Corp.	First Virginia Banks, Inc.
Banknorth Group Inc.	American Financial Holdings, Inc.
Marshall & Ilsley Corporation	Mississippi Valley Bancshares, Inc.
Royal Bank of Scotland Group, Plc.	Medford Bancorp Inc.
BB&T Corp	Regional Financial Corporation
BNP Paribas Group	United California Bank
BB&T Corp	AREA Bancshares Corporation
BB&T Corp	Mid-America Bancorp

        For the purpose of this analysis, transaction multiples from the merger were derived from the estimated $35 per share deal price and financial data as of May 9, 2003 for Pacific. KBW compared these results with the multiples implied by the selected transactions listed above. The results of KBW's calculations and the analysis are set forth in the following table.

	Wells Fargo/Pacific Transaction		Average of Selected National Bank & Thrift Transactions
Deal Price/Book Value	225%		226%
Deal Price/Tangible Book Value	319%		239%
Deal Price/Trailing 12 Months Earnings per Share	17.9	x	18.6	x
Deal Price/Forward 12 Months Earnings per Share	16.9	x	16.7	x
Deal Price/Deposits	30.3%		29.1%

        No company or transaction used as a comparison in the above analysis is identical to Pacific, Wells Fargo or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies.

        Discounted Cash Flow Analysis.    KBW estimated the present value of Pacific common stock based on a continued independence scenario by calculating the present value of the Pacific common stock as of December 2007. For purposes of this analysis, a discount rate was calculated based on a model assessing a risk-free interest rate plus a market-based risk adjustment. KBW relied on financial projections provided by Pacific management. The analysis resulted in a range of values from $25.50 to $37.58 per share.

        KBW stated that the discounted cash flow present value analysis is widely used valuation methodology but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Pacific common stock.

        Selected Peer Group Analysis.    KBW compared the financial performance and market performance of Wells Fargo to those of a group of 24 comparable United States bank holding companies. The group included:

Citigroup, Inc.	BB&T Corporation
J.P. Morgan Chase & Company	Bank of New York Company, Inc.
Bank of America Corporation	PNC Financial Services Group, Inc.
Wachovia Corporation	Comerica Incorporated
Bank One Corporation	SouthTrust Corporation
FleetBoston Financial Corporation	Regions Financial Corporation
U.S. Bancorp	Charter One Financial
SunTrust Banks, Inc.	AmSouth Bancorporation
National City Corporation	UnionBanCal Corporation
State Street Corporation	Northern Trust Corporation
KeyCorp	Mellon Financial Corporation
Fifth Third Bancorp	Union Planters Corporation

        To perform this analysis, KBW used the financial information as of and for the quarter ended March 31, 2003. Market price information was for May 9, 2003 and earnings estimates were taken from a nationally recognized earnings estimate consolidator for comparable companies. Wells Fargo did not confirm or otherwise endorse these estimates.

        KBW's analysis showed the following concerning Wells Fargo's financial performance:

Performance Measure	Wells Fargo	Peer Group Average	Peer Group Median
Return on Assets	1.70%	1.39%	1.38%
Return on Equity	19.77%	16.19%	15.51%
Net Interest Margin	5.31%	3.55%	3.75%
Efficiency Ratio	57.90%	58.49%	58.43%
Equity/Assets	8.32%	8.43%	8.57%
Tangible Equity/Tangible Assets	5.60%	6.57%	6.51%
Non Performing Assets/Assets	0.48%	0.69%	0.59%
Loan Loss Reserves/Non-Performing Loans	248.69%	184.35%	173.74%

        KBW's analysis also showed the following concerning Wells Fargo's financial performance:

Performance Measure	Wells Fargo		Peer Group Average		Peer Group Median
Price to Book Multiple Value per Share	2.63	x	2.13	x	2.06	x
Price to Tangible Book Multiple Value per Share	4.06	x	2.98	x	2.65	x
Price to Earnings Multiple, Trailing 12 Months Earnings per Share	13.95	x	14.99	x	12.80	x
Price to Earnings Multiple, based on 2003 GAAP estimated earnings	12.99	x	12.89	x	11.98	x
Dividend Yield	2.53	x	3.29	x	3.10	x

        As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Pacific and Wells Fargo. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Pacific and Wells Fargo for KBW's own account and for the accounts of its customers.

        In connection with its opinion dated as of the date of this proxy statement-prospectus, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its May 15, 2003 oral opinion.

        Pacific and KBW have entered into an engagement agreement relating to the services to be provided by KBW in connection with the merger. Pacific will pay to KBW at the time the merger is completed a cash fee equal to .70% of the market value of all consideration paid to shareholders (including holders of "in the money" warrants and options but excluding holders of stock appreciation rights and stock-based compensation) of Pacific. Pursuant to the KBW engagement agreement, Pacific also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify it against certain liabilities, including liabilities under the federal securities laws.

Additional Interests of Pacific Management

        Stock Ownership.    The directors, executive officers and principal shareholders of Pacific, together with their affiliates, beneficially owned (assuming the exercise of their outstanding options and warrants), as of the record date for the special meeting, a total of [    •    ] shares of Pacific common stock representing [    •    ]% of all outstanding shares of Pacific common stock and options and warrants to purchase Pacific common stock which may be immediately exercisable on the effective date of the merger. The directors and executive officers of Pacific will receive the same consideration in the merger for their shares as the other shareholders of Pacific, including any options and warrants, if any, exercised by them prior to the effective date of the merger. Various members of Pacific's management and the Pacific board have other interests in the merger, as described below, that are different from, or in addition to, their interests as Pacific shareholders. The Pacific board is aware of those interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

        Stock Options and Warrants.    At the effective date of the merger, Pacific options and warrants to purchase Pacific common stock held by each Pacific employee and each Pacific director will be converted into options and warrants to purchase Wells Fargo common stock based on the share exchange ratio. As of the date of this proxy statement-prospectus, the officers and other employees of Pacific held options and warrants to acquire a total of [    •    ] shares of Pacific common stock and the non-employee directors of Pacific held options acquire a total of [    •    ] shares of Pacific common stock at a weighted average exercise price of [    •    ]. Assuming the average closing price of Wells Fargo common stock for the 20 trading days prior to the special meeting of Pacific shareholders is $[    •    ], the share exchange ratio would be [    •    ] of a share of Wells Fargo common stock for each share of Pacific common stock, and these options and warrants would be converted to options and warrants to purchase a total of [    •    ] shares of Wells Fargo common stock on the effective date of the merger at a weighted average exercise price of [    •    ]. All the Pacific options and warrants will be immediately and fully exercisable as a result of the merger.

        Pacific Change of Control Obligations.    Pacific is a party to severance/change of control agreements with three executive officers (Patrick M. Fahey, Christian R. Rasmussen and Joseph H. Ward), which generally provide for severance and change of control payments equal to twice the executive's total compensation from Pacific for the previous 12 months if the executive resigns or is discharged without cause before or within 12 months after completion of the merger. Pacific has similar severance/change of control agreements with David H. Straus and Bette J. Floray, except their agreements generally provide for severance and change of control payments equal to three times the executive's total compensation from Pacific for the previous 12 months, and another similar severance/change of control agreement with Eric D. Jensen, except his agreement generally provides for severance and change of control payments equal to one times his total compensation from Pacific for the previous 12 months. Pacific is also a party to an employment agreement with its Vice Chairman of the Board of Directors, Daniel J. Durkin, entered into at the time of the Bank of the Northwest acquisition, which provides for continuation of his salary and health and welfare benefits for the balance of the term of the agreement through November 13, 2005, or at his option a lump-sum payment upon completion of the merger. Pacific is also a party to employment agreements with two other executive officers (George P. Brace and Kim S. Brace), which generally provide for a lump-sum payment in an amount equal to the greater of (i) 12 months' salary or (ii) the salary due for the balance of the term of the agreement through June 15, 2004 for Mr. Brace, and through June 15, 2005 for Ms. Brace, if they resign for good reason or are discharged without cause. Mr. Fahey's agreement also provides for the continuation of health insurance coverage for his and his spouse's lifetime, and the other agreements provide for the continuation of the executive's health insurance coverage for 18 months. The total estimated cost of the aggregate cash payments payable under these agreements after completion of the merger is approximately $[    •    ] million.

        Wells Fargo Employment Agreements.    Prior to entering into the merger agreement, Wells Fargo entered into employment agreements with Messrs. Fahey, Straus, Brace and Ward, and with Mss. Floray and Brace to be effective upon completion of the merger.

        Mr. Fahey's agreement provides for a cash payment of $1,136,000 upon completion of the merger in exchange for the termination of his severance/change of control agreement with Pacific and his agreement not to compete with Wells Fargo for two years, and provides for his at will employment by Wells Fargo as Chairman of Washington Regional Banking for an annual salary of $414,996 plus a 2003 bonus of not less than his 2002 bonus from Pacific and eligibility for future bonuses of up to 50% of his base salary. Mr. Fahey will also be eligible to participate in the Wells Fargo employee benefit plans and stock option program (except that he will not be eligible to participate in the Wells Fargo & Company salary continuation pay plan for four years following the closing of the merger).

        Mr. Straus's agreement provides for a cash payment of $500,000 upon completion of the merger in exchange for the termination of his severance/change of control agreement with Pacific and an additional payment of $225,000 (due two years after completion of the merger) for his agreement not to compete with Wells Fargo for two years, and provides for his at will employment by Wells Fargo as President—Business Banking for an annual salary of $225,000 plus a 2003 bonus of not less than his 2002 bonus from Pacific and eligibility for bonuses in subsequent years. Mr. Straus will also be eligible to participate in the Wells Fargo employee benefit plans and stock option program (except that he will not be eligible to participate in the Wells Fargo & Company salary continuation pay plan for four years following the closing of the merger).

        Ms. Floray's agreement provides for a cash payment of $500,000 upon completion of the merger in exchange for the termination of her severance/change of control agreement with Pacific and her agreement not to solicit Wells Fargo personnel to leave the company through March 15, 2004, and provides for her at will employment by Wells Fargo through March 15, 2004 at an annual salary of $190,000 for the period from the completion of the merger to March 15, 2004 (unless she is discharged prior to March 15, 2004 for cause) plus a 2003 bonus of not less than her 2002 bonus from Pacific.

        Mr. Ward's agreement provides for a cash payment of $223,500 upon completion of the merger in exchange for the termination of his severance/change of control agreement with Pacific and his agreement not to compete with Wells Fargo for two years, and provides for his at will employment by Wells Fargo as Credit Officer for an annual salary of $140,000 plus a 2003 bonus of not less than his 2002 bonus from Pacific and eligibility for bonuses in subsequent years. Mr. Ward will also be eligible to participate in the Wells Fargo employee benefit plans and stock option program (except that he will not be eligible to participate in the Wells Fargo & Company salary continuation pay plan for four years following the closing of the merger).

        Mr. Brace's agreement provides for a cash payment of $227,000 upon completion of the merger in exchange for the termination of his employment agreement with Pacific and his agreement not to compete with Wells Fargo for two years, and provides for his at will employment by Wells Fargo as Executive Vice President—Business Banking for an annual salary of $190,000 plus a 2003 bonus of not less than his 2002 bonus from Pacific and eligibility for bonuses in subsequent years. Mr. Brace will also be eligible to participate in the Wells Fargo employee benefit plans and stock option program (except that he will not be eligible to participate in the Wells Fargo & Company salary continuation pay plan for four years following the closing of the merger).

        Ms. Brace's agreement provides for a cash payment of $230,000 upon completion of the merger in exchange for the termination of her employment agreement with Pacific and her agreement not to solicit Wells Fargo personnel to leave the company through the period ending 60 days following the conversion of Pacific's data processing systems to those of Wells Fargo, and provides for a retention bonus of $120,000 if she continues to perform her duties, does not resign and is not discharged for cause by Wells Fargo through that period.

        Indemnification and Insurance.    Wells Fargo has agreed to ensure that all rights to indemnification and all limitations of liability existing in Pacific's restated articles of incorporation or amended and restated bylaws in favor of the present and former directors and officers of Pacific with respect to claims arising from (a) acts or events that occurred before the effective time of the merger or (b) the merger agreement or any of the transactions contemplated thereby will survive the merger and continue in full force and effect.

        Wells Fargo will use its best efforts to cause the persons serving as officers and directors of Pacific immediately prior to the effective date of the merger to be covered for a period of three (3) years after the effective date of the merger by the current policies of the directors and officers liability insurance or comparable policies (except to the extent the annual premiums for such policies exceed 300% of Pacific's current premiums) maintained by Pacific with respect to acts or omissions of officers and directors, in their capacity as such, prior to the effective date of the merger.

Material U.S. Federal Income Tax Consequences of the Merger

        The following is a discussion of the material federal income tax consequences of the merger that are generally applicable to holders of Pacific common stock who are citizens of, reside in or are organized under the laws of the United States. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations thereunder (including final, temporary or proposed) and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences described herein. The following discussion is intended only as a general summary of the material federal income tax consequences of the merger and is not a complete analysis or listing of all potential tax effects relevant to a decision on whether to vote in favor of approval of the merger agreement.

        This discussion assumes that the Pacific shareholders hold their shares of Pacific common stock as a capital asset within the meaning of section 1221 of the Code. Further, the discussion does not address all aspects of federal income taxation that may be relevant to Pacific shareholders in light of their particular circumstances or that may be applicable to them if they are subject to special treatment under the Code, including, without limitation, shareholders who are:

  •
  financial institutions, mutual funds or insurance companies;

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  tax-exempt organizations;

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  S corporations or other pass-through entities;

  •
  Pacific shareholders whose shares are qualified small business stock for purposes of section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code; or

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  Pacific shareholders who received their Pacific common stock through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan.

        Consummation of the merger is conditioned upon the receipt by Pacific of the opinion of Keller Rohrback LLP, counsel to Pacific, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth or referred to in the opinion, which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated for United States federal income tax purposes as a reorganization within the meaning of section 368(a) of the Code. The tax opinions to be delivered in connection with the merger are not binding on the Internal Revenue Service ("IRS") or the courts, and neither Pacific nor Wells Fargo intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger.

        Assuming the facts as set forth in the opinion referred to above occur, and pursuant to the merger a holder exchanges all of his or her shares of Pacific common stock solely for shares of Wells Fargo common stock, that holder will not recognize any gain or loss except in respect of cash received instead of any partial share of Wells Fargo common stock (as discussed below). The aggregate adjusted tax basis of the shares of Wells Fargo common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of Pacific common stock surrendered for the Wells Fargo common stock (reduced by the tax basis allocable to any partial share of Wells Fargo common stock for which cash is received), and the holding period of the Wells Fargo common stock will include the period during which the shares of Pacific common stock were held. If a holder has differing bases or holding periods in respect of his or her shares of Pacific common stock, the holder should consult his or her tax advisor prior to the exchange with regard to identifying the bases or holding periods of the particular shares of Wells Fargo common stock received in the exchange.

        Cash Received Instead of a Partial Share.    Cash received by a holder instead of a partial share of Wells Fargo common stock generally will be treated as received in redemption of the partial share, and gain or loss generally will be recognized based on the difference between the amount of cash received instead of the partial share and the portion of the holder's aggregate adjusted tax basis of the share of Pacific common stock surrendered allocable to the partial share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of Pacific common stock is more than one year.

        Dissenting Shareholders.    Holders of Pacific common stock who dissent with respect to the merger as discussed in "Dissenters' Rights" beginning on page [    •    ] of this proxy statement-prospectus, and who receive cash in respect of their shares of Pacific common stock will recognize capital gain equal to the difference between the amount of cash received and their aggregate tax basis in their shares.

        Backup Withholding.    Non-corporate shareholders of Pacific may be subject to information reporting and backup withholding on any cash payments they receive. Shareholders will not be subject to backup withholding, however, if they:

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  furnish a correct taxpayer identification number and certify that they are not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal they will receive; or

  •
  are otherwise exempt from backup withholding.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against a shareholder's federal income tax liability, provided he or she furnishes the required information to the IRS.

        Reporting Requirements.    Shareholders who receive Wells Fargo common stock as a result of the merger will be required to retain records pertaining to the merger and each shareholder will be required to file with his or her federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger. Pacific's shareholders will be responsible for the preparation of their own tax returns.

        This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. Moreover, it does not address any non-income tax or any foreign, state or local tax consequences of the merger. Tax matters are very complicated, and the tax consequences of the merger to a Pacific shareholder will depend upon the facts of his or her particular situation. Accordingly, you are strongly urged to consult with a tax advisor to determine the particular tax consequences to you of the merger.

Dissenters' Rights

        In accordance with Chapter 13 of the Washington Business Corporation Act (Chapter 23B.13 of the Revised Code of Washington), Pacific's shareholders have the right to dissent from the merger and to receive payment in cash for the "fair value" of their Pacific common stock.

        Pacific shareholders electing to exercise dissenters' rights must comply with the provisions of Chapter 13 in order to perfect their rights. Pacific and Wells Fargo will require strict compliance with the statutory procedures. The following is intended as a brief summary of the material provisions of the Washington statutory procedures required to be followed by a Pacific shareholder in order to dissent from the merger and perfect the shareholder's dissenters' rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Chapter 13 of the WBCA, the full text of which is set forth in Appendix C.

        A shareholder who wishes to assert dissenters' rights must (a) deliver to Pacific before the vote is taken by Pacific shareholders notice of the shareholder's intent to demand payment for the shareholder's shares if the merger is effected, and (b) not vote such shares in favor of the merger. A shareholder wishing to deliver such notice should hand deliver or mail such notice to Pacific at the following address within the requisite time period:

Pacific Northwest Bancorp
1111 Third Avenue, Suite 250
Seattle, WA 98101
Attn: Cynthia Mason, Corporate Secretary

        A shareholder who wishes to exercise dissenters' rights generally must dissent with respect to all the shares the shareholder owns or over which the shareholder has power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by delivering to Pacific a notice of the name and address of each person on whose behalf the record shareholder asserts dissenters' rights. A beneficial shareholder may assert dissenters' rights directly by submitting to Pacific the record shareholder's written consent and by dissenting with respect to all the shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

        A shareholder who does not deliver to Pacific prior to the vote being taken by Pacific shareholders a notice of the shareholder's intent to demand payment for the "fair value" of the shares will lose the right to exercise dissenters' rights. In addition, any shareholder electing to exercise dissenters' rights must either vote against the merger agreement or abstain from voting. Submitting a properly signed proxy card that is received prior to the vote at the special meeting (and is not properly revoked) that does not direct how the shares of Pacific common stock represented by proxy are to be voted will constitute a vote in favor of the merger agreement and a waiver of such shareholder's statutory dissenters' rights.

        If the merger is effected, Pacific as the surviving corporation shall, within ten days after the effective date of the merger, deliver a written notice to all shareholders who properly perfected their dissenters' rights in accordance with Chapter 13 of the WBCA. Such notice will, among other things: (a) state where the payment demand must be sent and where and when certificates for certificated shares must be deposited; (b) inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received; (c) supply a form for demanding payment; and (d) set a date by which Pacific must receive the payment demand, which date will be between 30 and 60 days after notice is delivered.

        A shareholder wishing to exercise dissenters' rights must timely file the payment demand and deliver share certificates as required in the notice. Failure to do so will cause such person to lose his or her dissenters' rights.

        Within 30 days after the merger occurs or receipt of the payment demand, whichever is later, Pacific shall pay each dissenter with properly perfected dissenters' rights Pacific's estimate of the "fair value" of the shareholder's interest, plus accrued interest from the effective date of the merger. With respect to a dissenter who did not beneficially own Pacific shares prior to the public announcement of the merger, Pacific is required to make the payment only after the dissenter has agreed to accept the payment in full satisfaction of the dissenter's demands. "Fair value" means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger. The rate of interest is generally required to be the rate at which Pacific can borrow money from other banks.

        A dissenter who is dissatisfied with Pacific's estimate of the fair value or believes that interest due is incorrectly calculated may notify Pacific of the dissenter's estimate of the fair value and amount of interest due. If Pacific does not accept the dissenter's estimate and the parties do not otherwise settle on a fair value then Pacific must, within 60 days, petition a court to determine the fair value.

        In view of the complexity of Chapter 13 of the WBCA and the requirement that shareholders must strictly comply with the provisions of Chapter 13 of the WBCA, shareholders of Pacific who may wish to dissent from the merger and pursue appraisal rights should consult their legal advisors.

Regulatory Approvals

        Federal Reserve Board Approval.    The Board of Governors of the Federal Reserve System must approve the merger before the merger can be completed. Federal Reserve Board approval is required because Wells Fargo is a bank holding company proposing to acquire another bank holding company, Pacific.

        On June 23, 2003, Wells Fargo filed an application with the Federal Reserve Board requesting approval of the merger. Copies of the application have been or will be provided to the U.S. Department of Justice and other governmental agencies. The application describes the terms of the merger, the parties involved, the activities to be conducted by Wells Fargo as a result of the merger, the source of funds for the merger and provides other financial and managerial information.

        In deciding on the application, the Federal Reserve Board will consider the financial and managerial resources and prospects of the existing and combined institutions and the benefits that may be expected from the merger. The Federal Reserve Board will also evaluate the capital adequacy of Wells Fargo before and after completion of the merger and Pacific's and Wells Fargo's record of addressing the credit needs of the communities they serve, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of its subsidiary banks, under the Community Reinvestment Act of 1977.

        The Federal Reserve Board can deny the application if it determines that the transaction would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize a given business activity in any part of the United States. The Federal Reserve Board can also deny an application if it determines that the transaction would substantially lessen competition or would tend to create a monopoly in any section of the country, or would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed by the probable effects of the transaction in providing benefits to the public. The Federal Reserve Board could also require that, as a condition to its approval of the merger, Pacific and Wells Fargo agree to divest one or more of the Pacific bank branches.

        Applicable federal law provides for the publication of notice and public comment on the application filed by Wells Fargo with the Federal Reserve Board. Under current law, the merger cannot be completed until the Federal Reserve Board has approved it.

        Washington Department of Financial Institutions.    The Washington Department of Financial Institutions must be notified at least 30 days prior to the completion of the merger and provided with a copy of the application to the Federal Reserve Board and certain other information, as a result of the change of control of Pacific's banking subsidiary, Pacific Northwest Bank. The Department of Financial Institutions may disapprove a change of control of a state bank within 30 days of the filing of a complete application (or an extended period not exceeding an additional 15 days) if it determines that the transaction is not in the public interest and for other reasons specified under Washington law.

        The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Pacific shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

        Wells Fargo and Pacific are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and Pacific intend to seek any other approval and to take any other action that may be required to complete the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

        The merger cannot be completed unless all necessary regulatory approvals are granted. In addition, Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Merger Agreement—Conditions to the Merger" and "—Termination of the Merger Agreement."

Employee Benefit Plans

        Each person who, as of the effective date of the merger, is an employee of Pacific or a Pacific subsidiary (each, an "eligible employee") will be eligible to participate in the employee welfare benefit plans of Wells Fargo specified in the merger agreement, subject to any eligibility requirements applicable to such plans. Eligible employees will receive full credit for years of past service to Pacific or the Pacific subsidiary (or their predecessors in interest), to the extent credited under the vacation and short-term disability programs of Pacific, for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Contribution Pay Plan and Short Term Disability Plan.

        Eligible employees will be eligible to participate in the Wells Fargo 401(k) plan, subject to any eligibility requirements applicable to the plan. Eligible employees will receive full credit for years of past service to Pacific or the Pacific subsidiary (or their predecessors in interest), to the extent that such service is currently given credit under Pacific's existing 401(k) plan, for the purpose of satisfying any eligibility and vesting periods applicable to the Wells Fargo 401(k) plan.

        Eligible employees will be eligible to participate in the Wells Fargo cash balance plan, subject to any eligibility requirements applicable to the plan. Eligible employees will receive full credit for years of past service to Pacific or the Pacific subsidiary (or their predecessors in interest), to the extent that such service is currently given credit under Pacific's existing ESOP/MPP Plan, for the purpose of satisfying any eligibility and vesting periods applicable to the Wells Fargo cash balance plan, but not with respect to calculating compensation credits under the Wells Fargo cash balance plan. As a result, for purposes of calculating compensation credits, eligible employees will begin participation in the cash balance plan as new employees.

        Eligible employees will be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo will recognize years of past service with Pacific or a Pacific subsidiary for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

        Eligible employees will enter each such plan no later than the first day of the calendar quarter which begins at least 32 days after completion of the merger but in no case earlier than January 1, 2004.

Exchange of Certificates

        After completion of the merger, Wells Fargo Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of Pacific common stock a form of letter of transmittal, together with instructions for the exchange of the holder's Pacific stock certificates for a certificate or direct registration statement representing shares of Wells Fargo common stock.

        Pacific shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

        No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of Pacific common stock until after the certificates have been surrendered for exchange.

        When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate or direct registration statement representing the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash for the amount of any remaining partial share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the partial share amount or amounts payable as dividends or other distributions.

        A certificate or direct registration statement for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate or direct registration statement either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

        The exchange agent will issue stock certificates or direct registration statements for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for Pacific common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

        After completion of the merger, no transfers will be permitted on the books of Pacific. If, after completion of the merger, certificates for Pacific common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates or direct registration statements representing Wells Fargo common stock.

        None of Wells Fargo, Pacific, the exchange agent or any other person will be liable to any former holder of Pacific common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Sale of Wells Fargo Common Stock Issued in the Merger

        The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to Pacific shareholders who are considered to be "affiliates" of Pacific or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% shareholders and other persons with the power to direct the management and policies of the company in question.

        Affiliates of Pacific may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling shareholder complies with certain volume and manner of sale restrictions. As a practical matter, the rules of the Securities Act generally would permit an affiliate to sell the Wells Fargo shares received in the merger if the shares are sold through a broker or dealer.

        Pacific has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of Pacific that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

        This proxy statement-prospectus does not cover resales of Wells Fargo common stock received in the merger by affiliates of Pacific.

Stock Exchange Listing

        The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock and Chicago Stock Exchanges. The listing of the Wells Fargo common stock to be issued in the merger is a condition to Pacific's obligation to complete the merger. See "The Merger Agreement—Conditions to the Merger."

Accounting Treatment

        Wells Fargo will account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Pacific. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of Pacific's operations after the merger.

THE MERGER AGREEMENT

        The following is a summary of certain provisions of the merger agreement. When we use the term merger agreement in this document, we are referring to the agreement and plan of reorganization between Pacific and Wells Fargo, a copy of which is included in this document as Appendix A. The merger agreement is incorporated by reference into this document. This summary is qualified in its entirety by reference to the full text of the merger agreement. Pacific shareholders are encouraged to read the merger agreement carefully and in its entirety.

General

        The merger agreement provides for the merger of a newly formed, wholly owned subsidiary of Wells Fargo with and into Pacific. Pacific will survive the merger and become a wholly owned subsidiary of Wells Fargo. Pacific shareholders will receive shares of Wells Fargo common stock for their shares of Pacific common stock.

Closing Matters

        The merger will become effective on date articles of merger are filed with the Washington Secretary of State. Pacific and Wells Fargo have agreed to file articles of merger within 10 business days after the last condition to the merger has been satisfied or waived or on such other date as they may agree, provided that in no event will the articles of merger be filed on the last business day of a calendar month.

Consideration to be Received in the Merger; Treatment of Stock Options and Warrants

        Share Exchange and Option/Warrant Conversion.    The merger agreement provides that, at the completion of the merger:

  •
  each share of Pacific common stock outstanding immediately before the merger (other than shares as to which statutory dissenters' rights have been exercised) will be converted into the right to receive the number of shares (or fraction of a share) of Wells Fargo common stock determined by dividing $35 by the average of the closing prices of a share of Wells Fargo common stock on the New York Stock Exchange only (as reported by Bloomberg LP) for each of the 20 consecutive trading days ending on the day immediately before the Pacific shareholders meeting called to vote on the merger agreement (referred to in this document as the "Wells Fargo measurement price"), rounded to the nearest ten-thousandth; and

  •
  each option or warrant to purchase Pacific common stock granted by Pacific (or, in the case of stock options or warrants of acquired entities, assumed by Pacific) under any stock plan which is outstanding and unexercised immediately before the merger will become fully vested and exercisable and will be converted into an option to purchase Wells Fargo common stock exercisable on the same terms that applied to the option or warrant to purchase Pacific common stock except:

  •
  the number of Wells Fargo shares subject to the new option will equal the number of Pacific shares subject to the Pacific option or warrant multiplied by the share exchange ratio, rounded down to the nearest share; and

  •
  the exercise price per share of the new option will equal the exercise price per share of the Pacific option or warrant divided by the share exchange ratio, rounded down to the nearest cent.

        The Wells Fargo measurement price—and thus the share exchange ratio—will not be known until immediately before the merger. Once the share exchange ratio is determined, no adjustment will be made to the number of shares of Wells Fargo common stock you will receive to reflect subsequent changes in the price of Wells Fargo common stock.

        Cash Instead of Partial Shares.    If the aggregate number of shares of Wells Fargo common stock you are to receive in the merger does not equal a whole number, you will receive cash instead of the partial share. The cash payment will be equal to the product of the partial share of Wells Fargo common stock multiplied by the average closing price of a share of Wells Fargo common stock on the New York Stock Exchange only (as reported by Bloomberg LP) for the period of five consecutive trading days ending on the day immediately before the special meeting of Pacific shareholders.

        Adjustments for Changes in Capitalization.    If before the merger is completed the outstanding shares of Wells Fargo are increased or decreased in number or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the share exchange ratio.

Representations and Warranties

        The merger agreement contains various representations and warranties by Pacific and/or Wells Fargo concerning, among other things:

  •
  corporate existence, qualification to conduct business and corporate standing and power;

  •
  ownership of subsidiaries;

  •
  capital structure;

  •
  corporate authority to enter into, and to carry out the obligations under, the merger agreement and the enforceability of the merger agreement;

  •
  absence of a breach of organizational documents, material agreements or applicable laws as a result of the merger;

  •
  governmental and third party consents and approvals;

  •
  financial statements and filings with the SEC and other governmental agencies;

  •
  good title to and condition of real and personal property;

  •
  filing of tax returns, payment of taxes and absence of certain tax proceedings;

  •
  absence of material adverse changes or events;

  •
  contracts, commitments, leases and other agreements;

  •
  absence of pending or threatened litigation or regulatory proceedings other than litigation or regulatory proceedings disclosed under the merger agreement;

  •
  insurance;

  •
  compliance with laws;

  •
  labor matters;

  •
  employee benefit plans;

  •
  information provided for inclusion in this document;

  •
  absence of any contractual obligation to register securities;

  •
  absence of brokerage or finder's fees except as disclosed under the merger agreement;

  •
  proper administration of fiduciary accounts;

  •
  absence of default on material agreements;

  •
  absence of environmental liabilities except as disclosed under the merger agreement; and

  •
  patents, trademarks and trade names.

Covenants

        The merger agreement has a number of covenants and agreements that govern the actions of Pacific and Wells Fargo pending completion of the merger.

        Pacific.    Some of the more significant covenants and agreements of Pacific are summarized below.

                No Solicitation of Competing Transactions.    Neither Pacific nor any Pacific subsidiary nor any director, officer, representative or agent of Pacific or any Pacific subsidiary will, directly or indirectly, solicit, authorize the solicitation of or, except to the extent Pacific's board of directors concludes in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any entity or group (other than Wells Fargo) concerning any offer or possible offer to:

    •
    purchase any shares of its common stock, any option or warrant to purchase any shares of its common stock, any security convertible into its common stock, or any other equity security of Pacific or any of its subsidiaries;

    •
    make a tender or exchange offer for any shares of its common stock or other equity security of Pacific or any of its subsidiaries;

    •
    purchase, lease or otherwise acquire the assets of Pacific or any of its subsidiaries except in the ordinary course of business; or

    •
    merge, consolidate or otherwise combine with Pacific or any of its subsidiaries.

        Notwithstanding the above, Pacific is permitted to comply with certain tender offer rules as provided in the merger agreement.

        Pacific and each of its subsidiaries, as applicable, has also agreed to promptly inform Wells Fargo if any such entity or group makes an offer or inquiry concerning any of the foregoing.

                Recommendation of Merger Agreement by Pacific Board.    Pacific has agreed that its board of directors will, except to the extent Pacific's board of directors concludes in good faith, after taking into account the advice of its outside counsel, that to do so would violate its fiduciary obligations under applicable law, recommend that Pacific shareholders vote for approval of the merger agreement and use its best efforts to solicit shareholder proxies in favor of approval of the merger agreement.

                Pacific Stock Option/Warrant Plans.    Pacific has agreed that all options and warrants to purchase Pacific common stock granted by Pacific (or, in the case of stock options and warrants of acquired entities, assumed by Pacific) under any stock plan which are outstanding and unexercised immediately before the merger will be converted into options to purchase Wells Fargo common stock. See "—Consideration to be Received in the Merger; Treatment of Stock Options and Warrants" on page [    •    ] of this proxy statement-prospectus.

                Pacific Benefit Plans.    Pacific has agreed to take all action necessary to provide that the payments to be made within 10 days from completion of the merger under employment agreements with Patrick M. Fahey, David H. Straus, Bette J. Floray, George P. Brace, Kim S. Brace and Joseph H. Ward as of the date of the merger agreement do not constitute compensation under Pacific's qualified and non-qualified plans. See "Additional Interests of Pacific Management" beginning on page [    •    ] of this proxy statement-prospectus.

                Conduct of Business Pending Closing of the Merger.    Pacific and each Pacific subsidiary will, except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo:

    •
    maintain its corporate existence in good standing;

    •
    maintain the general character of its business;

    •
    conduct its business in its ordinary and usual manner;

    •
    extend credit in accordance with existing lending policies, with certain exceptions subject to the prior written consent of Wells Fargo, which consent will be deemed waived under certain specified circumstances;

    •
    maintain proper business and accounting records in accordance with generally accepted principles;

    •
    maintain its properties in good repair and condition, with the exception of ordinary wear and tear;

    •
    maintain in all material respects presently existing insurance coverage;

    •
    use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it;

    •
    use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the merger;

    •
    comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Pacific and each Pacific subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Pacific and its subsidiaries taken as a whole; and

    •
    permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries' books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business.

        Except as otherwise permitted or required by the merger agreement, or as otherwise agreed to in writing by Wells Fargo, until the effective date of the merger, Pacific and each Pacific subsidiary will not:

    •
    amend or otherwise change its articles of incorporation or bylaws;

    •
    issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities, except as required under employee benefit plans and outstanding stock options and warrants as specified in the merger agreement;

    •
    authorize or incur any long-term debt (other than deposit liabilities);

    •
    mortgage, pledge or subject to a lien or other encumbrance any of its properties, except in the ordinary course of business;

    •
    enter into any material agreement, contract or commitment in excess of $75,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect as of the date of the merger agreement;

    •
    make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $1,000,000 or less;

    •
    amend or terminate any specified employee benefit plan except as required by law or the terms of the merger agreement;

    •
    make any contributions to any specified employee benefit plan except as required by the terms of the plan in effect as of the date of the merger agreement;

    •
    declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except:

    •
    Pacific may declare and pay dividends on Pacific common stock, in accordance with applicable law and consistent with past practice, out of the net earnings of Pacific between the date of the merger agreement and the effective date of the merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed an annualized rate of $0.56 per share of Pacific common stock, provided Pacific shareholders will be entitled to a dividend, as determined by Pacific after consultation with Wells Fargo, on Pacific common stock or Wells Fargo common stock, but not both, in the calendar quarter in which the merger closes; and

    •
    any dividend declared by a Pacific subsidiary's board of directors in accordance with applicable law and regulation;

    •
    redeem, purchase or otherwise acquire, directly or indirectly, any capital stock of Pacific;

    •
    increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices;

    •
    sell or otherwise dispose of any shares of capital stock of any Pacific subsidiary; or

    •
    sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

                Other Pacific Covenants.    Pacific has also agreed to:

    •
    subject to specified conditions, establish such additional accruals and reserves as are necessary to conform its accounting and loss reserve practices and methods to those of Wells Fargo, consistent with Wells Fargo's plans with respect to the conduct of Pacific's business after the merger, and to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the merger; and

    •
    use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or shareholder of Pacific who may reasonably be deemed an "affiliate" of Pacific within the meaning of such term as used in Rule 145 of the Securities Act. See "The Proposed Merger—Resale of Wells Fargo Common Stock Issued in the Merger" on page [    •    ] of this proxy statement-prospectus.

        Wells Fargo.    Some of the more significant covenants and agreements of Wells Fargo are summarized below:

                Regulatory Approvals.    Wells Fargo has agreed to take all necessary corporate and other action and file all documents required to obtain all regulatory approvals required to complete the merger.

                Stock Exchange Listing.    Wells Fargo will file all documents required to list the Wells Fargo shares to be issued in the merger on the New York and Chicago Stock Exchanges.

                Indemnification; Directors and Officers Insurance.    Wells Fargo has agreed that all rights to indemnification and all limitations of liability in favor of any person who is now, or has been at any time prior the date of the merger agreement, or who becomes prior to the merger, a director or officer of Pacific or any Pacific subsidiary, in the articles of incorporate or bylaws of Pacific or the Pacific subsidiary, as applicable in the particular case and as in effect as of the date of the merger agreement, will survive the merger and continue in full force and effect with respect to claims arising from (a) facts or events that occurred before the merger, or (b) the merger agreement, the agreement and plan of merger or any of the transactions contemplated by either agreement. In the event of a liquidation or sale of substantially all assets of Pacific, Wells Fargo will guarantee the indemnification obligations of Pacific and its subsidiaries to the extent of the net asset value of Pacific or any of its subsidiaries at the time of the merger. Under no circumstances is Wells Fargo required to indemnify any person who was a director or officer of Pacific or any Pacific subsidiary to a greater extent than Pacific or the Pacific subsidiary was, as of the date of the merger agreement, required to indemnify that person. Wells Fargo has the right to assume the defense of any claim made against a present or former director or officer of Pacific or any of its subsidiaries if such claim could trigger its indemnification obligations.

        Wells Fargo has also agreed to use its best efforts to maintain the current directors' and officers' liability insurance maintained by Pacific (or to substitute policies with substantially equivalent coverage and terms) for a period of three years after the merger, but is not obligated to pay more than 300% of the current annual premiums paid for such insurance.

                Registration of Shares Underlying Converted Options/Warrants.    Wells Fargo has agreed to list, reserve and register under the Securities Act all Wells Fargo shares to be issued under the converted options and warrants of Pacific. See "The Merger Agreement—Consideration to Be Received in the Merger; Treatment of Stock Options and Warrants" beginning on page [    •    ] of this proxy statement-prospectus.

                Other Covenants.    Wells Fargo has agreed to maintain its corporate existence in good standing and conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties. Wells Fargo has also agreed to maintain all books and records, including all financial statements, in accordance with generally accepted accounting principles and practices consistent with those used for its financial statements.

Conditions to the Merger

        Under the merger agreement, various conditions are required to be met before Wells Fargo or Pacific is obligated to complete the merger. These conditions are customary and include:

  •
  continued accuracy of the other party's representations and warranties;

  •
  performance by the other party of its obligations under the merger agreement;

  •
  approval of the merger by Pacific shareholders and by regulatory authorities, and expiration of all applicable waiting and appeal periods;

  •
  absence of any order restraining or enjoining the merger;

  •
  receipt by Wells Fargo of all securities law or blue sky authorizations necessary to complete the merger; and

  •
  subject to certain exceptions, absence since December 31, 2002 of any changes which have had or might reasonably be expected to have a material adverse effect on the other party.

        Various additional conditions must be met before Pacific is obligated to complete the merger, including:

  •
  listing on the New York and Chicago Stock Exchanges of the Wells Fargo common stock to be delivered to Pacific shareholders;

  •
  receipt by Pacific of a favorable tax opinion; and

  •
  receipt by Pacific of an opinion of its financial advisor that the consideration to be received by Pacific shareholders pursuant to the merger is fair from a financial point of view.

        Also, various additional conditions must be met before Wells Fargo is obligated to complete the merger, including:

  •
  receipt by Pacific and each Pacific subsidiary of all material consents or waivers from third parties to loan agreements, leases or other contracts required to complete the merger;

  •
  the total number of shares of Pacific common stock outstanding and subject to issuance upon exercise, assuming for this purpose that phantom shares and other share-equivalents constitute Pacific common stock, of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not exceed 18,656,804;

  •
  prepayment by Pacific of its obligations under certain consulting agreements between Pacific and/or Pacific Northwest Bank and any employee or former employee of Bank of the Northwest, and the termination of those agreements without further obligation to Pacific; and

  •
  the resignation of each member of Pacific's board of directors;

        Some of the conditions to the merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the merger may be waived by the party entitled to assert the condition.

Termination of the Merger Agreement

        Right to Terminate.    The merger agreement may be terminated at any time prior to the completion of the merger:

  •
  By mutual written consent of Wells Fargo and Pacific;

  •
  By either Wells Fargo or Pacific if:

  •
  The merger has not been completed by March 31, 2004, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party.

  •
  A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement.

  •
  Pacific's board of directors determines in good faith that a "takeover proposal" constitutes a "superior proposal" provided that Pacific may not terminate the merger agreement under this provision unless it has not breached its covenant not to solicit a competing transaction and pays Wells Fargo a termination fee of $30,000,000. For purposes of this provision:

  •
  "takeover proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Pacific or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Pacific; and

  •
  "superior proposal" means a bona fide proposal or offer made by a person to acquire Pacific pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of, Pacific and its subsidiaries on terms which Pacific's board of directors determines in good faith, after taking into account the advice of counsel, to be more favorable to Pacific and its shareholders than the transactions contemplated by the merger agreement.

  •
  By Wells Fargo if:

  •
  Pacific's board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of the merger agreement.

  •
  After an agreement to engage in or the occurrence of an "acquisition event" or after a third party shall have made a proposal to Pacific or its shareholders to engage in an acquisition event, the merger agreement is not approved by Pacific shareholders at the special meeting. For purposes of this provision, an acquisition event means:

  •
  a merger, consolidation or similar transaction involving Pacific or Pacific Northwest Bank or any successor to Pacific or Pacific Northwest Bank,

  •
  a purchase, lease or other acquisition in one or a series of related transactions of assets of Pacific or any of its subsidiaries representing 25% or more of the consolidated assets of Pacific and its subsidiaries, or

  •
  a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Pacific or Pacific Northwest Bank in each case with or by a person or entity other than Wells Fargo or an affiliate of Wells Fargo.

  •
  A meeting of Pacific shareholders to approve the merger agreement is not held prior to December 15, 2003, and Pacific has failed to comply with its obligations to call and cause to be held such meeting as provided in the merger agreement.

        Termination Fee Payable by Pacific.    Pacific has agreed to pay Wells Fargo a termination fee of $30,000,000 if:

  •
  The merger agreement is terminated pursuant to the provision that allows termination if Pacific's board of directors determines in good faith that a takeover proposal constitutes a superior proposal (see above for a discussion of these terms) and prior to such termination or within 12 months after such termination:

  •
  Pacific or Pacific Northwest Bank or any successor to Pacific or Pacific Northwest Bank enters into an agreement to engage in an acquisition event (See above for a discussion of this term) or an acquisition event occurs; or

  •
  Pacific's board of directors authorizes or approves an acquisition event or publicly announces an intention to authorize or approve an acquisition event or recommends that Pacific shareholders approve or accept an acquisition event; or

  •
  the merger agreement is terminated pursuant to the provision that allows termination by Wells Fargo if:

  •
  Pacific's board of directors fails to recommend, withdraws or modifies in a manner materially adverse to Wells Fargo its approval or recommendation of the merger agreement.

  •
  After an agreement to engage in or the occurrence of an acquisition event (See above for a discussion of this term) or after a third party shall have made a proposal to Pacific or its shareholders to engage in an acquisition event, the merger agreement is not approved by Pacific shareholders at the special meeting.

  •
  A meeting of Pacific shareholders to approve the merger agreement is not held prior to December 15, 2003, and Pacific has failed to comply with its obligations to call and cause to be held such meeting as provided in the merger agreement.

Waiver and Amendment

        Either Wells Fargo or Pacific may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement, unless applicable law requires the condition to be met.

        Wells Fargo and Pacific can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after Pacific shareholders approve the merger agreement if the amendment would change in a manner adverse to Pacific shareholders the consideration to be received by Pacific shareholders in the merger.

Expenses

        Wells Fargo and Pacific will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel.

THE COMPANIES

Wells Fargo

        General.    Wells Fargo is a diversified financial services company organized under the laws of the state of Delaware and registered as a bank holding company and a financial holding company under the Bank Holding Company Act of 1956, as amended. As a diversified financial services company, Wells Fargo owns subsidiaries engaged in banking and a variety of related businesses. Wells Fargo subsidiaries provide banking, insurance, investment, mortgage and consumer finance services through stores, the internet and other distribution channels throughout North America and elsewhere internationally.

        Wells Fargo is a separate and distinct legal entity from its banking and other subsidiaries. Its principal source of funds to pay dividends on its capital stock and interest and principal on its debt is dividends from its subsidiaries. Various federal and state laws and regulations limit the amount of dividends Wells Fargo subsidiaries can pay to Wells Fargo without regulatory approval. See "Regulation and Supervision of Wells Fargo—Dividend Restrictions" on page [    •    ] of this proxy statement-prospectus for a discussion of the restrictions on the ability of Wells Fargo's subsidiaries to pay dividends to Wells Fargo.

        Wells Fargo expands its business in part by acquiring banking institutions and other companies that engage in activities that are financial in nature. Wells Fargo continues to explore opportunities to acquire banking and non-banking organizations as permitted for a financial holding company under the Bank Holding Company Act. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. Wells Fargo policy is not to comment on such discussions or a possible acquisition until a definitive agreement with respect thereto has been signed.

        Wells Fargo's executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

        Additional Information About Wells Fargo.    Financial and other information about Wells Fargo is set forth in Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 2002, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Wells Fargo, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference in Wells Fargo's Annual Report on Form 10-K for the year ended December 31, 2002, and Wells Fargo's Proxy Statement for its 2003 Annual Meeting of Stockholders. You can obtain this information by contacting Wells Fargo as indicated under "Where You Can Find More Information" on page [    •    ] of this proxy statement-prospectus.

        Information on Wells Fargo's Web Site.    Information on the internet website of Wells Fargo or any subsidiary of Wells Fargo is not part of this proxy statement-prospectus, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement unless that information is also in this proxy statement-prospectus or in a document that is incorporated by reference into this proxy statement-prospectus.

Pacific

        General.    Pacific is a Washington corporation registered as a bank holding company under the Bank Holding Company Act of 1956. Pacific is primarily engaged in the business of planning, directing, and coordinating the business activities of its wholly owned banking subsidiary, Pacific Northwest Bank. As of March 31, 2003, Pacific had total assets of approximately $3.1 billion, total loans receivable of approximately $2.0 billion, total deposits of approximately $2.1 billion and shareholder's equity of approximately $266 million. Pacific was incorporated in 1994.

        Pacific Northwest Bank is a Washington state-chartered commercial bank. Pacific Northwest Bank offers a full range of financial services to commercial and individual customers, including short-term and medium-term loans, revolving credit facilities, inventory and accounts receivable financing, equipment financing, residential and commercial construction lending, agricultural lending, mortgage lending, equipment leasing, various savings programs, checking accounts, installment and personal loans, and bank credit cards. Pacific Northwest Bank also provides a broad range of depository and lending services to commercial, industrial and agricultural enterprises, governmental entities and individuals. Investment products are also available through Pacific Northwest Financial Services, Inc. and insurance products are available through Pacific Northwest Insurance Agency, Inc., both wholly owned subsidiaries of Pacific Northwest Bank.

        Since 1995, when Pacific (formerly known as InterWest Bancorp) adopted a strategy to increase its emphasis on commercial banking and to grow into a statewide institution, Pacific has acquired seven commercial banks. The acquisition in 2002 of Bank of the Northwest added commercial banking assets of approximately $383.1 million and expanded Pacific's business into Oregon. Pacific Northwest Bank has also opened several de novo branches in western Washington. Presently Pacific conducts its business through 58 financial centers in the Pacific Northwest, including the metropolitan areas of Seattle and Bellevue, Washington, and Portland, Oregon.

        Pacific's executive offices are located at 1111 Third Avenue, Suite 250, Seattle, WA 98101, and its telephone number is (206) 624-0600.

        Additional Information About Pacific.    Financial and other information about Pacific is set forth in Pacific's Annual Report on Form 10-K for the year ended December 31, 2002, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. Information regarding the names, ages, positions and business backgrounds of the executive officers and directors of Pacific, as well as additional information, including executive compensation, security ownership of certain beneficial owners and management, and certain relationships and related transactions, is set forth in or incorporated by reference in Pacific's Annual Report on Form 10-K for the year ended December 31, 2002, and Pacific's Proxy Statement for its 2003 Annual Meeting of Shareholders. You can obtain this information by contacting Pacific as indicated under "Where You Can Find More Information" on page [    •    ] of this proxy statement-prospectus.

        Information on Pacific's Web Site.    Information on the internet website of Pacific or any subsidiary of Pacific Fargo is not part of this proxy statement-prospectus, and you should not rely on that information in deciding how to vote on the proposal to approve the merger agreement unless that information is also in this proxy statement-prospectus or in a document that is incorporated by reference into this proxy statement-prospectus.

VOTING SECURITIES OF PACIFIC AND PRINCIPAL HOLDERS

        The following table sets forth, as of [    •    ], 2003, information as to the shares of Pacific common stock beneficially owned by each person who, to the knowledge of Pacific, is the owner of more than 5% of the outstanding shares of Pacific common stock, by Pacific's chief executive officer and four other most highly compensated executive officers during 2002 and each director of Pacific, and by the executive officers and directors of Pacific as a group. Unless otherwise indicated, each person has sole voting power and sole investment power.

Name	Number of Common Shares Beneficially Owned(1)		Percentage of Shares*
Directors:
Gary M. Bolyard	81,737	(2)
Larry Carlson	51,169	(3)
Michael T. Crawford	13,971
Daniel J. Durkin	113,388	(4)
Jean Gorton	13,545
Robert D. Kraus	8,717
C. Stephen Lewis	34,172
Clark H. Mock	5,875
Stephen M. Walden	384,745	(5)
Betty Woods	13,005
Executive Officers:
Patrick M. Fahey**	353,214	(6)
George P. Brace(7)	63,122	(8)
Kim S. Brace(7)	69,910	(9)
Bette J. Floray	23,240
Charles A. Foisie	7,468
David H. Straus	55,238	(10)
All current executive officers and directors as a group (18 persons)	1,274,468	(11)

*
Based on [    •    ] shares outstanding, plus [    •    ] stock options and warrants granted to Pacific's directors, officers and employees, for a total of [    •    ] shares outstanding, assuming the exercise of all outstanding options and warrants.

**
Mr. Fahey also serves as a director of Pacific.

(1)
The amounts shown also include the following amounts of common stock which the indicated individuals have the right to acquire within 60 days of [    •    ], 2003, through the exercise of stock options granted pursuant to Pacific's stock option plans: Mr. Carlson 1,471; Mr. Crawford 1,846; Mr. Durkin 74,611; Mr. Kraus 1,025; Ms. Floray 19,402; Mr. Fahey 114,570; Mr. Walden 30,000; Mr. Straus 22,403; Mr. Brace 16,281; Ms. Brace 27,066; and one other executive officer 53,353. Shares held in accounts under Pacific's ESOP/MPP Plan, as to which the holders have voting power but not investment power, and shares held in accounts under Pacific's 401(k) Plan, as to which the holders have voting and investment power, are also included as follows: Mr. Fahey 5,397; Ms. Floray 488; Mr. Walden 41,333; Mr. Straus 5,472; Mr. Brace 4,471; Ms. Brace 4,625 and Mr. Foise 1,090.

  In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any share of Pacific common stock if he or she has voting and/or investment power with respect to such security. The table includes shares owned by spouses, other immediate family members and trusts, shares held in retirement accounts or funds for the benefit of the named individuals and other forms of ownership, over which shares the persons named in the table possess voting and/or investment power.

(2)
Includes 3,390 shares held in an IRA account for the benefit of Mr. Bolyard.

(3)
Includes 6,254 shares held in an IRA account for the benefit of Mr. Carlson.

(4)
Includes 1,027 shares held in Pacific's 401(k) Plan and warrants to purchase 29,718 shares.

(5)
Includes 2,476 shares owned by Mr. Walden's spouse, and 2,962 shares held in an IRA account for the benefit of Mr. Walden.

(6)
Includes 26,703 shares held in an IRA account for the benefit of Mr. Fahey, 177 shares owned by Mr. Fahey's spouse, 705 shares held in an IRA account for the benefit of Mr. Fahey's spouse, and 592 shares owned by Mr. Fahey's dependent child.

(7)
George Brace and Kim Brace are husband and wife.

(8)
Includes 15,454 shares held in an IRA account for the benefit of Mr. Brace. Includes one-half of the shares held jointly by George Brace and Kim Brace, but does not include shares held by Kim Brace which are included in the above table.

(9)
Includes 11,306 shares held in an IRA account for the benefit of Kim Brace. Includes one-half of the shares held jointly by George Brace and Kim Brace, but does not include shares held by George Brace which are included in the above table.

(10)
Includes 592 shares held for the benefit of Mr. Straus' son.

(11)
Includes 6,204 shares not reflected elsewhere in the above table.

WELLS FARGO CAPITAL STOCK

        The following summary of the terms of Wells Fargo capital stock is not complete and is qualified by reference to Wells Fargo's restated certificate of incorporation, as amended, including the certificates of designations for Wells Fargo preferred stock, and to Wells Fargo's bylaws. You should read these documents for complete information on Wells Fargo capital stock. Wells Fargo's restated certificate of incorporation, as amended, including the certificates of designations for Wells Fargo preferred stock, and Wells Fargo's bylaws are incorporated by reference in this proxy statement-prospectus. You can obtain copies of these documents upon request as indicated under "Where You Can Find More Information on" on page [    •    ] of this proxy statement-prospectus.

        Wells Fargo files instruments that define the rights of holders of its capital stock as exhibits to its annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC. Also, from time to time Wells Fargo might file an amendment to these documents or a new instrument that defines the rights of holders of its capital stock as an exhibit to a current report on Form 8-K filed with the SEC.

General

        Shares Authorized and Outstanding.    As of the date of this proxy statement-prospectus, Wells Fargo was authorized to issue 6,000,000,000 shares of common stock. At March 31, 2003, Wells Fargo had issued 1,736,381,025 shares of common stock, of which 1,674,926,083 shares were outstanding and 61,454,942 shares were held as treasury shares.

        Common Stock Dividends.    Holders of Wells Fargo common stock may receive dividends when declared by Wells Fargo's board of directors out of funds that Wells Fargo can legally use to pay dividends. Wells Fargo may pay dividends in cash, stock or other property. In some cases, holders of Wells Fargo common stock may not receive dividends until Wells Fargo has satisfied its obligations to holders of outstanding preferred stock. Other restrictions on Wells Fargo's ability to pay dividends are described below under "—Restrictions on Payment of Dividends."

        Voting Rights.    Holders of Wells Fargo common stock have the exclusive right to vote on all matters presented to Wells Fargo stockholders unless Delaware law or the certificate of designations for an outstanding series of preferred stock gives the holders of that series of preferred stock the right to vote on certain matters. Each holder of Wells Fargo common stock is entitled to one vote per share. Holders of Wells Fargo common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on Wells Fargo's board of directors. It also means the holders of a majority of the shares of common stock entitled to vote in the election of directors can elect all directors standing for election and the holders of the remaining shares will not be able to elect any directors. Wells Fargo's board of directors is not classified.

        Other Rights.    If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, holders of its common stock will receive pro rata, according to shares held by them, any of Wells Fargo's remaining assets available for distribution to stockholders after Wells Fargo has provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When Wells Fargo issues securities in the future, holders of Wells Fargo common stock have no preemptive rights with respect to those securities. This means the holders of Wells Fargo common stock have no right, as holders of Wells Fargo common stock, to buy any portion of those issued securities. Holders of Wells Fargo common stock have no rights to have their shares of common stock redeemed by Wells Fargo or to convert their shares of common stock into shares of any other class of Wells Fargo capital stock.

        Listing.    Outstanding shares of Wells Fargo common stock are listed on the New York and Chicago Stock Exchanges under the symbol "WFC." Wells Fargo Bank Minnesota, National Association is the transfer agent and registrar for Wells Fargo common stock.

        Fully Paid.    Outstanding shares of Wells Fargo common stock are fully paid and non assessable. This means the full purchase price for the shares has been paid and the holders of the shares will not be assessed any additional amounts for the shares. Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and non-assessable. See "Legal Opinions" on page [    •    ] of this proxy statement-prospectus.

Restrictions on Payment of Dividends

        Wells Fargo is incorporated in Delaware and is governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, Wells Fargo cannot pay dividends out of net profits if, after it pays the dividend, its capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

        As a bank holding company, Wells Fargo's ability to pay dividends is affected by the ability of its bank and non-bank subsidiaries to pay dividends to it. Various federal laws limit the amount of dividends Wells Fargo's national bank subsidiaries can pay to it without regulatory approval. State-chartered banks are subject to state regulations that limit dividends. See Regulation and Supervision of Wells Fargo—Dividend Restrictions" on page [    •    ] of this proxy statement-prospectus.

Restrictions on Ownership of Wells Fargo Common Stock

        The Bank Holding Company Act of 1956 requires any "bank holding company" (as defined in that Act) to obtain the approval of the Board of Governors of the Federal Reserve System prior to acquiring more than 5% of Wells Fargo's outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Wells Fargo's outstanding common stock under the Change in Bank Control Act. Any holder of 25% or more of Wells Fargo's outstanding common stock, other than an individual, is subject to regulation as a bank holding company under the Bank Holding Company Act.

Anti-takeover Provisions in the Restated Certificate of Incorporation and Bylaws

        Certain provisions of Wells Fargo's restated certificate of incorporation, as amended, could make it less likely that Wells Fargo management would be changed or someone would acquire voting control of Wells Fargo without the consent of its board of directors. These provisions could delay, deter or prevent tender offers or takeover attempts that stockholders might believe are in their best interests, including tender offers or takeover attempts that could allow stockholders to receive premiums over the market price of their common stock.

        Preferred Stock.    Wells Fargo's board of directors can at any time, under Wells Fargo's restated certificate of incorporation, as amended, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock could discourage or make more difficult attempts to take control of Wells Fargo through a merger, tender offer, proxy context or otherwise. Preferred stock with special voting rights or other features issued to persons favoring Wells Fargo management could stop a takeover by preventing the person trying to take control of Wells Fargo from acquiring enough voting shares necessary to take control.

        Nomination Procedures.    Holders of Wells Fargo common stock can nominate candidates for Wells Fargo's board of directors. A stockholder must follow the advance notice procedures described in Wells Fargo's bylaws. In general, to nominate a person for election to the board of directors at a meeting of Wells Fargo stockholders, a stockholder must submit a written notice of the proposed nomination to Wells Fargo's corporate secretary at least 30 but not more than 60 days before the meeting.

        Proposal Procedures.    Under Wells Fargo's bylaws, a stockholder can propose at an annual meeting of Wells Fargo stockholders that business other than nominations to board of directors be considered only if the stockholder follows the advance notice procedures described in Wells Fargo's bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder's interest in the proposal to Wells Fargo's corporate secretary at least 90 but not more than 120 days before the date set for the annual meeting of stockholders.

        Rights Plan.    Although Wells Fargo does not have a stockholder rights plan (commonly referred to as a "poison pill") as of the date of this proxy statement-prospectus, under Delaware law, Wells Fargo's board of directors can adopt a rights plan without stockholder approval. If adopted, a rights plan could operate to cause substantial dilution to a person or group that attempts to acquire Wells Fargo on terms not approved by Wells Fargo's board of directors.

        Amendment of Bylaws.    Under Wells Fargo's bylaws, the Wells Fargo board of directors can adopt, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Wells Fargo stockholders also have the power to change or repeal Wells Fargo's bylaws.

Preferred Stock

        As of the date of this proxy statement-prospectus, Wells Fargo was authorized to issue, without further stockholder approval, 24,000,000 shares of preferred stock, consisting of 20,000,000 shares of preferred stock and 4,000,000 shares of preference stock, including shares issued or reserved for issuance. At March 31, 2003, Wells Fargo had 1,817,175 shares of preferred stock issued and outstanding. Wells Fargo had not issued any shares of preference stock as of March 31, 2003. In this description of Wells Fargo capital stock, "preferred stock" means preferred stock and preference stock unless the context indicates otherwise.

        Wells Fargo's board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and voting powers, preferences, and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of each series, all without any vote or other action on the part of the holders of Wells Fargo common stock. Wells Fargo can issue shares of preferred stock at any time in any amount, provided that not more than 24,000,000 shares of preferred stock are outstanding at any one time.

        Shares of Wells Fargo common stock are subject to the rights of holders of Wells Fargo preferred stock. Wells Fargo preferred stockholders are entitled to payment of dividends on their preferred stock before Wells Fargo can pay dividends on Wells Fargo common stock. If Wells Fargo voluntarily or involuntarily liquidates, dissolves or winds up its business, its preferred stockholders are entitled to receive, out of any assets remaining for distribution to stockholders, all accrued and unpaid dividends on their preferred stock and any liquidation preference for their preferred stock before holders of Wells Fargo common stock receive any distribution of assets with respect to their common stock.

COMPARISON OF STOCKHOLDER RIGHTS

        The following is a summary of the material differences between the current rights of Pacific shareholders and the rights of Wells Fargo stockholders. The summary is not a complete statement of the provisions affecting, and the differences between, the current rights of Pacific shareholders and those of Wells Fargo stockholders, and is qualified in its entirety by reference to the Washington Business Corporation Act, the Delaware General Corporation Law, Pacific's restated articles of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws. An indication that some of the differences in the rights are material does not mean that there are not other equally important differences.

        Pacific is organized under the laws of the state of Washington. The rights of Pacific shareholders are currently governed by the Washington Business Corporation Act (WBCA) and Pacific's restated articles of incorporation and bylaws. Wells Fargo is organized under the laws of the state of Delaware. If you become a Wells Fargo stockholder, your rights will be governed by the Delaware General Corporation Law (DGCL) and Wells Fargo's restated certificate of incorporation and bylaws.

        You should carefully read Wells Fargo's restated certificate of incorporation and bylaws, which are incorporated by reference into this proxy statement-prospectus. See "Where You Can Find More Information" on page [    •    ] of this proxy statement- prospectus.

Authorized Capital Stock

Pacific	Wells Fargo
Authorized:	Authorized:
• 30,000,000 shares of common stock	•	6,000,000,000 shares of common stock.
	•	20,000,000 shares of preferred stock.
Outstanding at March 31, 2003:	•	4,000,000 shares of preference stock.
• 16,859,146 shares of common stock
Outstanding at March 31, 2003:
	•	1,674,926,083 shares of common stock.
	•	1,817,175 shares of preferred stock.
	•	No shares of preference stock.

Board of Directors

Pacific	Wells Fargo

Pacific's restated articles of incorporation provide that the board of directors shall consist of not less than five nor more than 15 members. Pacific's board of directors currently consists of 11 members. Pacific's bylaws provide that a majority of those members elected or appointed as of the 2000 calendar year shall not be officers or employees of the corporation or any of its subsidiaries.
Wells Fargo's bylaws provide that the board of directors shall consist of not less than 10 nor more than 28 persons. Wells Fargo's board of directors currently consists of 14 members. Wells Fargo's restated certificate of incorporation requires directors to be stockholders.

Classes of Directors

Pacific	Wells Fargo

Pacific's restated articles of incorporation provide that the board of directors, will be divided into three classes of directors as nearly equal as possible, with each class being elected to a staggered three-year term.	Wells Fargo's board is not classified, and all directors are elected annually.

Removal of Directors

Pacific	Wells Fargo

Pacific's restated articles of incorporation provide that any director or the entire board of directors may be removed only for cause by the affirmative vote of the holders of a majority of the total votes eligible to be cast at a meeting called expressly for such purpose. The following constitute "cause" under the articles of incorporation: fraudulent or dishonest acts; a gross abuse of authority in discharge of duties to Pacific; or acts that are detrimental or hostile to the interest of Pacific. These minimum vote and cause requirements make it difficult for a person or entity to acquire control of Pacific's board of directors through director elections.	Any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

Nomination of Directors and Submission of Stockholder Proposals

Pacific	Wells Fargo

Pacific's bylaws provide detailed procedures that must be strictly complied with in order for shareholder nominations of candidates for directors or shareholder proposals to be considered at a shareholders' meeting. These procedures include providing a specific form of notice to Pacific of such proposals or nominees generally not less than 120 days and not more than 150 days prior to the first anniversary of the date on which Pacific's proxy statement was released to shareholders for the previous year's annual meeting.
Wells Fargo's bylaws also provide detailed procedures that must be strictly complied with in order for shareholder nominations of candidates for directors or shareholder proposals to be considered at a stockholders' meeting. In general, to nominate a person for election to the board of directors at a meeting of stockholders, a stockholder must submit a written notice of the proposed nomination to Wells Fargo's corporate secretary at least 30 but not more than 60 days before the meeting.

Shareholders of Pacific interested in submitting a proposal for inclusion in the proxy materials for a shareholders' meeting must comply with the rules and regulations of the SEC applicable to shareholder proposals.
A stockholder can propose at an annual meeting of stockholders that business other than nominations to the Wells Fargo board of directors be considered only if the stockholder follows the advance notice procedures described in Wells Fargo's bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder's interest in the proposal to Wells Fargo's corporate secretary at least 90 but not more than 120 days before the date set for the annual meeting of Wells Fargo stockholders.

Stockholders of Wells Fargo interested in submitting a proposal for inclusion in the proxy materials for a stockholders' meeting must also comply with the rules and regulations of the SEC applicable to shareholder proposals.

Calling Special Meetings of Stockholders

Pacific	Wells Fargo

Pacific's restated articles of incorporation provide that special meetings of shareholders may be called only by the president, the board of directors or holders of not less than a majority of the outstanding shares entitled to vote at the meeting. This restriction on who may call a special meeting of shareholders may deter hostile takeovers of Pacific by making it more difficult for a person or entity to call a special meeting of shareholders for the purpose of considering an acquisition proposal or related matters.
Wells Fargo's bylaws provide that special meetings of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Wells Fargo's board of directors. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders. This restriction on who may call a special meeting of stockholders, including the inability of holders of common stock to call a special meeting, may deter hostile takeovers of Wells Fargo by making it more difficult for a person or entity to call a special meeting of stockholders for the purpose of considering an acquisition proposal or related matters.

Stockholder Action Without a Meeting

Pacific	Wells Fargo

Under the WBCA, shareholder action that may be taken at a shareholders' meeting may be taken without a meeting if written consents describing the action are signed by all shareholders entitled to vote on that matter. The bylaws of Pacific permit shareholder action by unanimous written consent. The WBCA prohibits shareholder action by written consent for public companies like Pacific unless such consent is unanimous.
Wells Fargo's bylaws provide that any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders, and provide certain procedures to be followed in such cases.

Anti-Takeover Statutes

Pacific	Wells Fargo

The WBCA prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" with a person or group of persons beneficially owning 10% or more of the voting securities of a target corporation (an "Acquiring Person") for a period of five years after the acquisition of such securities, unless the transaction or acquisition of shares is approved by a majority of the
Section 203 of the DGCL prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an "interested stockholder" who beneficially owns 15 percent or more of a corporation's voting stock, within three years after the person or entity becomes an interested stockholder, unless:
members of the target corporation's board of directors prior to the date on which the Acquiring Person first obtained 10% share ownership. A significant business transaction includes among other transactions: (a) mergers, asset sales, and	•	the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction,
stock issuances or redemptions involving an Acquiring Person, (b) termination of 5% or more of the employees of the target corporation employed in Washington State as a result of the Acquiring Person's acquisition of 10% or more of the shares, or (c) allowing the Acquiring Person to receive any disproportionate benefit as a shareholder. Pacific currently meets the standards of a "target corporation" and is subject to these	•	after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including (a) shares held by officers and directors of interested stockholders and (b) shares held by specified employee benefit plans, or
limitations.	•	after the person becomes an interested stockholder, the business combination is
In addition, the WBCA imposes restrictions on certain transactions between a corporation and certain significant shareholders. Subject to certain exceptions, pursuant to the fair price provision, a merger, share exchange, sale of assets other than		approved by the board of directors and holders of at least 66 2/3% of the outstanding voting stock, excluding shares held by the interested stockholder.
in the regular course of business, or dissolution of a corporation involving an interested shareholder owning beneficially 20% or more of the corporation's voting securities must be approved by the holders of two-thirds of the corporation's outstanding voting securities, other than those shares held by an interested shareholder. This restriction does not apply if a majority of the board of directors, excluding interested directors, determine that the fair market value of the consideration received as a result of the transaction by shareholders who are not interested shareholders is greater than or equal to the highest consideration paid by the interested shareholder for the corporation's shares during the preceding two years or if the transaction is approved by a majority of directors who are not affiliated with the interested shareholder.	A Delaware corporation may elect not to be governed by Section 203. Wells Fargo has not made such an election.

Stockholder Vote Required for Mergers, Sales of Assets and Other Transactions

Pacific	Wells Fargo

The WBCA requires certain mergers and share exchanges to be approved by holders of at least two-thirds of the outstanding shares entitled to vote thereon and, if there is a class of stock that is entitled to vote as a class, then the merger or share exchange must be approved by the holders of two-thirds of the outstanding shares of each class of stock entitled to vote thereon. The WBCA similarly requires that a sale of all or substantially all of the assets of a corporation not made in the ordinary course of business be approved by the affirmative vote of the holders of at least two-thirds of the outstanding shares entitled to vote thereon. With respect to the approval of a merger or asset sale, however, the articles of incorporation may require a vote of a different number, but not less than a majority, of the shares outstanding. Pacific's restated articles of incorporation do not provide for a different number of shares for approval of a merger, share exchange or asset sale.
The DGCL requires certain mergers and share exchanges to be approved by the holders of a majority of the outstanding shares entitled to vote thereon. The DGCL similarly requires that a sale or all or substantially all of the assets of a corporation be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

Further, Article X of Pacific's restated articles of incorporation requires the approval of the holders of (i) at least 80% of Pacific's outstanding shares of voting stock, and (ii) at least a majority of Pacific's outstanding shares of voting stock, not including shares held by a "Related Person," to approve certain "Business Combinations," with a Related Person. The 80% shareholder vote requirement will not apply, however, if the proposed transaction has been approved in advance by a majority of those members of the Pacific board of directors who were directors prior to the time when the Related Person became a Related Person. In the event the requisite approval of the board of directors is given, the normal vote requirement of applicable Washington law would apply. The term "Related Person" is defined to include any individual, corporation, partnership or other entity which owns beneficially or controls, directly or indirectly, 10% or more of the outstanding shares of voting stock of Pacific. The provisions of Article X apply to any "Business Combination" which is defined to include among other things: any merger or consolidation of Pacific or any of its affiliates with or into any Related Person; any sale, lease, exchange, mortgage, transfer, or other disposition of all or a substantial part of the assets of Pacific or any of its affiliates to any Related Person (the term "substantial part" is defined to include more than 25% of Pacific's total assets); any sale, lease, exchange, or other transfer by any Related Person to Pacific of all or a substantial part of the assets of Related Person; the acquisition by Pacific of any securities of the Related Person; any reclassification of Pacific common stock; and any agreement, contract or other arrangement providing for any of the transactions described above. The increased shareholder vote required to approve a Business Combination may have the effect of limiting mergers and other business combinations.

Consideration of Other Constituencies

Pacific	Wells Fargo

Pacific's restated articles of incorporation require Pacific's board of directors to consider certain factors in addition to the amount of consideration to be paid when evaluating certain business combinations or a tender or exchange offer. These additional factors include: (i) the social and economic effects of the transaction; (ii) the business and financial condition and earnings prospects of the acquiring person or entity; and (iii) the competence, experience, and integrity of the acquiring person or entity and its management.	Neither Wells Fargo's restated certificate of incorporation nor its bylaws contain a comparable provision.

Transactions with Officers and Directors

Pacific	Wells Fargo

The WBCA sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (a) it is approved by a majority of qualified directors (but no fewer than two); (b) it is approved by the affirmative vote of the majority of all qualified shares after notice and disclosure to the shareholders; or (c) at the time of commitment, the transaction is established to have been fair to the corporation. For purposes of this provision, a "qualified director" is one who does not have either: (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director who does have a conflicting interest respecting the transaction, which relationship would, in the circumstances, reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director (or an affiliate of the director) who has a conflicting interest respecting the transaction.
Under the DGCL, a contract between a corporation and one or more of its directors or officers may not be voided if: (a) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to the board of directors and the contract or transaction is approved by a majority of the disinterested directors, even though the disinterested directors may be less than a quorum; (b) the material facts as to the director's or officer's relationship or interest and as to the contract or transaction are disclosed or are known to stockholders entitled to vote thereon and the contract or transaction is approved by the stockholders; or (c) the contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the board of directors. Common or interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors which authorizes the contract or transaction.

Dividends

Pacific	Wells Fargo

Under section 23B.06.400 of the WBCA, a corporation may make a distribution in cash or in property to its shareholders upon the authorization of its board of directors unless, after giving effect to this distribution (a) the corporation would not be able to pay its debts as they become due in the usual course of business or (b) the corporation's total assets would be less than the sum of its total liabilities plus, unless the articles of incorporation permit otherwise, the amount that would be needed if the corporation were to be dissolved at the time of the distribution to satisfy the preferential rights of shareholders whose preferential rights are superior to those receiving the distribution.
Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. Under Delaware law, however, Wells Fargo cannot pay dividends out of net profits if, after payment of the dividend, its capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Dissenters' Rights

Pacific	Wells Fargo
Under the WBCA, a shareholder is entitled to dissent from and, upon perfection of the shareholder's appraisal right, to obtain the fair value of his or her shares in the event of certain corporate actions, including certain mergers, share exchanges, sales of substantially all assets of the	The DGCL provides stockholders of a corporation involved in a merger the right to demand and receive payment of the fair value of their stock in certain mergers. However, appraisal rights are not available to holders of shares:
corporation, and certain amendments to the corporation's articles of incorporation that	•	listed on a national securities exchange,
materially and adversely affect shareholder rights. However, shareholders generally will not have such dissenters' rights if shareholder approval is not required to effect the corporate action. For a discussion of procedures for exercising dissenters'	•	designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or
rights and the method of determining fair value, see "The Proposed Merger—Dissenters' Rights" on page [•] of this proxy statement-prospectus.	•	held of record by more than 2,000 stockholders
unless holders of stock are required to accept in the merger anything other than any combination of:
	•	shares of stock or depository receipts of the surviving corporation in the merger
	•	shares of stock or depository receipts of another corporation that, at the effective date of the merger, will be
	•	listed on a national securities exchange,
	•	designated as a national market system security on an interdealer quotation system operated by the National Association of Securities Dealers, Inc., or
	•	held of record by more than 2,000 holders
	•	cash instead of partial shares of the stock or depository receipts received.

Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges and currently held by more than 2,000 stockholders. As a result, assuming the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

Indemnification

Pacific	Wells Fargo
Pursuant to Pacific's restated articles of incorporation, Pacific will, to the fullest extent permitted by the WBCA, indemnify the officers, directors, agents and employees of Pacific with respect to expenses, settlements, judgments and fines in suits in which such person was made a party by reason of the fact that he or she is or was an agent of Pacific. No such indemnification may be given if the acts or omissions of the person are adjudged to be in violation of law, if such person is liable to the corporation for an unlawful distribution, or if such person personally received a benefit to which he or she was not entitled. Pacific's bylaws also permit the board of directors to indemnify officers, employees and	The DGCL provides that, subject to certain limitations in the case of "derivative" suits brought by a corporation's stockholders in its name, a corporation may indemnify any person who is made a party to any third-party suit or proceeding on account of being a director, officer, employee or agent of the corporation against expenses, including attorney's fees, judgments, fines and amounts paid in settlement reasonably incurred by him or her in connection with the action, through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

agents of Pacific.	• acted in good faith and in a manner he or she reasonably believed to be in or not opposed
The WBCA authorizes corporations to indemnify a director, officer or employee made a party to a proceeding, or advance or reimburse expenses incurred in a proceeding, under most	to the best interests of the corporation or, in some circumstances, at least not opposed to its best interests; and
circumstances. A corporation may not indemnify officers, directors or employees for:	• in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.
• intentional misconduct or a knowing violation
of the law,	To the extent a director, officer, employee or agent is successful in the defense of such an
• conduct finally adjudged to be an unlawful distribution to shareholders, or	action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for reasonable expenses incurred thereby.
• any transaction in which that director, officer or employee personally and improperly received a benefit in money, property or services.	Wells Fargo's restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to or is involved in
The WBCA's history suggests that a corporation may indemnify its directors, officers and employees for amounts paid in settlement of derivative actions, provided that the director's, officer's or employee's conduct does not fall within one of the categories set forth above.	any action, suit or proceeding because he or she is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that
In addition to the indemnification provisions set forth in Pacific's restated articles of incorporation, Pacific has entered into separate indemnity agreements with the directors of Pacific which provide for the indemnification of such directors	indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo's board of directors.
by Pacific to the fullest extent allowed by the WBCA. The indemnity agreements indemnify each director and hold such director harmless against any loss arising from a claim or action relating to his or her services as a director. The indemnity agreements further provide that Pacific will advance sufficient funds as may be necessary to investigate or defend claims against a director, and to reimburse funds that may be incurred by the director, with the proviso that the director will reimburse Pacific any expenses paid to such director in the event it is later determined that the payment of such sums were not allowable under Washington law.	Wells Fargo's restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that, if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he or she undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo's restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

Limitations on Directors' Liability

Pacific		Wells Fargo
Pacific's restated articles of incorporation provide that a director of Pacific shall not be personally liable for monetary damages to Pacific or its shareholders for conduct as a director, except for liability arising out of:		Wells Fargo's restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of:
•	acts or omissions that involve intentional
	misconduct or a knowing violation of law,	•	any breach of the director's duty of loyalty to Wells Fargo or its stockholders,
•	distributions to shareholders in violation of
	section 23B.06.400 of the WBCA, or	•	acts or omissions not in good faith or which involve intentional misconduct or a knowing
•	any transaction from which the director personally will receive a benefit in money,		violation of law,
	property, or services to which the director is not legally entitled.	•	payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or any transaction from which the director derived an improper personal benefit.

Amendment of Articles of Incorporation or Certificate of Incorporation

Pacific	Wells Fargo

Pacific's restated articles of incorporation may generally be amended by the vote of the holders of a majority of the outstanding shares of Pacific common stock, except that the provisions of the articles of incorporation governing approval of business combinations with "Related Persons" may not be amended, altered, changed or repealed except by the vote of the holders of at least 80% of the outstanding shares of Pacific, unless any such amendment has been approved by a majority of the members of the Pacific board of directors who were directors prior to the time any Related Person (as defined below) became a Related Person.
Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo's restated certificate of incorporation may be issued by Wells Fargo's board of directors without amending Wells Fargo's restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo's stockholders.

Amendment of Bylaws

Pacific	Wells Fargo
Pacific's bylaws generally provide for amendment, repeal or adoption of new bylaws by a two-thirds majority of Pacific's board of directors or by a majority of the outstanding shares of Pacific.
Wells Fargo's bylaws generally provide for amendment by a majority of Wells Fargo's board of directors or by a majority of the outstanding stock entitled to vote thereon. However, Wells Fargo's bylaws require the affirmative vote or consent of 80% of the common stock outstanding to amend a bylaw provision related to maintaining local directorships at subsidiaries with which Wells Fargo has an agreement to so maintain local directorships.

EXPERTS

        The consolidated financial statements of Wells Fargo & Company and Subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. That audit report, dated February 25, 2003, refers to a change in the method of accounting for goodwill in 2002.

        The consolidated financial statements of Pacific Northwest Bancorp and subsidiaries appearing in Pacific Northwest Bancorp and subsidiaries Annual Report (Form 10-K) for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL OPINIONS

        Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and non-assessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock.

        Keller Rohrback, L.L.P., Seattle, Washington, will deliver an opinion concerning certain federal income tax consequences of the merger. It is a condition to the completion of the merger that Pacific receive an opinion from its counsel with respect to the tax treatment of the merger.

FUTURE PACIFIC SHAREHOLDER PROPOSALS

        Pacific will hold an annual meeting in the year 2004 only if the merger is not completed. If Pacific holds a 2004 annual meeting of shareholders, shareholders who wish to present a proposal for inclusion in Pacific's proxy statement for the 2004 annual meeting must submit the proposal to Pacific no later than November 22, 2003.

OTHER MATTERS

        The Pacific board is not aware of any business to come before the Pacific special meeting other than the proposal to approve the merger agreement. However, if any other matters should properly come before the Pacific special meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

WHERE YOU CAN FIND MORE INFORMATION

Registration Statement

        Wells Fargo has filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to Pacific shareholders in the merger. This proxy statement-prospectus is part of that registration statement. The registration statement and the exhibits to the registration statement contain additional important information about Wells Fargo and Wells Fargo common stock. As allowed by SEC rules, this proxy statement-prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

Pacific and Wells Fargo SEC Filings

        Wells Fargo and Pacific file annual, quarterly and special reports, proxy statements and other information with the SEC. You can read and copy any reports, statements or other information filed by Wells Fargo or Pacific with the SEC at the SEC's Public Reference Room located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Wells Fargo's and Pacific's SEC filings are also available to the public from commercial document retrieval services and at the SEC's website at http://www.sec.gov.

Documents Incorporated by Reference

        The SEC allows Wells Fargo and Pacific to "incorporate by reference" information into this proxy statement- prospectus information, which means that Wells Fargo and Pacific can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement-prospectus, except for any information superseded by information in, or incorporated by reference into, this proxy statement-prospectus. This proxy statement-prospectus incorporates by reference the documents set forth below that Wells Fargo and Pacific documents have previously filed with the SEC.

Wells Fargo SEC Filings (File No. 001-02979)	—	Annual Report on Form 10-K for the year ended December 31, 2002.
	—	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
	—	Current Reports on Form 8-K filed January 21, 2003; March 5, 2003, April 11, 2003, April 15, 2003, May 5, 2003, July 3, 2003, July 8, 2003, and July 15, 2003.
—
The description of Wells Fargo common stock contained in Exhibit 99(e) to Wells Fargo's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, including any amendments or reports filed to update such description.
Pacific SEC Filings (File No. 000-26632)	—	Annual Report on Form 10-K for the year ended December 31, 2002.
	—	Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
	—	Current Reports on Form 8-K filed January 24, 2003, January 30, 2003, March 3, 2003, March 27, 2003, April 18, 2003, and May 20, 2003.
—
The description of Pacific common stock contained in Pacific's registration statement on Form S-4 filed on August 30, 2002 (File No. 333-99055), including any amendments or reports filed to update such description.

        All documents filed by Wells Fargo and Pacific with the SEC pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and prior to the filing of a post-effective amendment that indicates all securities offered have been sold or that deregisters all securities then remaining unsold are incorporated by reference into this proxy statement- prospectus and are part of this proxy statement-prospectus from the date of filing.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Documents Available Without Charge

        Wells Fargo and Pacific will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling the appropriate company:

Wells Fargo & Company MAC N9305-173 Sixth and Marquette Minneapolis, Minnesota 55479 Attn: Corporate Secretary (612) 667-8655	Pacific Northwest Bancorp 1111 Third Avenue, Suite 250 Seattle, Washington 98101 Attn: Corporate Secretary (360) 279-4516

        To ensure delivery of the copies in time for the special meeting, your request should be received by [    •    ], 2003.

        In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Wells Fargo nor Pacific has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated [    •    ], 2003. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.

APPENDIX A

         AGREEMENT AND PLAN OF REORGANIZATION
(including as Exhibit A the form of related
Agreement and Plan of Merger)

AGREEMENT
AND
PLAN OF REORGANIZATION

        AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 19th day of May, 2003, by and between PACIFIC NORTHWEST BANCORP ("Company"), a Washington corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

        WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo will merge with and into Company (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion of the shares of Common Stock of Company, no par value ("Company Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into the right to receive shares of voting Common Stock of Wells Fargo of the par value of $1 2/3 per share ("Wells Fargo Common Stock"),

        NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

        1.    Basic Plan of Reorganization

         (a)  Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into Company pursuant to the Merger Agreement, with Company as the surviving corporation, in which merger each share of Company Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined in paragraph 1(e) below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into the right to receive, and exchanged for certificates or direct registration statements representing the number of shares of Wells Fargo Common Stock determined by dividing (a) $35.00, by (b) the Wells Fargo Measurement Price (the "Merger Exchange Ratio"), rounded to the nearest ten-thousandth. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the twenty (20) consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement, rounded to the nearest ten-thousandth.

         (b)  Conversion of Company Options and Warrants. At the Effective Time of the Merger, each option (granted by Company or, in the case of stock options (or warrants) of acquired entities, assumed by Company) to purchase shares of Company Common Stock under any stock option plan (collectively, the "Company Stock Option Plans") which is outstanding and unexercised immediately prior to the Effective Date of the Merger (each, a "Company Stock Option"), shall cease to represent a right to acquire shares of the Company Common Stock and shall be converted automatically into an option to purchase shares of Wells Fargo Common Stock (each, a "Substitute Option") in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the Company Stock Option Plans).

            (i)  The number of shares of Wells Fargo Common Stock to be subject to the Substitute Option shall be the product (rounded down to the nearest share) of the number of shares of Company Common Stock subject to the Company Stock Option and the Merger Exchange Ratio; and

           (ii)  The exercise price per share of Wells Fargo Common Stock under the Substitute Option shall be equal to the result (rounded down to the nearest cent) of dividing the exercise price per share of Company Common Stock under the Company Stock Option by the Merger Exchange Ratio.

        The adjustment provided herein with respect to any options that are "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code")) shall be and is intended to be effected in a manner which is consistent with Section 424(a) of the Code.

         (c)  Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger as defined below, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock issuable pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock issuable in the Merger will equal the number of shares of Wells Fargo Common Stock which holders of shares of Company Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

         (d)  Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange only as reported by Bloomberg LP for each of the five (5) consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

         (e)  Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Washington within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"), provided that the Closing Date shall not occur on the last business day of a calendar month. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m., Seattle, Washington time, on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Company pursuant to the Merger Agreement.

        The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Wells Fargo Center, Sixth and Marquette, Minneapolis, Minnesota.

          (f)  Reservation of Right to Revise Structure. At Wells Fargo's election, the Merger may alternatively be structured so that (1) Company is merged with and into any other direct or indirect wholly owned subsidiary of Wells Fargo, (2) any direct or indirect wholly owned subsidiary of Wells Fargo is merged with and into Company, or (3) Company is merged with and into Wells Fargo; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be issued to Company's shareholders in the Merger or under such alternative structure (the "Merger Consideration"), (B) adversely affect the tax treatment of Company's shareholders as a result of receiving the Merger Consideration or prevent the parties from obtaining the opinion referred to in Paragraph 6(h), or (C) materially impede or delay consummation of the Merger. In the event of such election, the parties agree to execute an appropriate amendment to this Agreement in order to reflect such election.

        2.    Representations and Warranties of Company.    Company represents and warrants to Wells Fargo as follows:

         (a)  Organization and Authority. Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Washington, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Company and the Company Subsidiaries (as defined in paragraph 2(b)) taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Company is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Company has furnished Wells Fargo true and correct copies of its articles of incorporation and by-laws, as amended.

         (b)  Company's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Company's subsidiaries as of the date hereof (individually a "Company Subsidiary" and collectively the "Company Subsidiaries"), all shares of the outstanding capital stock of each of which are owned directly or indirectly by Company. No equity security of any Company Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Company Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to the Washington Business Corporation Act, all of such shares so owned by Company are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Company Subsidiary is a corporation or state bank duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Company does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

         (c)  Capitalization. Except as set forth in Schedule 2(c), the authorized capital stock of Company consists of 30,000,000 shares of common stock, no par value, of which, as of the close of business on March 31, 2003, 16,859,146 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Company Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 18,656,804. All of the outstanding shares of capital stock of Company have been duly and validly authorized and issued and are fully paid and nonassessable. Schedule 2(c) sets forth a detailed listing of the Company Stock Option Plans, together with the number of shares of Company Common Stock issuable, the vesting schedule and the exercise prices payable for each outstanding option or warrant exercisable under each such plan. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, plans, preemptive rights or other rights obligating Company or any Company Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Company or any Company Subsidiary. Except as set forth in Schedule 2(c), since March 31, 2003 no shares of Company capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Company or any Company Subsidiary and except as set forth in Schedule 2(c), since March 31, 2003 no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Company.

         (d)  Authorization. Company has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Company and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Company. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Company as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Company enforceable against Company in accordance with their respective terms.

        Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Company of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Company with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Company or any Company Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Company or any Company Subsidiary is a party or by which it may be bound, or to which Company or any Company Subsidiary or any of the properties or assets of Company or any Company Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Company, violate any judgment, ruling, order, writ, injunction or decree applicable to Company or any Company Subsidiary or any of their respective properties or assets.

        Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), other federal and state banking laws, and filings required to effect the Merger under Washington law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Company of the transactions contemplated by this Agreement and the Merger Agreement.

         (e)  Company Financial Statements. The consolidated balance sheets of Company and Company's Subsidiaries as of December 31, 2002 and 2001 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 2002, together with the notes thereto, audited by Ernst & Young LLP and included in Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (the "Company 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated balance sheets of Company and Company's Subsidiaries as of March 31, 2003 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three (3) months then ended included in Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003 as filed with the SEC (collectively, the "Company Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Company and Company's Subsidiaries at the dates and the consolidated results of operations and cash flows of Company and Company's Subsidiaries for the periods stated therein.

          (f)  Reports. Since December 31, 1997, Company and each Company Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file, if any, with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Company Reports." As of their respective dates, the Company Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Company Reports have been made available to Wells Fargo by Company.

         (g)  Properties and Leases. Except as may be reflected in the Company Financial Statements and except for any lien for current taxes not yet delinquent, Company and each Company Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Company's consolidated balance sheet as of December 31, 2002 included in Company's Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Company or any Company Subsidiary pursuant to which Company or such Company Subsidiary, as lessee, leases real or personal property are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Company or such Company Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Company's and each Company Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (h)  Taxes. Each of Company and the Company Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Company and the Company Subsidiaries for the fiscal year ended September 30, 1999, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Company nor any Company Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Company or any Company Subsidiary which has not been settled, resolved and fully satisfied. Each of Company and the Company Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 2002, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Company and the Company Subsidiaries with respect to all periods through the date thereof.

          (i)  Absence of Certain Changes. Since December 31, 2002 there has been no change in the business, financial condition or results of operations of Company or any Company Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

          (j)  Commitments and Contracts. Except as set forth on Schedule 2(j), neither Company nor any Company Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

            (i)  any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay, liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those that are terminable at will by Company or such Company Subsidiary);

           (ii)  any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv)  any contract containing covenants that limit the ability of Company or any Company Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Company or any Company Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

           (v)  any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi)  any real property lease, any sale-leaseback arrangement and any other lease with annual rental payments aggregating $50,000 or more; or

         (vii)  any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

        (viii)  any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity; or

          (ix)  any agreement or contract providing for (A) a term in excess of one year, (B) termination fees, liquidated damages or penalties in excess of $50,000 payable upon termination before the end of the term, or (C) automatic renewal within one year from the date of this Agreement.

         (k)  Litigation and Other Proceedings. Company has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Company with respect to loss contingencies as of December 31, 2002 in connection with the Company Financial Statements, and (ii) a written list of legal and regulatory proceedings filed against Company or any Company Subsidiary since said date. Except as disclosed in Schedule 2(k), there is no pending or, to the best knowledge of Company, threatened, claim, action, suit, investigation or proceeding, against Company or any Company Subsidiary, nor is Company or any Company Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Company and the Company Subsidiaries taken as a whole.

          (l)  Insurance. Company and each Company Subsidiary are presently insured, and during each of the past five calendar years (or during such lesser period of time as Company has owned such Company Subsidiary) have been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation. A list of the current insurance policies and coverages maintained by Company and its Subsidiaries is attached as Schedule 2(l).

        (m)  Compliance with Laws. Company and each Company Subsidiary have all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Company or such Company Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Company, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Company and each Company Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Company nor any Company Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Company or any Company Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Company and the Company Subsidiaries taken as a whole.

         (n)  Labor. No work stoppage involving Company or any Company Subsidiary is pending or, to the best knowledge of Company, threatened. Neither Company nor any Company Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Company or such Company Subsidiary. Employees of Company and the Company Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

         (o)  Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Company, no officer or director of Company or any Company Subsidiary, or any "associate" (as such term is defined in Rule 14a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Company or any Company Subsidiary.

        Schedule 2(o) sets forth a correct and complete list of any loan from Company or any Company Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Company's or such Company Subsidiary's Board of Directors.

         (p)  Company Benefit Plans.

            (i)  Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Company or any Company Subsidiary contributes, sponsors or otherwise has any obligation (the "Plans"). For purposes of this Section 2(p) and Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

           (ii)  Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (iii)  Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

          (iv)  Except as disclosed on Schedule 2(p)(iv), (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Company knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

           (v)  Except as disclosed on Schedule 2(p)(v), (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (b) a proper accrual has been made on the books of Company for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 404, 419, 419A of the Code or otherwise); and (d) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Company is not liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

          (vi)  Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Company, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by Section 4975 of the Code or would result in material liability to Company and the Company Subsidiaries as a whole.

         (vii)  No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

        (viii)  Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Company under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

          (ix)  Except as previously disclosed to Wells Fargo, neither Company nor any Company Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of (A) any "excess parachute payment" within the meaning of Code section 280G (or any corresponding provision of state, local or foreign tax law), or (B) any amount that will not be deductible as a result of Code section 162(m) (or any corresponding provision of state, local or foreign tax law).

         (q)  Proxy Statement, etc. None of the information regarding Company and the Company Subsidiaries supplied or to be supplied by Company for inclusion in (i) a Registration Statement on Form S-4 and the prospectus included therein to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Company Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement included in the Registration Statement to be mailed to Company's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger, contain any untrue statement of a material fact, or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Company and the Company Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         (r)  Registration Obligations. Except as set forth on Schedule 2(r), neither Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register any of its securities under the Securities Act.

         (s)  Brokers and Finders. Except for Keefe, Bruyette and Woods, Inc., neither Company nor any Company Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Company or any Company Subsidiary, in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

          (t)  Fiduciary Activities. Company and each Company Subsidiary has properly administered in all respects material and which could reasonably be expected to be material, to the financial condition of Company and the Company Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Company, any Company Subsidiary, nor any director, officer or employee of Company or any Company Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to, or could reasonably be expected to be material to, the financial condition of Company and the Company Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

         (u)  No Defaults. Neither Company nor any Company Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Company and the Company Subsidiaries, taken as a whole. To the best of Company's knowledge, all parties with whom Company or any Company Subsidiary has material leases, agreements or contracts or who owe to Company or any Company Subsidiary material obligations other than those arising in the ordinary course of the banking business of the Company Subsidiaries are in compliance therewith in all material respects.

         (v)  Environmental Liability. Except as disclosed in Schedule 2(v), there is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Company or any Company Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Company's knowledge, threatened against Company or any Company Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Company and Company's Subsidiaries taken as a whole; except as disclosed in Schedule 2(v), to the best of Company's knowledge, there is no reasonable basis for any such proceeding, claim or action; except as disclosed in Schedule 2(v), and to the best of Company's knowledge neither Company nor any Company Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Company has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

        (w)  Patents, Trademarks and Trade Names. Schedule 2(w) sets forth a correct and complete list of (i) all patents, trademarks, trade names and registered copyrights owned by Company or any Company Subsidiary ("Proprietary Intellectual Property") and (ii) all patents, trademarks, trade names, copyrights, technology and processes used by Company and the Company Subsidiaries in their respective businesses which are used pursuant to a license or other right granted by a third party (the "Licensed Intellectual Property", and together with the Proprietary Intellectual Property herein referred to as the "Intellectual Property"). Company and each Company Subsidiary owns, or has the right to use pursuant to valid and effective agreements, all Intellectual Property, and the consummation of the transaction contemplated hereby will not alter or impair any such rights. No claims are pending or, to the best knowledge of the Company and each Subsidiary, threatened against Company or any Company Subsidiary by any person with respect to the use of any Intellectual Property or challenging or questioning the validity or effectiveness of any license or agreement relating to such Intellectual Property. The current use by Company and each Company Subsidiary of the Intellectual Property does not infringe on the rights of any person, except for such infringements which in the aggregate could not reasonably be expected to have a material adverse effect upon Company's ownership or use of such Intellectual Property. There are no pending claims or charges brought by Company or any Company Subsidiary against any person with respect to the use of any Intellectual Property or the enforcement of any of Company's or any Company Subsidiary's rights relating to the Intellectual Property.

        3.    Representations and Warranties of Wells Fargo.    Wells Fargo represents and warrants to Company as follows:

         (a)  Organization and Authority. Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a financial holding company with the Federal Reserve Board under the BHC Act.

         (b)  Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 2002, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC)(individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. § 55 (1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

         (c)  Wells Fargo Capitalization. As of December 31, 2002, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 2002, 3,043 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 5,407 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 5,876 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 5,095 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 13,222 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 34,742 shares of 2000 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 46,126 shares of 2001 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 64,049 shares of 2002 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, and 1,460,000 shares of Adjustable-Rate Cumulative Preferred Stock, Series B, $50 stated value; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 2002, no shares were outstanding; and (iii) 6,000,000,000 shares of Common Stock, $1 2/3 par value, of which as of the close of business on December 31, 2002, 1,685,906,507 shares were outstanding and 50,474,518 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

         (d)  Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

        Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells

Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of, (x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, violate any statute, rule or regulation or, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction or decree applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

        Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Washington law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

         (e)  Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo's subsidiaries as of December 31, 2002 and 2001 and related supplemental consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three years ended December 31, 2002, together with the notes thereto, audited by KPMG LLP and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of March 31, 2003 and the related unaudited consolidated statements of income, changes in stockholders' equity and comprehensive income, and cash flows for the three (3) months then ended included in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2003, as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein.

          (f)  Reports. Since December 31, 1997, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

         (g)  Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of December 31, 2002 included in Wells Fargo's Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property that has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

         (h)  Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1988, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies that could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary that has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

          (i)  Absence of Certain Changes. Since December 31, 2002, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

          (j)  Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 2002 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

            (i)  any labor contract or agreement with any labor union;

           (ii)  any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii)  any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

         (k)  Litigation and Other Proceedings. There is no pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, against Wells Fargo or any Wells Fargo Subsidiary nor is Wells Fargo or any Wells Fargo Subsidiary subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

          (l)  Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

        (m)  Compliance with Laws. Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Wells Fargo Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole.

         (n)  Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding that could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

         (o)  Wells Fargo Benefit Plans.

            (i)  For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

           (ii)  No Wells Fargo Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

          (iii)  Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

          (iv)  Except as set forth on Schedule 3(o), each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under Section 501(a) of the Code.

           (v)  All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

          (vi)  With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

         (vii)  The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

         (p)  Registration Statement, etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such Registration Statement, Proxy Statement and other documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, and, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), and at the Effective Time of the Merger contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

         (q)  Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

         (r)  No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred that, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations, other than those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

         (s)  Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any

Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo's knowledge, there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge, neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

          (t)  Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business. As of the Closing Date, the execution, delivery and performance by Merger Co. of the Merger Agreement will have been duly authorized by Merger Co.'s Board of Directors and shareholders, and the Merger Agreement will be a valid and binding obligation of Merger Co., enforceable against Merger Co. in accordance with its terms.

        4.    Covenants of Company.    Company covenants and agrees with Wells Fargo as follows:

         (a)  Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company, and each Company Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written concurrence of Wells Fargo (which shall be deemed to be waived if Wells Fargo has made no response by the end of the first complete business day following the receipt, as evidenced by confirmed facsimile, of the request by the representative designated in writing by Wells Fargo), (A) make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person (other than consumer-purpose loans and loans which are for less than $100,000), would be in excess of $1,500,000, or (B) make any extensions of credit aggregating in excess of $750,000 to a person or entity that is not a borrower as of the date hereof or that has not been a borrower within twelve months prior to the date hereof; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Company and each Company Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Company and the Company Subsidiaries taken as a whole; and permit Wells Fargo and its representatives (including KPMG LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Company herein expressed.

         (b)  Negative Covenants. Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Company and each Company Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities (except as required under existing Plans and outstanding Company Stock Options); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $75,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $1,000,000 or less; amend or terminate any Plan except as required by law or by paragraph 4(j) hereof; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except (A) Company may declare and pay dividends on Company Common Stock, in accordance with applicable law and regulation and consistent with past practice, out of the net earnings of Company between the date hereof and the Effective Date of the Merger, determined in accordance with generally accepted accounting principles, in an amount not to exceed an annualized rate of $0.56 per share of Company Common Stock provided, however, that the stockholders of Company shall be entitled to a dividend as determined by Company after consultation with Wells Fargo on Company Common Stock or Wells Fargo Common Stock, but not both, in the calendar quarter in which the Closing shall occur, and (B) any dividend declared by a Company Subsidiary's Board of Directors in accordance with applicable law and regulation; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Company; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Company Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

         (c)  Shareholder Meeting. The Board of Directors of Company will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Company will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Washington Business Corporation Act and other applicable law and regulation, (ii) except to the extent that the Board of Directors of Company shall conclude in good faith, after taking into account the advice of its outside counsel, that to do so would violate its fiduciary obligations under applicable law, (A) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (B) use its best efforts to solicit from its shareholders proxies in favor thereof.

         (d)  Information Furnished by Company. Company will furnish or cause to be furnished to Wells Fargo all the information concerning Company and the Company Subsidiaries required for inclusion in the Registration Statement, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Ernst & Young LLP to use such opinion in such Registration Statement.

         (e)  Approvals. Company will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Company to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

          (f)  Delivery of Closing Documents. Company will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         (g)  Confidential Information. Company will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Company and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Company's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information was previously known to Company, in the public domain, or later acquired by Company from other sources not known to Company to be subject to a confidentiality obligation to Wells Fargo) and, upon request, all such documents and any copies thereof and all documents prepared by Company that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that Company is required to retain. Notwithstanding anything herein to the contrary, any party to this Agreement (and their employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the "Transactions") and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement (i) until the earlier of (x) the date of the public announcement of discussions relating to the Transactions, (y) the date of the public announcement of the Transactions, and (z) the date of the execution of an agreement (with or without conditions) to enter into the Transactions; or (ii) if such disclosure would result in a violation of federal or state securities laws; or (iii) to the extent not related to the tax aspects of the transaction. Moreover, nothing in this paragraph 4(g) shall be construed to limit in any way any party's ability to consult any tax advisor regarding the tax treatment or tax structure of the Transactions.

         (h)  Competing Transactions. Neither Company, nor any Company Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or except to the extent that the Board of Directors of Company shall conclude in good faith, after taking into account the written advice of its outside counsel, that to fail to do so could reasonably be determined to violate its fiduciary obligations under applicable law, enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Company or any Company Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Company or any Company Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Company or any Company Subsidiary. Notwithstanding anything herein to the contrary, Company and its Board of Directors shall be permitted to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with respect to any such acquisition proposal; provided, however, that any communication to the Company shareholders with respect thereto shall be limited to the communication contemplated by Rule 14d-9(f). If any corporation, partnership, person or other entity or group makes an offer or inquiry to Company or any Company Subsidiary concerning any of the foregoing, Company or such Company Subsidiary will promptly disclose such offer or inquiry to Wells Fargo.

          (i)  Public Disclosure. Company shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

          (j)  Benefit Plans. Company and each Company Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified retirement and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger (A) to provide that the payments to be made within ten (10) days after the Effective Date of the Merger under contracts being entered into with Patrick Fahey, George Brace,

David Straus, Joseph Ward, Kim Brace and Bette Floray on the date hereof shall not constitute compensation within the meaning of such qualified and such unqualified plans, and (B) to facilitate the merger of such plans with Wells Fargo plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Wells Fargo plans, and (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans that is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

         (k)  Affiliate Letters. Company shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or shareholder of Company who may reasonably be deemed an "affiliate" of Company within the meaning of such term as used in Rule 145 under the Securities Act.

          (l)  Accruals and Reserves. Company shall establish, immediately prior to the Effective Time of the Merger, such additional accruals and reserves as may be necessary (i) to conform Company's accounting and credit loss reserve practices and methods to those of Wells Fargo, consistent with Wells Fargo's plans with respect to the conduct of Company's business following the Merger and (ii) to the extent permitted by generally accepted accounting principles, to provide for the costs and expenses relating to the consummation by Company of the Merger and the other transactions contemplated by this Agreement.

        (m)  Environmental Assessments. Company shall obtain, at its sole expense, Phase I environmental assessments for each owned bank facility and each non-residential OREO property (which assessments must include the results of tests for indoor air quality). Oral reports of such environmental assessments shall be delivered to Wells Fargo as soon as practicable but in no event later than eight (8) weeks and written reports shall be delivered to Wells Fargo no later than ten (10) weeks from the date of this Agreement. Company shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Company shall obtain a survey and assessment of all potential asbestos containing material in owned or leased real properties (other than OREO property) and a written report of the results shall be delivered to Wells Fargo within eight (8) weeks of execution of this Agreement.

         (n)  Title Commitments and Boundary Surveys. Company shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each owned bank facility which shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. Such boundary surveys shall show the existence and location of all structures, easements and encroachments.

         (o)  Company Stock Option Plans. Company shall collect in cash (and timely pay) all applicable withholding and payroll taxes with respect to any options, awards and stock appreciation rights exercised under the Company Stock Option Plans prior to the Effective Time of the Merger, and shall comply with all payroll reporting requirements with respect thereto. All outstanding Company Stock Options that remain unexercised at the Effective Time of the Merger shall be converted into Substitute Options pursuant to paragraph 1(b) hereof as of the Effective Time of the Merger.

         (p)  Section 16 Reporting Requirements. The Board of Directors of Company shall, prior to the Effective Time of the Merger, take all such actions as may be necessary or appropriate pursuant to Exchange Act Rule 16b-3(e) to exempt (i) the conversion of Company Common Stock and Company Stock Options into Wells Fargo Common Stock and options to purchase Wells Fargo Common Stock, as the case may be, and (ii) the acquisition of Wells Fargo Common Stock or options to purchase Wells Fargo Common Stock, as the case may be, pursuant to the terms of this Agreement by officers and directors of Company subject to the reporting requirements of Section 16(a) of the Exchange Act. Company shall provide to counsel for Wells Fargo copies of the resolutions to be adopted by the Board of Directors of Company to implement the foregoing.

         (q)  Subsidiary Information. Promptly after the date of this Agreement, Company shall provide Wells Fargo with the following information concerning each of the Company Subsidiaries:

            (i)  Legal name, physical street address, city, county, state (country), zip code;

           (ii)  Formation date;

          (iii)  Primary regulator that supervises each functionally regulated entity;

          (iv)  Legal name of direct equity holder and physical location (city/state/country);

           (v)  Percent of equity to be transferred to Wells Fargo; and

          (vi)  The applicable regulatory and activity code (as defined by the applicable instructions for the Federal Reserve Board's Form FRY-10).

        5.    Covenants of Wells Fargo.    Wells Fargo covenants and agrees with Company as follows:

         (a)  Affirmative Covenants. From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

         (b)  Information Provided by Wells Fargo. Wells Fargo will furnish to Company all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of Company, or in any statement or application made by Company to any governmental body in connection with the transactions contemplated by this Agreement.

         (c)  Registration Statement. As promptly as practicable after the execution of this Agreement, Wells Fargo will file with the SEC the Registration Statement and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of Company pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Company shareholders, at the time of the Company shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Company or any Company Subsidiary for use in the Registration Statement or the Prospectus.

         (d)  Stock Exchange Listings. Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

         (e)  Wells Fargo Shares. The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of Company pursuant to this Agreement and the Merger Agreement will, upon such issuance to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be issued to the shareholders of Company pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

          (f)  Blue Sky Approvals. Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

         (g)  Approvals. Wells Fargo will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Company to obtain all such approvals and consents required by Company. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of KPMG LLP to use such opinion in such Registration Statement.

         (h)  Confidential Information. Wells Fargo will hold in confidence all documents and information concerning Company and Company's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Company (except to the extent that such information was previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other sources not known to Wells Fargo to be subject to a confidentiality obligation to Company) and, upon request, all such documents and any copies thereof and all documents prepared by Wells Fargo that include such confidential information shall be destroyed, excluding documents such as minutes of meetings and regulatory filings that Wells Fargo is required to retain. Notwithstanding anything herein to the contrary, any party to this Agreement (and their employees, representatives, or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement (the "Transactions") and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that this sentence shall not permit any disclosure that otherwise is prohibited by this Agreement (i) until the earlier of (x) the date of the public announcement of discussions relating to the Transactions, (y) the date of the public announcement of the Transactions, and (z) the date of the execution of an agreement (with or without conditions) to enter into the Transactions; or (ii) if such disclosure would result in a violation of federal or state securities laws; or (iii) to the extent not related to the tax aspects of the transaction. Moreover, nothing in this paragraph 5(h) shall be construed to limit in any way any party's ability to consult any tax advisor regarding the tax treatment or tax structure of the Transactions.

          (i)  Merger Filings. Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the Washington Business Corporation Act.

          (j)  Delivery of Closing Documents. Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

         (k)  Public Disclosure. Wells Fargo shall consult with Company as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

          (l)  Notice of Regulatory Approvals. Wells Fargo shall give Company notice of receipt of the regulatory approvals referred to in paragraph 7(e).

        (m)  Indemnification; Directors and Officers Insurance. With respect to the indemnification of directors and officers, Wells Fargo agrees as follows:

            (i)  Following the Effective Date of the Merger, Wells Fargo shall indemnify, defend and hold harmless any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Company or any Company Subsidiary (an "Indemnified Party" and, collectively, the "Indemnified Parties"), to the same extent as Company is obligated to indemnify, defend and hold harmless the Indemnified Parties in Company's articles of incorporation or bylaws or similar governing documents of any Company Subsidiary, as applicable in the particular case and as in effect on the date hereof, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger. Nothing contained in this paragraph 5(m)(i) shall be deemed to preclude the liquidation, consolidation, or merger of Company or any Company Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Company, Wells Fargo shall guarantee, to the extent of the net asset value of Company or any Company Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Company or any Company Subsidiary to the extent of indemnification obligations of Company and the Company Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(m)(i), nothing contained in this Agreement shall require Wells Fargo to indemnify any person who was a director or officer of Company or any Company Subsidiary to a greater extent than Company or any Company Subsidiary is, as of the date of this Agreement, required to indemnify any such person;

           (ii)  any Indemnified Party wishing to claim indemnification under paragraph 5(m)(i), upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before or after the Effective Time of the Merger) (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (B) such Indemnified Party shall cooperate in the defense of any such matter;

          (iii)  for a period of three years after the Effective Time of the Merger, Wells Fargo shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Company (provided that Wells Fargo may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred before the Effective Time of the Merger; provided, however, that in no event shall Wells Fargo be obligated to expend, in order to maintain or provide insurance coverage pursuant to this paragraph 5(m)(iii), any amount per annum in excess of 300% of the amount of the annual premiums paid as of the date hereof by Company for such insurance (the "Maximum Amount") and provided further that, prior to the Effective Time of the Merger, Company shall notify the appropriate directors' and officers' liability insurers of the Merger and of all pending or threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Indemnified Party, or circumstances likely to give rise thereto to the extent known to the Company, in accordance with terms and conditions of the applicable policies. If the amount of the annual premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, Wells Fargo shall use reasonable efforts to maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the Maximum Amount;

          (iv)  if Wells Fargo or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Wells Fargo shall assume the obligations set forth in this paragraph 5(m); and

           (v)  the provisions of this paragraph 5(m) are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

         (n)  Wells Fargo shall (i) register under the Securities Act on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) all shares of Wells Fargo Stock issuable pursuant to the Substitute Options, (ii) cause such shares to be authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange, and (iii) reserve a sufficient number of such shares for issuance upon such exercise.

        6.    Conditions Precedent to Obligation of Company.    The obligation of Company to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by Company:

         (a)  Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole as if made at the Time of Filing.

         (b)  Performance of Wells Fargo Obligations. Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

         (c)  Wells Fargo Compliance Certificate. Company shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

         (d)  Shareholder Approvals. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Washington Business Corporation Act.

         (e)  Governmental Approvals. Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

          (f)  No Restraining Order, Etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (g)  Shares Authorized for Listing. The shares of Wells Fargo Common Stock to be issued to the stockholders of Company pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

         (h)  Tax Opinion. Company shall have received an opinion, dated the Closing Date, of counsel to Company, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a) of the Code; (ii) no gain or loss will be recognized by the holders of Company Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the shareholders of Company will be the same as the basis of Company Common Stock exchanged therefor; and (iv) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of Company will include the holding period of the Company Common Stock, provided such shares of Company Common Stock were held as a capital asset as of the Effective Time of the Merger.

          (i)  Registration Statement Effective; No Stop Order, Etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

          (j)  Fairness Opinion. Prior to the mailing of the Proxy Statement, Company and the Board of Directors of Company shall have received an opinion of Keefe, Bruyette and Woods, Inc. addressed to Company and the Board of Directors of Company, and for their exclusive benefit, for inclusion in said Proxy Statement and dated effective as of the date of mailing of such Proxy Statement, based on such matters as of Keefe, Bruyette and Woods, Inc. deems appropriate or necessary, to the effect that the consideration to be received by stockholders of Company pursuant to the Merger is fair from a financial point of view. Company shall promptly provide a copy of such opinion to Wells Fargo upon receipt.

         (k)  No Material Adverse Change. Since December 31, 2002, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Wells Fargo and the Wells Fargo Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

        7.    Conditions Precedent to Obligation of Wells Fargo.    The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

         (a)  Representations and Warranties. Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Company and the Company Subsidiaries taken as a whole as if made at the Time of Filing.

         (b)  Performance of Company Obligations. Company shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

         (c)  Shareholder Approvals. This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Company required for approval of a plan of merger in accordance with the provisions of Company's Articles of Incorporation and the Washington Business Corporation Act.

         (d)  Company's Compliance Certificate. Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Company, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

         (e)  Governmental Approvals. Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Company or any Company Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo.

          (f)  Consents, Authorizations, Etc. Obtained. Company and each Company Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Company's or such Company Subsidiary's business required for the consummation of the Merger, and Company and each Company Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

         (g)  No Restraining Order, etc. No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

         (h)  Number of Outstanding Shares. At any time since the date hereof the total number of shares of Company Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Company Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents shall not have exceeded 18,656,804.

          (i)  Registration Statement Effective; No Stop Order, etc.; Blue Sky Authorizations Received. The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

          (j)  No Casualty Losses, Etc. Company and the Company Subsidiaries considered as a whole shall not have sustained from the date of this Agreement any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance which has had and could reasonably be expected to have a material adverse effect upon Company and its subsidiaries.

         (k)  No Environmental Liability. There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Company or any Company Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, which has had or could reasonably be expected to have a material adverse effect upon Company and its subsidiaries taken as a whole.

        (l)    No Material Adverse Change. Since December 31, 2002, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Company and the Company Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

        (m)  Resignations. Company shall have delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

        (n)   Comfort Certificate. Wells Fargo shall have received from the Chief Executive Officer and Chief Financial Officer of Company a letter, dated as of the effective date of the Registration Statement and updated as of the Closing Date, to the effect that:

            (i)  the interim quarterly consolidated financial statements of Company included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited consolidated financial statements of Company;

           (ii)  from the date of the most recent unaudited consolidated financial statements of Company and the Company Subsidiaries as may be included in the Registration Statement to a date 5 days prior to the effective date of the Registration Statement and to a date 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Company and the Company Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (iii)  they are responsible for establishing and maintaining internal controls;

          (iv)  they have designated such internal controls to ensure that material information relating to the Company and its consolidated subsidiaries is made known to them by others within those entities, particularly during the period in which the periodic reports are being prepared;

           (v)  they have evaluated the effectiveness of the Company's internal controls as of a date within 90 days prior to the report;

         (vii)  they have presented in the report their conclusions about the effectiveness of their internal controls based on their evaluation as of that date;

        (viii)  they have disclosed to the Company's auditors and the audit committee of the board of directors (or persons fulfilling the equivalent function):

            (A)  all significant deficiencies in the design or operation of internal controls that could adversely affect the Company's ability to record, process, summarize, and report financial data and have identified for the Company's auditors any material weaknesses in internal controls; and

            (B)  to the best of their knowledge, any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

         (o)  Corporate Documentation. Company shall have delivered the following to Wells Fargo no later than the Closing:

            (i)  with respect to Company and each of the Company Subsidiaries:

            (A)  Certified copies of the articles of incorporation and bylaws;

            (B)  Certificate of Good Standing, issued by the Secretary of State of the jurisdiction of incorporation of such entity within 10 days of the Closing;

            (C)  Stock certificates for all of the issued and outstanding capital stock of each direct and indirect Company Subsidiary; and

            (D)  Minute books for Company and each non-bank Company Subsidiary.

           (ii)  Definitive agreements and related documents for all acquisitions or divestitures pending between Company or any Company Subsidiary and any person and closing files for all acquisitions or divestitures completed between Company or any Company Subsidiary and any person.

         (p)  Consulting Agreements. Company shall have pre-paid all of its obligations under each consulting agreement entered into between Company and/or Pacific Northwest Bank and any employee or former employee of Bank of the Northwest ("Consulting Agreement") and each such Consulting Agreement shall have been terminated, without any further obligation to the Company or its successors in interest, effective as of at the Effective Time of the Merger.

        8.    Employee Benefit Plans.    Each person who is an employee of Company or any Company Subsidiary as of the Effective Date of the Merger ("Company Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

         (a)  Employee Welfare Benefit Plans. Each Company Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Care Plan and Wells Fargo Long Term Disability Plan) and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger but in any case no earlier than January 1, 2004 (the "Benefits Conversion Date"):

    Medical Plan
    Dental Plan
    Vision Plan
    Short Term Disability Plan
    Long Term Disability Plan
    Long Term Care Plan
    Flexible Benefits Plan
    Basic Group Life Insurance Plan

    Group Universal Life Insurance Plan
    Dependent Group Life Insurance Plan
    Business Travel Accident Insurance Plan
    Accidental Death and Dismemberment Plan
    Salary Continuation Pay Plan
    Paid Time Off Program

It is intended that the transition from Company's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo. Company Employees shall receive credit for years of service to Company, the Company Subsidiaries and any predecessors of Company or the Company Subsidiaries (to the extent credited under the vacation and short-term disability programs of Company) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan and Short Term Disability Plan. Company Employees shall be eligible for participation in the Wells Fargo Salary Continuation Pay Plan subject to any eligibility requirements applicable to such plans immediately following the Effective Time of the Merger; provided, however, that no Company Employee who is a participant in any Company severance or salary continuation plan that would provide such Company Employee with benefits after the Effective Time of the Merger or who has an employment, change in control or severance agreement with Company or any Company Subsidiary at the Effective Time of the Merger shall be eligible to participate in the Wells Fargo Salary Continuation Pay Plan until such Company Employee is no longer covered by such Company severance or salary continuation plan or employment agreement.

         (b)  Employee Retirement Benefit Plans.

Each Company Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the "401(k) Plan"), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Company and the Company Subsidiaries, or to any predecessor-in-interest of Company or the Company Subsidiaries to the extent such service is currently given credit under the existing Company 401(k) plan) for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k) Plan, and shall enter the 401(k) Plan no later than the Benefits Conversion Date.

Each Company Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan (the "Cash Balance Plan") under the terms thereof, subject to any eligibility requirements applicable to the Cash Balance Plan (with full credit for years of past service to Company and the Company Subsidiaries, to the extent credited under the Company's ESOP/Money Purchase Pension Plan, for the purpose of satisfying any eligibility and vesting periods applicable to the Cash Balance Plan but not with respect to calculating compensation credits under the Cash Balance Plan), and shall enter the Cash Balance Plan as of the Benefits Conversion Date.

Each Company Employee shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Company and the Company Subsidiaries for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

        9.    Termination of Agreement.

         (a)  This Agreement may be terminated at any time prior to the Time of Filing:

            (i)  by mutual written consent of the parties hereto;

           (ii)  by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by March 31, 2004 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii)  by Company or Wells Fargo upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

          (iv)  by either Wells Fargo or Company upon written notice to the other party if the Board of Directors of Company shall in good faith determine that a Takeover Proposal constitutes a Superior Proposal; provided, however, that Company shall not be permitted to terminate this Agreement pursuant to this paragraph 9(a)(iv) unless (i) it has not breached any covenant contained in paragraph 4(h) and (ii) it delivers to Wells Fargo simultaneously with such notice of termination the fee referred to in paragraph 9(c) below. As used in this Agreement; (i) "Takeover Proposal" means a bona fide proposal or offer by a person to make a tender or exchange offer, or to engage in a merger, consolidation or other business combination involving Company or to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, Company, and (ii) "Superior Proposal" means a bona fide proposal or offer made by a person to acquire Company pursuant to a tender or exchange offer, a merger, consolidation or other business combination or an acquisition of all or substantially all of the assets of Company and the Company Subsidiaries on terms which the Board of Directors of Company shall determine in good faith, after taking into account the advice of counsel, to be more favorable to Company and its shareholders than the transactions contemplated hereby; or

           (v)  by Wells Fargo upon written notice to Company if (A) the Board of Directors of Company fails to recommend, withdraws, or modifies in a manner materially adverse to Wells Fargo, its approval or recommendation of this Agreement, or the transactions contemplated hereby, (B) after an agreement to engage in or the occurrence of an Acquisition Event (as defined below) or after a third party shall have made a proposal to Company or Company's shareholders to engage in an Acquisition Event, the transactions contemplated hereby are not approved at the meeting of Company shareholders contemplated by paragraph 4(c), or (C) the meeting of Company shareholders contemplated by paragraph 4(c) is not held prior to December 15, 2003 and Company has failed to comply with its obligations under paragraph 4(c). "Acquisition Event" means any of the following: (i) a merger, consolidation or similar transaction involving Company or Pacific Northwest Bank ("Bank") or any successor to Company or Bank, (ii) a purchase, lease or other acquisition in one or a series of related transactions of assets of Company or any of the Company Subsidiaries representing 25% or more of the consolidated assets of Company and the Company Subsidiaries or (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or any similar transaction) in one or a series of related transactions of beneficial ownership of securities representing 25% or more of the voting power of Company or the Bank in each case with or by a person or entity other than Wells Fargo or an affiliate of Wells Fargo.

         (b)  Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

         (c)  If this Agreement is terminated pursuant to paragraphs 9(a)(iv) or 9(a)(v), and if terminated pursuant to paragraph 9(a)(iv) and prior thereto or within 12 months after such termination:

            (i)  Company or the Bank or any successor to Company or the Bank shall have entered into an agreement to engage in an Acquisition Event (as defined above) or an Acquisition Event shall have occurred; or

           (ii)  the Board of Directors of Company shall have authorized or approved an Acquisition Event or shall have publicly announced an intention to authorize or approve or shall have recommended that the shareholders of Company approve or accept any Acquisition Event, then Company shall promptly, but in no event later than five business days after the first of such events shall have occurred, pay Wells Fargo a fee equal to $30,000,000.

        10.    Expenses.    All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Company and Company Subsidiaries shall be borne by Company, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

        11.    Successors and Assigns.    This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

        12.    Third Party Beneficiaries.    Except as otherwise provided in paragraph 5(m) and 5(n) hereof with respect to indemnification and insurance of directors and officers and in paragraph 8 with respect to employee benefits, each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

        13.    Notices.    Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be (i) delivered in person, or (ii) shall be mailed by first class registered or certified mail, postage prepaid, or (iii) shall be sent by facsimile, or (iv) shall be sent by reputable overnight courier service addressed as follows:

    If to Wells Fargo:

      Wells Fargo & Company
      Wells Fargo Center
      MAC N9305-173
      Sixth and Marquette
      Minneapolis, Minnesota 55479
      Attention: Corporate Secretary
      (612) 667-6082

    If to Company:

      Pacific Northwest Bancorp
      1111 Third Avenue, Suite 250
      Seattle, WA 98101
      Attention: Patrick M. Fahey, Chairman & CEO
      (206) 623-3384

    With a copy to:

      Keller Rohrback L.L.P.
      1201 Third Avenue, Suite 250
      Seattle, WA 98101 - 3052
      Attention: Glen P. Garrison, Esq.
      (206) 623-3384

or to such other address with respect to a party as such party shall notify the other in writing as above provided. Notice shall be effective upon receipt.

        14.    Complete Agreement.    This Agreement, including the Exhibits and Schedules hereto, and the Merger Agreement contain the complete agreement between the parties hereto with respect to the

Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

        15.    Captions.    The captions contained in this Agreement and the Exhibits and Schedules hereto are for convenience of reference only and do not form a part of this Agreement or the Exhibits or Schedules.

        16.    Waiver and Other Action.    Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

        17.    Amendment.    At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Company shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

        18.    Governing Law.    This Agreement shall be construed and enforced in accordance with the laws of the State of Washington without regard to the conflict of laws provisions thereof.

        19.    Non-Survival of Representations and Warranties.    No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or, except as set forth in paragraph 9(b), the termination of this Agreement. Paragraphs 5(m), 5(n), 8 and 10 shall survive the Merger.

        20.    Counterparts.    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

WELLS FARGO & COMPANY			PACIFIC NORTHWEST BANCORP
By:	/s/ JOHN E. GANOE		By:	/s/ PATRICK M. FAHEY
	Name:	John E. Ganoe		Name:	Patrick M. Fahey
	Title:	Executive Vice President		Title:	Chairman and Chief Executive Officer

EXHIBIT A

AGREEMENT AND PLAN OF MERGER
Between
PACIFIC NORTHWEST BANCORP
a Washington corporation
(the surviving corporation)
 and
WELLS FARGO PNWB MERGER CO.
a Washington corporation
(the merged corporation)

        This Agreement and Plan of Merger (this "Agreement") dated as of            , 200            , between PACIFIC NORTHWEST BANCORP, a Washington corporation (hereinafter sometimes called "Company" and sometimes called the "surviving corporation") and WELLS FARGO PNWB MERGER CO., a Washington corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations").

        WHEREAS, Merger Co., a wholly-owned subsidiary of Wells Fargo & Company ("Wells Fargo"), was incorporated by Articles of Incorporation filed in the office of the Washington Secretary of State on                            , 2003, and said corporation is now a corporation subject to and governed by the provisions of the Washington Business Corporation Act. Merger Co. has authorized capital stock of            shares of common stock, without par value ("Merger Co. Common Stock"), of which            shares were outstanding as of the date hereof; and

        WHEREAS, Company was incorporated by Articles of Incorporation filed in the office of the Washington Secretary of State on November 14, 1994 and said corporation is now a corporation subject to and governed by the provisions of the Washington Business Corporation Act. Company has authorized capital stock of 30,000,000 shares of common stock, without par value ("Company Common Stock") of which                        shares were outstanding as of the date hereof; and

        WHEREAS, Wells Fargo and Company are parties to an Agreement and Plan of Reorganization dated as of May     , 2003 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

        WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Company, with Company continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Washington Business Corporation Act, which statute permits such merger; and

        WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

        NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co. and Company, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Company pursuant to the laws of the State of Washington, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Company, the mode of carrying said merger into effect, the manner and basis of exchanging the shares of Company Common Stock for shares of common stock of Wells Fargo of the par value of $1 2/3 per share ("Wells Fargo Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

        FIRST: At the time of merger (as defined herein), Merger Co. shall be merged with and into Company, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be Pacific Northwest Bancorp.

        SECOND: The Articles of Incorporation of Company at the time of merger shall be amended as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until further amended according to law:

          [Amend to change number of directors, etc.]

        THIRD: The By-Laws of Company at the time of merger shall be amended as set forth below and, as so amended, shall be the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws:

          [Amend to change number of directors, etc.]

        FOURTH: The number of directors of the surviving corporation shall be three and the persons named below shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

        FIFTH: The persons named below shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

        SIXTH: The manner and basis of converting the shares of Company Common Stock into whole shares of Wells Fargo Common Stock (and cash in lieu of fractional share interests) shall be as follows:

    1.    Each of the shares of Company Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' appraisal rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into the right to receive the number of shares of Wells Fargo Common Stock determined by dividing $35 by the Wells Fargo Measurement Price. The "Wells Fargo Measurement Price" is defined as the average of the closing prices of a share of Wells Fargo Common Stock on the New York Stock Exchange only, as reported by Bloomberg LP, for each of the 20 consecutive trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of the Reorganization Agreement.

    2.    As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of Company Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Wells Fargo Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate or direct registration statements representing the number of whole shares of Wells Fargo Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Company Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for Company Common Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Wells Fargo Common Stock issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

    3.    If between the date of the Reorganization Agreement and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Wells Fargo Common Stock, if any, into which a share of Company Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of Company Common Stock shall be converted will equal the number of shares of Wells Fargo Common Stock which the holders of shares of Company Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

    4.    No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported on the New York Stock Exchange only as reported by Bloomberg, LP for each of the five (5) trading days ending on the date immediately preceding the meeting of shareholders of Company held to vote on the plan of merger.

    5.    Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of the surviving corporation after the time of merger.

    SEVENTH: The merger provided for by this Agreement shall be effective as follows:

    1.    The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Washington Secretary of State; provided, however, that all of the following actions shall have been taken in the following order:

      a.    This Agreement shall be approved and adopted on behalf of Merger Co. and Company in accordance with the Washington Business Corporation Act; and

      b.    Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Washington Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the

      Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of Company and by the Secretary or an Assistant Secretary of Company, and shall be filed in the office of the Washington Secretary of State in accordance with the Washington Business Corporation Act.

    2.    The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

    EIGHTH: At the time of merger:

    1.    The separate existence of Merger Co. shall cease, and the corporate existence and identity of Company shall continue as the surviving corporation.

    2.    The merger shall have the other effects prescribed by Section 23B.11.060 of the Washington Business Corporation Act.

    NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

    1.    The registered office of the surviving corporation in the State of Washington shall be 1010 Union Avenue SE, Olympia, WA 98501, and the name of the registered agent of Company at such address is Corporation Service Company.

    2.    If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Company and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

    3.    For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

    4.    This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Washington.

    5.    This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

    6.    At any time prior to the filing of Articles of Merger with the Washington Secretary of State, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

PACIFIC NORTHWEST BANCORP
By:
Its:
(Corporate Seal)
Attest:
Secretary
WELLS FARGO PNWB MERGER CO.
By:
Its:
(Corporate Seal)
Attest:
Secretary

EXHIBIT B

Wells Fargo & Company
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026

Attn: Secretary

Gentlemen:

        I have been advised that I might be considered to be an "affiliate", as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), of Pacific Northwest Bancorp, a Washington corporation ("Company").

        Pursuant to an Agreement and Plan of Reorganization, dated as of May     , 2003, (the "Reorganization Agreement"), between Company and Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), it is contemplated that a wholly-owned subsidiary of Wells Fargo will merge with and into Company (the "Merger") and, as a result of such Merger, I will receive in exchange for each share of Common Stock, without par value, of Company ("Company Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement) a number of shares of Common Stock, par value $1 2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), as more specifically set forth in the Reorganization Agreement.

        I hereby agree as follows:

        I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that in the opinion of counsel in form and substance reasonably satisfactory to Wells Fargo, which opinion may rely on a "no action" letter obtained by me from the staff of the Securities and Exchange Commission, that such transaction will not violate or is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

        I consent to the endorsement of the certificates representing the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

        I understand that Wells Fargo's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock unless the transfer has been effected in compliance with the terms of this letter agreement.

        It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer order shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of

Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of the disposition of the Stock an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder) and Wells Fargo has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel acceptable to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required.

        I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Company Common Stock, Wells Fargo Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for Company.

Sincerely,

APPENDIX B

         OPINION OF KEEFE, BRUYETTE & WOODS, INC.

[KEEFE, BRUYETTE & WOODS, INC. LETTERHEAD]

[Form of Fairness Opinion—Subject to Completion]

[    •    ], 2003

The Board of Directors
Pacific Northwest Bancorp
1111 Third Avenue, Suite 250
Seattle, WA 98101

Members of the Board:

        You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the shareholders of Pacific Northwest Bancorp ("Pacific") of the terms of the proposed merger of Pacific with and into a subsidiary of Wells Fargo & Company ("Wells Fargo"). Pursuant to the terms of the Agreement and Plan of Merger dated as of May 19, 2003 (the "merger agreement"), and subject to the terms and conditions therein, each issued and outstanding share of common stock, no par value, of Pacific ("Pacific common stock") shall be converted into, following the effective time of the merger, the right to receive the per share merger consideration.

        For purposes of this opinion, the per share merger consideration to be paid by Wells Fargo for each outstanding shares of Pacific common stock is $35 in value of Wells Fargo common stock, $1 2/3 par value, with the share exchange ratio to be determined as provided in the merger agreement. The terms and conditions of the merger are more fully set forth in the merger agreement.

        You have asked for KBW's opinion as to whether the merger consideration is fair, from a financial point of view, to the holders of Pacific common stock. In arriving at the opinion set forth below, KBW has, among other things:

  a)
  reviewed and analyzed certain publicly available financial statements for Pacific and Wells Fargo and financial information made available to us by the management of Pacific;

  b)
  analyzed certain internal financial statements, including financial projections, and other financial and operating data prepared by the management of Pacific;

  c)
  discussed the past, present and future operations, financial condition and prospects of Pacific and Wells Fargo with the senior management of the respective companies;

  d)
  reviewed the stock price performance and trading activity of Pacific common stock and Wells Fargo common stock;

  e)
  compared the financial performance and condition of Pacific and Wells Fargo with that of certain other comparable publicly traded companies;

  f)
  reviewed the financial terms, to the extent publicly available, of certain merger and acquisition transactions comparable, in whole or in part, to the merger;

  g)
  reviewed and discussed with the management of Pacific and Wells Fargo the strategic objectives of the merger and certain other benefits of the merger;

  h)
  reviewed the merger agreement; and

  i)
  performed such other analyses as we have deemed appropriate.

        In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of the assets or liabilities of Pacific or Wells Fargo or been furnished with any such evaluation or appraisal. We are not experts in the evaluation of allowances for loan losses, and we have neither made an independent evaluation of the adequacy of the allowances for loan losses of Pacific or Wells Fargo, nor have we reviewed any individual credit files of Pacific or Wells Fargo or been requested to conduct such a review, and, as a result, we have assumed that the respective allowances for loan losses for Pacific and Wells Fargo are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of Pacific or Wells Fargo. With respect to the financial and operating information, including without limitation financial forecasts, valuations of contingencies, projections regarding under-performing or non-performing assets, net charge-offs, adequacy of reserves, future economic conditions, and any expected synergies, furnished to or discussed with us by Pacific or Wells Fargo, we have assumed that all such information has been reasonably prepared and reflects the best currently available estimates and judgments of the senior management of Pacific and Wells Fargo as to the future financial and operating performance of Pacific, Wells Fargo or the combined entity, as the case may be, and the expected synergies.

        Our opinion is necessarily based upon market, economic and other conditions as in effect on, and on the information made available to us as of, the date hereof. For the purposes of rendering this opinion, we have assumed that the merger will be consummated substantially in accordance with the terms set forth in the merger agreement, including in all respects material to our analysis, that the representations and warranties of each party in the merger agreement and in all related documents and instruments (collectively, the "documents") that are referred to therein are true and correct, that each party to the documents will perform all of the covenants and agreements required to be performed by such party under such documents and that all conditions to the consummation of the merger will be satisfied without waiver thereof. We have also assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the future results of operations or financial condition of Pacific, Wells Fargo, or the combined entity, as the case may be, or on the contemplated benefits of the merger. We have further assumed that the merger will qualify as a tax-free reorganization for U.S. Federal income tax purposes.

        We have been retained by the Board of Directors of Pacific to act as financial advisor to Pacific in connection with the merger and will receive a fee from Pacific for our services, a significant portion of which is contingent upon the consummation of the merger. In addition, Pacific has agreed to indemnify us for certain liabilities arising out of our engagement. In addition, in the ordinary course of our business, we may trade Pacific common stock and Wells Fargo common stock and other securities of Wells Fargo and its affiliates for our own account and for the accounts of our customers, and, accordingly, may at any time hold long or short positions in such securities.

        This opinion is for the use and benefit of the Board of Directors of Pacific. It is further understood that this opinion will not be reproduced, summarized, described or referred to or given to any person without KBW's prior written consent. Our opinion does not address the relative merits of the underlying decision by Pacific to engage in the merger as compared to other business strategies that may be available or the effort of any other transaction in which Pacific might engage, and it does not constitute a recommendation to any shareholder of Pacific as to how such shareholder should vote on the proposed merger or any other matter related thereto.

        We have not considered, nor are we expressing any opinion herein with respect to, the prices at which Pacific common stock or Wells Fargo common stock will trade following the announcement of the merger or the price at which Wells Fargo common stock will trade following the consummation of the merger or at any time.

        Based upon and subject to the foregoing, KBW is of the opinion that, as of the date hereof, the merger consideration is fair, from a financial point of view, to the holders of Pacific common stock.

Very truly yours,
Keefe, Bruyette & Woods, Inc.

APPENDIX C

         CHAPTER 13 OF THE WASHINGTON BUSINESS
CORPORATION ACT—DISSENTERS' RIGHTS

        Chapter 13 of the Washington Business Corporation Act—Dissenters' Rights

RCW 23B.13.010 Definitions. As used in this chapter:

         (1)  "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

         (2)  "Dissenter" means a shareholder who is entitled to dissent from corporate action under RCW 23B.13.020 and who exercises that right when and in the manner required by RCW 23B.13.200 through 23B.13.280.

         (3)  "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the effective date of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

         (4)  "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

         (5)  "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

         (6)  "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

         (7)  "Shareholder" means the record shareholder or the beneficial shareholder.

RCW 23B.13.020 Right to dissent.

         (1)  A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

           (a)  Consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by RCW 23B.11.030, 23B.11.080, or the articles of incorporation and the shareholder is entitled to vote on the merger, or (ii) if the corporation is a subsidiary that is merged with its parent under RCW 23B.11.040;

           (b)  Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

           (c)  Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

           (d)  An amendment of the articles of incorporation that materially reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under RCW 23B.06.040; or

           (e)  Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

         (2)  A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action fails to comply with the procedural requirements imposed by this title, RCW 25.10.900 through 25.10.955, the articles of incorporation, or the bylaws, or is fraudulent with respect to the shareholder or the corporation.

         (3)  The right of a dissenting shareholder to obtain payment of the fair value of the shareholder's shares shall terminate upon the occurrence of any one of the following events:

           (a)  The proposed corporate action is abandoned or rescinded;

           (b)  A court having jurisdiction permanently enjoins or sets aside the corporate action; or

           (c)  The shareholder's demand for payment is withdrawn with the written consent of the corporation.

RCW 23B.13.030 Dissent by nominees and beneficial owners.

         (1)  A record shareholder may assert dissenters' rights as to fewer than all the shares registered in the shareholder's name only if the shareholder dissents with respect to all shares beneficially owned by any one person and delivers to the corporation a notice of the name and address of each person on whose behalf the shareholder asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the dissenter dissents and the dissenter's other shares were registered in the names of different shareholders.

         (2)  A beneficial shareholder may assert dissenters' rights as to shares held on the beneficial shareholder's behalf only if:

           (a)  The beneficial shareholder submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights, which consent shall be set forth either (i) in a record or (ii) if the corporation has designated an address, location, or system to which the consent may be electronically transmitted and the consent is electronically transmitted to the designated address, location, or system, in an electronically transmitted record; and

           (b)  The beneficial shareholder does so with respect to all shares of which such shareholder is the beneficial shareholder or over which such shareholder has power to direct the vote.

RCW 23B.13.200 Notice of dissenters' rights.

         (1)  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

         (2)  If corporate action creating dissenters' rights under RCW 23B.13.020 is taken without a vote of shareholders, the corporation, within ten days after the effective date of such corporate action, shall deliver a notice to all shareholders entitled to assert dissenters' rights that the action was taken and send them the notice described in RCW 23B.13.220.

RCW 23B.13.210 Notice of intent to demand payment.

         (1)  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights must (a) deliver to the corporation before the vote is taken notice of the shareholder's intent to demand payment for the shareholder's shares if the proposed action is effected, and (b) not vote such shares in favor of the proposed action.

         (2)  A shareholder who does not satisfy the requirements of subsection (1) of this section is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.220 Dissenters' rights—Notice.

         (1)  If proposed corporate action creating dissenters' rights under RCW 23B.13.020 is authorized at a shareholders' meeting, the corporation shall deliver a notice to all shareholders who satisfied the requirements of RCW 23B.13.210.

         (2)  The notice must be sent within ten days after the effective date of the corporate action, and must:

           (a)  State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

           (b)  Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

           (c)  Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not the person acquired beneficial ownership of the shares before that date;

           (d)  Set a date by which the corporation must receive the payment demand, which date may not be fewer than thirty nor more than sixty days after the date the notice in subsection (1) of this section is delivered; and

           (e)  Be accompanied by a copy of this chapter.

RCW 23B.13.230 Duty to demand payment.

         (1)  A shareholder sent a notice described in RCW 23B.13.220 must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to RCW 23B.13.220(2)(c), and deposit the shareholder's certificates, all in accordance with the terms of the notice.

         (2)  The shareholder who demands payment and deposits the shareholder's share certificates under subsection (1) of this section retains all other rights of a shareholder until the proposed corporate action is effected.

         (3)  A shareholder who does not demand payment or deposit the shareholder's share certificates where required, each by the date set in the notice, is not entitled to payment for the shareholder's shares under this chapter.

RCW 23B.13.240 Share restrictions.

         (1)  The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is effected or the restriction is released under RCW 23B.13.260.

         (2)  The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until the effective date of the proposed corporate action.

RCW 23B.13.250 Payment.

         (1)  Except as provided in RCW 23B.13.270, within thirty days of the later of the effective date of the proposed corporate action, or the date the payment demand is received, the corporation shall pay each dissenter who complied with RCW 23B.13.230 the amount the corporation estimates to be the fair value of the shareholder's shares, plus accrued interest.

         (2)  The payment must be accompanied by:

           (a)  The corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

           (b)  An explanation of how the corporation estimated the fair value of the shares;

           (c)  An explanation of how the interest was calculated;

           (d)  A statement of the dissenter's right to demand payment under RCW 23B.13.280; and

           (e)  A copy of this chapter.

RCW 23B.13.260 Failure to take action.

         (1)  If the corporation does not effect the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release any transfer restrictions imposed on uncertificated shares.

         (2)  If after returning deposited certificates and releasing transfer restrictions, the corporation wishes to undertake the proposed action, it must send a new dissenters' notice under RCW 23B.13.220 and repeat the payment demand procedure.

RCW 23B.13.270 After-acquired shares.

         (1)  A corporation may elect to withhold payment required by RCW 23B.13.250 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

         (2)  To the extent the corporation elects to withhold payment under subsection (1) of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of the dissenter's demand. The corporation shall send with its offer an explanation of how it estimated the fair value of the shares, an explanation of how the interest was calculated, and a statement of the dissenter's right to demand payment under RCW 23B.13.280.

RCW 23B.13.280 Procedure if shareholder dissatisfied with payment or offer.

         (1)  A dissenter may deliver a notice to the corporation informing the corporation of the dissenter's own estimate of the fair value of the dissenter's shares and amount of interest due, and demand payment of the dissenter's estimate, less any payment under RCW 23B.13.250, or reject the corporation's offer under RCW 23B.13.270 and demand payment of the dissenter's estimate of the fair value of the dissenter's shares and interest due, if:

           (a)  The dissenter believes that the amount paid under RCW 23B.13.250 or offered under RCW 23B.13.270 is less than the fair value of the dissenter's shares or that the interest due is incorrectly calculated;

           (b)  The corporation fails to make payment under RCW 23B.13.250 within sixty days after the date set for demanding payment; or

           (c)  The corporation does not effect the proposed action and does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

         (2)  A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter's demand in writing under subsection (1) of this section within thirty days after the corporation made or offered payment for the dissenter's shares.

RCW 23B.13.300 Court action.

         (1)  If a demand for payment under RCW 23B.13.280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty-day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

         (2)  The corporation shall commence the proceeding in the superior court of the county where a corporation's principal office, or, if none in this state, its registered office, is located. If the corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

         (3)  The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled, parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

         (4)  The corporation may join as a party to the proceeding any shareholder who claims to be a dissenter but who has not, in the opinion of the corporation, complied with the provisions of this chapter. If the court determines that such shareholder has not complied with the provisions of this chapter, the shareholder shall be dismissed as a party.

         (5)  The jurisdiction of the court in which the proceeding is commenced under subsection (2) of this section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

         (6)  Each dissenter made a party to the proceeding is entitled to judgment (a) for the amount, if any, by which the court finds the fair value of the dissenter's shares, plus interest, exceeds the amount paid by the corporation, or (b) for the fair value, plus accrued interest, of the dissenter's after-acquired shares for which the corporation elected to withhold payment under RCW 23B.13.270.

RCW 23B.13.310 Court costs and counsel fees.

         (1)  The court in a proceeding commenced under RCW 23B.13.300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under RCW 23B.13.280.

         (2)  The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

           (a)  Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of RCW 23B.13.200 through 23B.13.280; or

           (b)  Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by chapter 23B.13 RCW.

         (3)  If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

  (a)
  Exhibits. See Exhibit Index.

  (b)
  Financial Statement Schedules. Not Applicable.

  (c)
  Report, Opinion or Appraisal. See Exhibits 5.1 and 8.1

Item 22. Undertakings.

  (a)
  The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)   The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

        (d)   The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (e)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (f)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (g)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on July 22, 2003.

WELLS FARGO & COMPANY
By:	/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on July 22, 2003 by the following persons in the capacities indicated:

/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich	President and Chief Executive Officer (Principal Executive Officer)
/s/ HOWARD I. ATKINS Howard I. Atkins	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
/s/ RICHARD D. LEVY Richard D. Levy	Senior Vice President and Controller (Principal Accounting Officer)
J.A. BLANCHARD III SUSAN E. ENGEL ENRIQUE HERNANDEZ, JR. ROBERT L. JOSS REATHA CLARK KING RICHARD M. KOVACEVICH RICHARD D. McCORMICK	) ) ) ) ) ) )	CYNTHIA H. MILLIGAN BENJAMIN F. MONTOYA PHILIP J. QUIGLEY DONALD B. RICE JUDITH M. RUNSTAD SUSAN G. SWENSON MICHAEL W. WRIGHT	) ) ) ) ) ) )	A majority of the Board of Directors*

*
Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

/s/ RICHARD M. KOVACEVICH Richard M. Kovacevich Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Description
2.1	Agreement and Plan of Reorganization, dated as of May 19, 2003, by and between Pacific Northwest Bancorp and Wells Fargo & Company, and form of related agreement and plan of merger to be entered into between Pacific Northwest Bancorp and Wells Fargo PNWB Merger Co., included as Appendix A in the accompanying proxy statement-prospectus.
3.1
Restated Certificate of Incorporation, incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated June 28, 1993. Certificates of Amendment of Certificate of Incorporation, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated July 3, 1995 (authorizing preference stock), Exhibits 3(b) and 3(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 (changing the Registrant's name and increasing authorized common and preferred stock, respectively), and Exhibit 3(b) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2001 (increasing authorized common stock).
3.2
Certificate of Change of Location of Registered Office and Change of Registered Agent, incorporated by reference to Exhibit 3(b) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.
3.3
Certificate of Designations for the Registrant's 1995 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.
3.4
Certificate Eliminating the Certificate of Designations for the Registrant's Cumulative Convertible Preferred Stock, Series B, incorporated by reference to Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated November 1, 1995.
3.5
Certificate Eliminating the Certificate of Designations for the Registrant's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 20, 1996.
3.6
Certificate of Designations for the Registrant's 1996 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 26, 1996.
3.7
Certificate of Designations for the Registrant's 1997 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 14, 1997.
3.8
Certificate of Designations for the Registrant's 1998 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 20, 1998.
3.9
Certificate of Designations for the Registrant's Adjustable Cumulative Preferred Stock, Series B, incorporated by reference to Exhibit 3(j) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.
3.10
Certificate of Designations for the Registrant's 1999 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated April 21, 1999.
3.11
Certificate of Designations for the Registrant's 2000 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3(o) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000.

3.12
Certificate of Designations for the Registrant's 2001 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 17, 2001.
3.13
Certificate of Designations for the Registrant's 2002 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 16, 2002.
3.14
Certificate of Designations for the Registrant's 2003 ESOP Cumulative Convertible Preferred Stock, incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K dated April 15, 2003.
3.15
Certificate Eliminating the Certificate of Designations for the Registrant's Series A Junior Participating Preferred Stock, incorporated by reference to Exhibit 3(a) to the Registrant's Current Report on Form 8-K dated April 21, 1999.
3.16	By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.
4.1	See Exhibits 3.1 through 3.16.
5.1	Opinion of Robert J. Kaukol as to the legality of the shares to be issued (including consent).
8.1*	Opinion of Keller Rohrback L.L.P. regarding tax matters (including consent).
23.1	Consent of Robert J. Kaukol (included in Exhibit 5.1)
23.2*	Consent of Keller Rohrback L.L.P. (included in Exhibit 8.1)
23.3	Consent of KPMG LLP relating to the audited consolidated financial statements of Wells Fargo & Company and Subsidiaries
23.4	Consent of Ernst & Young relating to the audited consolidated financial statements of Pacific Northwest Bancorp and subsidiaries
24.1	Powers of Attorney.
99.1*	Form of proxy for special meeting of shareholders of Pacific Northwest Bancorp
99.2	Consent of Keefe, Bruyette & Woods, Inc., included in Appendix B to the accompanying proxy statement-prospectus.

*
To be filed by amendment.